UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

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TELEPHONE AND DATA SYSTEMS, INC. 30 North LaSalle Street Suite 4000 Chicago, Illinois 60602 Phone: (312) 630-1900
April 6, 2022

Dear Shareholders
You are cordially invited to attend the 2022 annual meeting of shareholders (2022 Annual Meeting) of Telephone and Data Systems, Inc. (TDS) on Thursday, May 19, 2022, at 9:00 a.m., central time, at Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois. Due to health and safety considerations related to COVID-19, in-person attendance at the 2022 Annual Meeting will require proof of either vaccination or a negative COVID-19 test result from within 72 hours of the commencement of the 2022 Annual Meeting.
The formal Notice of the 2022 Annual Meeting of Shareholders and Proxy Statement (2022 Proxy Statement) of our Board of Directors is attached. Also enclosed is our 2021 Annual Report to Shareholders (2021 Annual Report). At our 2022 Annual Meeting, shareholders are being asked to take the following actions:
1.     elect the director nominees named in the attached 2021 Proxy Statement;
2.     ratify the selection of independent registered public accountant for the current fiscal year;
3.     approve the TDS 2022 Long-Term Incentive Plan which would authorize 5 million Common Shares for issuance under the plan;
4.     approve, on an advisory basis, the compensation of our named executive officers as disclosed in the attached 2022 Proxy Statement (commonly known as "Say-on-Pay"); and
5.     consider a proposal submitted by a shareholder.
Your Board of Directors recommends a vote "FOR" its nominees for election as directors, "FOR" the proposal to ratify accountants, "FOR" the TDS 2022 Long-Term Incentive Plan, "FOR" approval of the Say-on-Pay proposal, and "AGAINST" the proposal submitted by a shareholder.
Although we intend to hold the meeting in person, we are actively monitoring the COVID-19 situation and are sensitive to the public health and travel concerns of our shareholders. In the event that it is not possible or advisable to hold the meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing the notice as Definitive Additional Materials with the Securities and Exchange Commission.
We would like to have as many shareholders as possible represented at the 2022 Annual Meeting. Therefore, whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card(s), or vote on the Internet in accordance with the instructions set forth on the proxy card(s).

Very truly yours,

LeRoy T. Carlson, Jr. President and Chief Executive Officer	Walter C. D. Carlson Chairman of the Board

Dear Shareholders,
The TDS Family of Companies made progress on our long-term strategic goals in 2021, as we worked to meet the needs of our shareholders, our people, and our communities. Supporting associate safety and well-being has remained a top priority throughout the pandemic as our businesses continue to provide critical communication and data services that customers and communities depend on. To position the company for long-term sustainability and growth, we are actively investing in our networks, services, and workforce to bring high-quality wireless and broadband technology to our customers.
UScellular In 2021, UScellular grew total service revenues, including core postpaid revenues, and generated positive momentum in the growth areas of our business—business and government, prepaid, and fixed wireless. Frontline associates persevered through a very challenging environment due to the ongoing pandemic and the associated requirements and restrictions. We made significant investments in our network to ensure we are providing high-quality connections in all our markets, especially those underserved by other carriers. We launched our “America’s Locally Grown Wireless” branding campaign, which is gaining traction and will continue to evolve.
In 2022, UScellular is focused on executing our mission of connecting our customers to the people and things that matter most to them. We will leverage our regionalization strategy to further enable a community-focused go-to-market approach and drive a deeper understanding of our customers. We will also continue to invest in business and government, with an emphasis on new distribution opportunities and ramping up sales efforts. In addition, we will aggressively pursue infrastructure, state, and local funding as part of our desire to bring better connectivity to underserved customers.
We are committed to increasing operational efficiency in 2022. Maintaining expense discipline through operational efficiency is crucial in achieving better returns on capital. We will continue our multi-year program to realize efficiencies in capital expenditures and operating costs.
UScellular’s multi-year network modernization program is on track as we offer 5G in portions of substantially all of our markets and will further expand our 5G footprint in 2022. Test trials using millimeter wave spectrum for fixed wireless access are continuing to validate network performance and customer experience. Our work deploying 5G millimeter wave technology positions us as an industry leader in delivering affordable high-speed connectivity to rural America while presenting exciting new business opportunities for UScellular.
TDS Telecom In 2021, TDS Telecom continued its transformation into a premier broadband provider, making significant progress in upgrading speeds and deploying fiber technology in both incumbent and expansion markets. TDS Telecom surpassed $1 billion in revenue and exceeded a half million total broadband connections in the year. In addition, TDS Telecom launched 2Gig broadband speeds in select markets and announced a goal of reaching approximately 1.2 million fiber service addresses by 2026.
In 2022, TDS Telecom will focus on executing our strategies as we continue to grow broadband market share in communities we serve and generate revenue growth. We will continue seeking out opportunities to improve customer experience and complement our robust product offerings, which include high-speed broadband, best-in-class Wi-Fi, and enhanced TDS TV+ video services.
OneNeck IT Solutions OneNeck IT Solutions improved its performance in 2021. Providing high quality services and a strong focus on customer experience helped drive high customer satisfaction. Continued growth in strategic services such as Microsoft, ReliaCloud and Security services, combined with cost efficiencies drove improvements in operating margin. OneNeck is leveraging these accomplishments in 2022 to drive strong business results and widen its customer base.
Creating long-term shareholder value At TDS, we seek to maintain a financially sound foundation for the enterprise so that each of our businesses can take advantage of growth opportunities to enhance their competitive positions and long-term returns. We continue to return value to our shareholders, primarily through our cash dividends, which have increased every year for the past 48 years.
Thank you to our shareholders and our debt holders for your continuing support of our long-term growth strategies.

LeRoy T. Carlson, Jr. President and Chief Executive Officer	Walter C. D. Carlson Chairman of the Board

2022 Proxy Statement Summary

Annual Meeting Information
Time and Date	May 19, 2022 at 9:00 a.m. central time
Place	Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois
Record Date	March 23, 2022
Webcast	investors.tdsinc.com
Strong Corporate Governance Practices
•Annual election of all directors
•Directors, officers and certain other employees prohibited from pledging or hedging shares
•Charter and bylaws can be amended by a simple majority vote
•The positions of Chairman of the Board and President/Chief Executive Officer are separate
•Guidelines recommending that TDS Directors serve on no more than three other public company boards
•Succession planning sessions are held at least annually
•Cybersecurity oversight by the full Board of Directors, the Audit Committee and the Technology Advisory Group
•Stock ownership requirements of three times the cash annual retainer for board members
•Annual self-assessment of board and its committees
Committee Practices
•Compensation Committee's charter expanded and name changed to Compensation and Human Resources Committee (CHRC)
•TDS has an entirely independent CHRC even though, as a controlled company, TDS is not required to do so
•In order to further tie pay to performance, the CHRC has continued to issue performance-based shares
•TDS has a Corporate Governance and Nominating Committee (CGNC) even though, as a controlled company, TDS is not required to do so. The CGNC operates in a manner that is intended to reflect good corporate governance and other best practices
Shareholder Engagement and Feedback
TDS has always had an open-door policy for its shareholders to meet with management. Our goal is ongoing engagement and we value the views and opinions of our shareholders.
TDS has also been conducting its annual shareholder engagement program with respect to corporate governance, Environmental, Social and Governance (ESG) and executive compensation since 2014. Feedback from those engagements have led to a number of changes including:
•Issuance of Performance Share Units
•Board refreshment
•Further development of our ESG program

Continue to develop ESG program
•Published inaugural ESG report
•Worked with independent third-party firm to conduct an assessment designed to identify and prioritize opportunities and challenges that are most important to stakeholders
•CHRC expanded to include oversight of human resources matters including talent development, social responsibility, executive succession planning, diversity, equity and inclusion, and culture
•Expanded CGNC charter to include oversight of corporate citizenship, social responsibility, environmental sustainability and political matters

Proposal 1—Director Nominees
Our Board of Directors has nominated 12 directors for election at the 2022 Annual Meeting (Proposal Item No. 1) beginning on page 5.
Each of the nominees brings a broad range of experiences and skills to provide effective oversight of the board. See biographies on pages 6-11. The Board of Directors unanimously recommends that you vote "FOR" the nominees.
i

Our 2022 Director Nominees

Name	Age	Gender	Race/Ethnicity	Director Since	Independent	Principal Occupation
James W. Butman**	64	M	W	2018		President and CEO, TDS Telecommunications LLC (TDS Telecom), a wholly-owned subsidiary of TDS
LeRoy T. Carlson, Jr.**	75	M	W	1968		President and CEO, TDS
Letitia G. Carlson, MD**	61	F	W	1996		Physician and Clinical Professor at George Washington University Medical Faculty Associates
Prudence E. Carlson**	70	F	W	2008		Private Investor
Walter C. D. Carlson**	68	M	W	1981		Partner at Sidley Austin LLP
Clarence A. Davis*	80	M	B	2009	x	Former Director and CEO of Nestor, Inc.
Kimberly D. Dixon**	59	F	W	2017	x	Former Executive Vice President and Chief Operating Officer at FedEx Office
Christopher D. O'Leary**	62	M	W	2006	x	Senior Advisor, Twin Ridge Capital Management
George W. Off*	75	M	W	1997	x	Former Chairman and CEO of Checkpoint Systems, Inc.
Wade Oosterman*	61	M	W	2019	x	President, Bell Media and Vice Chair, BCE & Bell
Laurent C. Therivel**	47	M	W	2020		President and CEO of United States Cellular Corp., a 82%-owned subsidiary of TDS
Dirk S. Woessner	53	M	W	N/A	x	CEO of CompuGroup Medical S.E. & Co. KgAA
* To be elected by Common Shares ** To be elected by Series A Common Shares
M - Male; F - Female; W - White; B - Black or African American

TDS believes a well-balanced board is composed of a mix of professional backgrounds, ages, diversity attributes and tenure.

Board composition based on record date

Managing the company for long-term sustainability and growth
TDS is controlled by the family that founded the Company over 50 years ago. While we understand this structure is not typical for public companies in the United States, it has provided TDS the ability to make investments that may have longer-term benefits for our customers and our other stakeholders, achieving business stability and a positive culture for our people.
The TDS Board is currently composed of 5 independent and 6 non-independent board members. We believe this board structure is appropriate given the specific characteristics and circumstances of TDS.

An Engaged Board in 2021

Average Tenure of Independent Directors

12 years

Overall Attendance at Board and Committee Meetings

97%

Number of Board Committee Meetings in 2021

Audit 8	CHRC 7	CGNC 5	TAG 3

Number of Board Meetings in 2021

9

Number of New Independent Directors added in the last 5 years

2

Independent Board Members and Nominees
The independent board members and nominees are all engaged, proven leaders that bring substantial experience, expertise and qualifications to the Board.

Name	Director Since	Audit	Comp and Human Resources	Corporate Governance and Nominating	Technology Advisory	Key Skills and Experience
Clarence A. Davis	2009	X	X			Financial Expertise Risk & Control Management ESG
Kimberly D. Dixon	2017		X		X	Sales & Marketing Industry Expertise Financial Expertise
Christopher D. O'Leary	2006	X	Chair		X	Sales & Marketing Risk & Control Management Other Public Company Board Expertise
George W. Off	1997	Chair		X	X	Financial Expertise Other Public Company Board Expertise Risk & Control Management
Wade Oosterman	2019	X	X			Industry Expertise Sales & Marketing Digital & Social Media
Dirk S. Woessner	N/A					Industry Expertise Sales & Marketing International Expertise

Proposal 2—Independent Public Accountant
As a matter of good corporate governance and consistent with our past practices, we are requesting shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. The Board of Directors and Audit Committee unanimously recommends that you vote "FOR" this proposal.

Proposal 3—Approve TDS 2022 Long-Term Incentive Plan
Management believes that equity awards align management's interest with those of shareholders. We are requesting shareholders to approve the TDS 2022 Long-Term Incentive Plan which would authorize 5 million additional Common Shares for issuance under the plan. The Board of Directors unanimously recommends that you vote "FOR" this proposal.

Proposal 4—Approve, on an advisory basis, the compensation of named executive officers ("Say on Pay")
Executive Compensation Programs
Our executive compensation programs are designed to attract and retain high quality executives. We believe that our compensation practices are transparent and reflect our commitment to align compensation with our business strategy and our short- and long-term performance.
Pay for Performance
Performance Share awards are an important part of our long-term equity mix. Return on Capital, Total Revenue and Relative Total Shareholder Return are measured over a three year performance period with a target opportunity in TDS Common shares equal to 0% to 200% based on performance.

Compensation Beliefs
•Compensation should be attractive and fiscally responsible
•Compensation is a mix of salary, cash bonuses and equity-based long-term incentive awards
•Link individual compensation with attainment of business unit and individual performance goals
•Compensation programs designed to motivate executive officers to act in the long-term interests of TDS
•CHRC utilizes services of both an independent compensation consultant (Compensation Strategies) and TDS' compensation consultant (Willis Towers Watson)
•Few perquisites
The Board of Directors unanimously recommends that you vote "FOR" this proposal.

Proposal 5—Shareholder Proposal
As required by the rules of the SEC, the 2022 Proxy Statement includes a proposal submitted by a shareholder of TDS calling for the Board of Directors to take steps to adopt a plan for all of TDS' outstanding stock to have one vote per share. The Board of Directors unanimously recommends that you vote "AGAINST" this proposal.
Communicating with Board of Directors
Any interested party with germane matters can communicate with an individual director or the full board of directors by contacting TDS' Corporate Secretary at the address below.
How can I Contact TDS' Corporate Secretary?
You can contact her at Jane W. McCahon, Corporate Secretary, Telephone and Data Systems, Inc., 30 N. LaSalle Street, Suite 4000, Chicago, IL 60602 or at jane.mccahon@tdsinc.com.
Governance Documents
Governance documents, such as the Corporate Governance Guidelines, the board committee charters, and the Officer & Director Code of Conduct can be found in the Corporate Governance section of investors.tdsinc.com.
These documents are also available at no cost by submitting a request in writing to the Corporate Secretary at the address above.
v

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT
TO THE SHAREHOLDERS OF
TELEPHONE AND DATA SYSTEMS, INC.
The 2022 Annual Meeting of Telephone and Data Systems, Inc., a Delaware corporation, will be held at Sidley Austin LLP, One South Dearborn, Chicago, Illinois on Thursday, May 19, 2022, at 9:00 a.m., central time for the following purposes:
1.     To elect the director nominees named in this proxy statement.
2.     To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2022.
3.     To approve the TDS 2022 Long-Term Incentive Plan which would authorize 5 million additional Common Shares for issuance under the plan.
4.     To approve, on an advisory basis, the compensation of our named executive officers as disclosed herein (commonly known as "Say-on-Pay").
5.     If properly presented at the 2022 Annual Meeting, to consider and vote upon a proposal submitted by a shareholder of TDS calling for the Board of Directors to take steps to adopt a plan for all of TDS' outstanding stock to have one vote per share.
6.     To transact such other business as may properly be brought before the meeting or any postponement, adjournment or recess thereof by or at the direction of the TDS Board of Directors.
Your Board of Directors recommends a vote "FOR" each of the nominees for election as directors, "FOR" the proposal to ratify accountants, "FOR" approval of the TDS 2022 Long-Term Incentive Plan, "FOR" approval of the Say-on-Pay proposal, and "AGAINST" the proposal submitted by a shareholder.
We have fixed the close of business on March 23, 2022, as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2022 Annual Meeting or any postponement, adjournment or recess thereof.
We are first sending this Notice of the 2022 Annual Meeting of Shareholders and 2022 Proxy Statement, together with our 2021 Annual Report, on or about April 6, 2022 to all stockholders who are receiving a paper copy of the proxy materials. We made arrangements to commence mailing a Notice of Internet Availability of Proxy Materials on or about April 6, 2022 to other shareholders as discussed below.
Due to health and safety considerations related to COVID-19, in-person attendance at the 2022 Annual Meeting will require proof of either vaccination or a negative COVID-19 test result from within 72 hours of the commencement of the 2022 Annual Meeting.
Although we intend to hold the meeting in person, we are actively monitoring the COVID-19 situation and are sensitive to the public health and travel concerns of our shareholders. In the event that it is not possible or advisable to hold the meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing the notice as Definitive Additional Materials with the Securities and Exchange Commission.

TELEPHONE AND DATA SYSTEMS, INC.
2022 PROXY STATEMENT

QUESTIONS AND ANSWERS
The following are questions and answers relating to the actions being taken at the 2022 Annual Meeting and do not include all of the information that may be important to you. You should carefully read this entire 2022 Proxy Statement and not rely solely on the following questions and answers.
What matters are being presented at the 2022 Annual Meeting?
A summary of the matters being presented and important voting information is provided below:

Voting Matters	Board's Recommendations	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes	Page Reference
1. Election of Directors • Four director nominees elected by holders of Common Shares • Eight director nominees elected by holders of Series A Common Shares	FOR all nominees	For or Withhold authority to vote for such director nominee	*	No effect	No effect	5
2. Ratify independent registered public accountants	FOR	For, Against, or Abstain	**	Will count as a vote against	N/A	20
3. Approve TDS 2022 Long-Term Incentive Plan	FOR	For, Against, or Abstain	**	Will count as a vote against	No effect	22
4. Approve, on an advisory basis, the compensation of named executive officers ("Say on Pay")	FOR	For, Against, or Abstain	**	Will count as a vote against	No effect	28
5. Proposal submitted by a shareholder	AGAINST	For, Against, or Abstain	**	Will count as a vote against	No effect	64
* Directors will be elected by a plurality of the votes cast by the class or group of shareholders entitled to vote in the election of such directors which are present in person or represented by proxy at the meeting.
** The approval of Proposals 2, 3, 4 and 5 will require the affirmative vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or represented by proxy at the meeting.
Proposal 1—Election of Directors
Under TDS' Restated Certificate of Incorporation, as amended, the terms of all incumbent directors will expire at the 2022 Annual Meeting.
Holders of Series A Common Shares, voting as a group, will be entitled to elect eight directors. Your Board of Directors has nominated the following persons for election by the holders of Series A Common Shares: James W. Butman, LeRoy T. Carlson, Jr., Letitia G. Carlson, MD, Prudence E. Carlson, Walter C. D. Carlson, Kimberly D. Dixon, Christopher D. O'Leary, and Laurent C. Therivel.
Holders of Common Shares will be entitled to elect four directors. Your Board of Directors has nominated the following persons for election by the holders of Common Shares: Clarence A. Davis, George W. Off, Wade Oosterman, and Dirk S. Woessner.
None of the nominees have been nominated pursuant to any agreement or other arrangement. Clarence A. Davis was initially nominated in 2009 by GAMCO Asset Management, Inc.
Proposal 2—Ratification of Independent Registered Public Accounting Firm for 2022
As a matter of good corporate governance and consistent with our past practices, shareholders are being asked to ratify PricewaterhouseCoopers LLP ("PwC") for the year ending December 31, 2022.
Proposal 3—TDS 2022 Long-Term Incentive Plan
Shareholders are being asked to approve the TDS 2022 Long-Term Incentive Plan which would authorize 5 million additional Common Shares for issuance under such plan.

Proposal 4—Advisory Vote on Executive Compensation or "Say-on-Pay"
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), at the 2022 Annual Meeting, shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers for 2021.
Proposal 5—Proposal Submitted by a Shareholder
In accordance with SEC rules, this 2022 Proxy Statement includes a proposal submitted by a shareholder of TDS calling for the Board of Directors to take steps to adopt a plan for all of TDS' outstanding stock to have one vote per share.
What is the record date for the meeting?
The close of business on March 23, 2022 is the record date for the determination of shareholders entitled to notice of, and to vote at, the 2022 Annual Meeting or any postponement, adjournment or recess thereof.
A complete list of shareholders entitled to vote at the 2022 Annual Meeting will be made available at the offices of TDS, 30 N. LaSalle Street, Suite 4000, Chicago, Illinois 60602, for examination by any shareholder, for any purpose germane to the 2022 Annual Meeting, during normal business hours in the ten days prior to the 2022 Annual Meeting.
How can I contact TDS' Corporate Secretary?
You can contact her at Jane W. McCahon, Corporate Secretary, Telephone and Data Systems, Inc., 30 N. LaSalle Street, Suite 4000, Chicago, Illinois 60602 or by email at jane.mccahon@tdsinc.com.
What shares of stock entitle holders to vote at the meeting?
The following classes of stock are entitled to vote at the meeting:
•Common Shares
•Series A Common Shares
The Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "TDS".
There is generally no public trading of the Series A Common Shares but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.
What is the voting power of the outstanding shares in the election of directors as the record date?

Class of Stock	Outstanding Shares	Votes per Share	Voting Power	Total Number of Directors Elected by Voting Group and Standing for Election
Series A Common Shares	7,331,089	10	73,310,890	8
Common Shares	107,307,418	1	107,307,418	4
Total Directors				12
The holders of Common Shares will vote separately for four directors while the holders of Series A Common Shares will vote for eight other directors.
Director Voting Sunset Provision
As noted above, holders of Series A Common Shares and Common Shares currently vote for separate directors. However, pursuant to the Restated Charter, if the number of Series A Common Shares issued and outstanding at any time falls below 500,000, because of the conversion of Series A Common Shares into Common Shares or otherwise, the holders of Series A Common Shares would lose the right to vote as a separate class and thereafter the holders of Series A Common Shares, with ten votes per share, and the holders of Common Shares, with one vote per share, would vote as a single class in the election of all directors.

What is the voting power of the outstanding shares in matters other than the election of directors as of the record date?

Class of Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	7,331,089	10	73,310,890	56.7%
Common Shares	107,307,418	0.521393	55,949,337	43.3%
			129,260,227	100%
Pursuant to the Restated Certificate of Incorporation for TDS (the "Restated Charter"), which effected a reclassification of TDS shares during 2012 (the "Reclassification"), the aggregate voting power of Series A Common Shares and Common Shares in matters other than the election of directors was set at approximately 56.7% and 43.3%, respectively. The initial percentages will be adjusted under certain circumstances, except that the aggregate voting percentage of the Series A Common Shares cannot increase above the initial fixed percentage voting power of approximately 56.7%. The percentage could decrease because of the conversion of Series A Common Shares into Common Shares.
Based on shares outstanding on March 23, 2022, the per share voting power of the Common Shares for the 2022 Annual Meeting is 0.521393 votes per share, calculated pursuant to Section B.9 of Article IV of the Restated Charter. See the Restated Charter which explains how the relative voting percentages are calculated.
Voting Power Sunset Provision
The aggregate voting power of Series A Common Shares in matters other than the election of directors can be adjusted but cannot increase above approximately 56.7%. The percentage could decrease because of the conversion of Series A Common Shares into Common Shares or otherwise. The Restated Charter has a sunset provision for voting in matters other than the election of directors because, if a sufficient number of Series A Common Shares are converted into Common Shares, the voting power of Series A Common Shares could decline below 50%.
How does the TDS Voting Trust intend to vote?
The Voting Trust under Agreement dated June 30, 1989, as amended (the "TDS Voting Trust"), held 7,016,544 Series A Common Shares on the record date, representing approximately 95.7% of the Series A Common Shares. By reason of such holding, the TDS Voting Trust had the voting power to elect all of the directors to be elected by the holders of Series A Common Shares and had approximately 54.3% of the voting power with respect to matters other than the election of directors. The TDS Voting Trust also held 6,214,149 Common Shares on the record date, representing approximately 5.8% of the Common Shares. By reason of such holding, the TDS Voting Trust had approximately 5.8% of the voting power with respect to the election of directors elected by the holders of Common Shares and an additional 2.5% of the voting power in matters other than the election of directors. Accordingly, the TDS Voting Trust had an aggregate of 56.8% of the voting power in matters other than the election of directors.
The TDS Voting Trust has advised us that it intends to vote:
•FOR the Board of Directors' nominees for election by the holders of Series A Common Shares, and FOR the Board of Directors' nominees for election by the holders of Common Shares,
•FOR the proposal to ratify the selection of PwC as our independent registered public accounting firm for 2022,
•FOR the TDS 2022 Long-Term Incentive Plan,
•FOR the Say-on-Pay proposal, and
•AGAINST the shareholder proposal.
How do I vote?
Proxies are being requested from the holders of Common Shares in connection with the election of four directors in Proposal 1 and in connection with Proposals 2, 3, 4 and 5.
Proxies are being requested from the holders of Series A Common Shares in connection with the election of eight directors in Proposal 1 and in connection with Proposals 2, 3, 4 and 5.
Please sign, date and mail your proxy card(s) in the enclosed self-addressed envelope to Proxy Services, c/o Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233-5000, or vote online using the control/identification number on your proxy card in accordance with the instructions set forth on the proxy card.
If you have not already voted your shares in advance of the meeting, or if you wish to change your prior vote, you will be able to vote your shares electronically during the annual meeting by clicking on the “Cast Your Vote” link on the Meeting Center site.

How will proxies be voted?
All properly voted and unrevoked proxies will be voted in the manner directed. If no voting direction is made, a properly submitted proxy will be voted FOR the election of the Board of Directors' nominees to serve as directors in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and AGAINST Proposal 5.
How will my shares be voted if I own shares through a broker?
If you are the beneficial owner of shares held in "street name" by a broker, bank, or other nominee ("broker"), such broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.
In the event that there are no contested matters at the meeting, the broker may be entitled to vote the shares on your behalf with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case such shares will be treated as "broker non-votes"). In general, the ratification of auditors is considered a discretionary item. Matters such as the election of directors, votes on Say-on-Pay and shareholder proposals are non-discretionary items. In such cases, if your broker does not have specific or standing instructions, your shares will be treated as broker non-votes and may not be voted on such matters.
Accordingly, we urge you to provide instructions to your broker so that your votes may be counted on all matters. If your shares are held in street name, your broker will include a voting instruction form with this 2022 Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form. Please return your voting instruction form to your broker and/or contact your broker to ensure that your shares are voted on your behalf.
What constitutes a quorum for the meeting?
A quorum is the minimum number of shares that must be represented at the Annual Meeting to conduct business at the Annual Meeting. A majority of the voting power of shares of capital stock in matters other than the election of directors and entitled to vote, represented in person or by proxy, will constitute a quorum to permit the 2022 Annual Meeting to proceed. Withheld votes, abstentions and any broker non-votes will be counted in establishing a quorum for the meeting.
In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or group issued and outstanding and entitled to vote with respect to such director election, present in person or represented by proxy, will constitute a quorum with respect to such election. If Series A Common Shares beneficially owned by the TDS Voting Trust are present in person or represented by proxy at the 2022 Annual Meeting, such shares will constitute a quorum at the 2022 Annual Meeting in connection with the election of directors by the holders of Series A Common Shares. If a quorum of the holders of Common Shares is not present at the time the 2022 Annual Meeting is convened, the chairman of the meeting or holders of a majority of the voting power in matters other than the election of directors may adjourn the Annual Meeting with respect to all proposals or only with respect to the election of directors by the holders of Common Shares.
With respect to Proposals 2, 3, 4 and 5 the holders of a majority of the votes of the stock issued and outstanding and entitled to vote with respect to such proposals, present in person or represented by proxy, will constitute a quorum at the 2022 Annual Meeting.
What does it mean if I receive more than one proxy card?
If you hold multiple series of shares, or hold shares in multiple registrations, you will receive a proxy card for each such account. Please sign, date, and return all proxy cards you receive to ensure all of your shares are counted. If you choose to vote by Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be voted at the 2022 Annual Meeting.
Can I change my vote or revoke my proxy?
Yes. You can change your vote or revoke your proxy at any time before it is voted at the 2022 Annual Meeting by written notice to the Secretary of TDS, by voting a later-dated proxy or by ballot at the meeting. Only the latest dated proxy card you vote will be counted for voting purposes.
Shareholder List
Shareholders must contact TDS’ Corporate Secretary to make arrangements to view the complete list of shareholders entitled to vote at the 2022 Annual Meeting. This examination by any shareholder, for any purpose germane to the 2022 Annual Meeting will only be during the 2022 Annual Meeting or during normal business hours in the ten-day period prior to the 2022 Annual Meeting.
Who should I call if I have any questions?
If you have any questions, or need assistance voting, please contact our proxy solicitor, MacKenzie Partners, Inc. Toll Free at (800) 322-2885, directly, at (212) 929-5500 or via email, at proxy@mackenziepartners.com.

PROPOSAL 1
ELECTION OF DIRECTORS
The terms of all incumbent directors will expire at the 2022 Annual Meeting. The Board of Directors' nominees are identified in the tables below. Each of the nominees has consented to be named and serve if elected. The term of office of each director elected at the 2022 Annual Meeting shall expire at the next annual meeting of shareholders in 2023, and each director elected shall serve until his or her successor shall be elected and qualify, or until his or her earlier death, resignation, removal or disqualification. The age of the following persons is as of the date of this 2022 Proxy Statement.
To be Elected by Holders of Common Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director Since
Clarence A. Davis	80	Director of TDS, Former Director and Chief Executive Officer of Nestor, Inc.; Former Chief Financial Officer and Chief Operating Officer of AICPA	2009
George W. Off	75	Director of TDS, Former Chairman and Chief Executive Officer of Checkpoint Systems, Inc.	1997
Wade Oosterman	61	Director of TDS, President, Bell Media and Vice Chair, BCE and Bell	2019
Dirk S. Woessner	53	CEO of CompuGroup Medical S.E. & Co. KgAA	N/A
Your Board of Directors unanimously recommends a vote "FOR" the election of each of the above nominees for election by the holders of Common Shares.
To be Elected by Holders of Series A Common Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director Since
James W. Butman	64	Director of TDS, President and Chief Executive Officer of TDS Telecom (a deemed executive officer of TDS)	2018
LeRoy T. Carlson, Jr.	75	Director and President and Chief Executive Officer of TDS	1968
Letitia G. Carlson, MD	61	Director of TDS, Physician and Clinical Professor at George Washington University Medical Faculty Associates	1996
Prudence E. Carlson	70	Director of TDS and Private Investor	2008
Walter C. D. Carlson	68	Director and non-executive Chairman of the Board of TDS and Partner, Sidley Austin LLP, Chicago, Illinois	1981
Kimberly D. Dixon	59	Director of TDS and Former Executive Vice President and Chief Operating Officer of FedEx Office	2017
Christopher D. O'Leary	62	Director of TDS; Senior Advisor, Twin Ridge Capital Management	2006
Laurent C. Therivel	47	Director of TDS, President and Chief Executive Officer of UScellular (a deemed executive officer of TDS)	2020
Your Board of Directors unanimously recommends a vote "FOR" the election of each of the above nominees for election by the holders of Series A Common Shares.

The following highlights the biographical information for each Director nominee. We have included career highlights, key skills and experience, and public company board experience that we believe each Director nominee brings to the board.
Nominees for Election by Holders of Common Shares

Clarence A. Davis Independent Director	Age: 80
Current Role: Director; Private Investor	Director since 2009, originally nominated by GAMCO

Mr. Davis brings substantial experience, expertise and qualifications as a director of TDS for several years, as a former director and chief executive officer of a public technology company, as a chief financial officer and chief operating officer of the American Institute of Certified Public Accountants (AICPA) and as a director or trustee of investment funds. In addition, he has substantial experience, expertise and qualifications in accounting as a result of having been a chief financial officer of the AICPA and a Certified Public Accountant in a public accounting firm for many years, and as a result of being or having been a member of six audit committees, including the TDS Audit Committee since 2010. Further, his background and attributes bring diversity to the board. Mr. Davis is a member of the board of directors of West Broad Street YMCA and Greenbriar Children's Center, Inc. in Savannah, Georgia and he is named in Who's Who Among African Americans. Mr. Davis has a Bachelor of Science degree in Accounting from Long Island University.

TDS Board Committee

Audit Committee, Designated financial expert

Compensation and Human Resources Committee

Prior Business and other Experience

Chief Executive Officer,
Nestor, Inc. (2007-2009)

Chief Operating Officer,
American Institute of Certified Public Accountants (2000-2005)

Chief Financial Officer,
American Institute of Certified Public
Accountants, (1998-2000)

Current Public Company Boards

Gabelli Funds: (Gabelli Capital Asset
Fund, since 2015; Gabelli ESG Fund, since 2007, Audit Committee; and The GDL Fund, since 2006, Audit Committee) and PMV Consumer Acquisition Corp, since 2020, Audit Committee

Former Public Company Boards Nestor, Inc. (2006-2009) Oneida, LTD (2005-2006) Pennichuck Corp. (2009-2012) Sonesta International Hotels (2009-2012)

George W. Off Independent Director		Age: 75
Current Role: Director; Private Investor		Director since 1997

Mr. Off brings substantial experience, expertise and qualifications as a director of TDS for many years. He also has significant experience in marketing and management as a result of his prior positions as a director and as chief executive officer and chairman of Checkpoint Systems, Inc. and of Catalina Marketing Corporation. Because of the retail nature of the TDS businesses, the TDS board of directors believes that it is highly desirable to have a director with significant knowledge and experience in retail marketing, as well as significant, high-level experience in managing consumer businesses. In addition, Mr. Off has significant experience as Chairperson of the TDS Audit Committee, a member of the CGNC and a former member of the CHRC for many years. Mr. Off has a Bachelor of Science degree from the Colorado School of Mines. Mr. Off has also earned the CERT certificate in Cybersecurity Oversight issued by Carnegie Mellon University.

TDS Board Committees

Audit Committee, Chairperson, Designated financial expert

Corporate Governance and Nominating Committee

Technology Advisory Group Committee

Prior Business and other Experience

Director, Infinian Mobile Commerce & Analytic Solutions (2011-2012)

Chief Executive Officer, Checkpoint Systems (2002-2009)

President and Chief Executive Officer, Catalina Marketing Corporation (1994-1998)

Current Public Company Boards None	Former Public Company Boards Checkpoint Systems (2002-2009) Catalina Marketing Corporation (1998-2000)

Wade Oosterman Independent Director		Age: 61
Current Role: Director; President, Bell Media and Vice Chair, Bell and BCE		Director since 2019

Mr. Oosterman brings substantial experience, expertise and qualifications gained in executive leadership roles at BCE, Canada’s largest communications provider, and other publicly traded communications companies over the last 30 years. He has proven expertise in the wireless, residential and small business segments, extensive background in media, including television, radio and digital and deep brand and marketing experience from Chief Brand Officer roles at BCE and other corporations. He has also developed a reputation as a leader in social and digital media, video streaming platforms, smart data and the Internet of Things. Mr. Oosterman holds an MBA and a BA from Western University.

TDS Board Committees

Audit Committee

Compensation and Human Resources Committee

Prior Business and other Experience Enstream, Board member (2006-present)

Virgin Mobile Canada, Board member (2006-2009) TELUS, Chief Marketing & Brand Officer; TELUS Mobility, Executive VP Sales & Marketing (2000-2005)

Clearnet Communications Inc., Executive VP Sales & Marketing (1987-2000)

Current Public Company Boards Stagwell, Inc., since 2020, Audit Committee, Chairman	Former Public Company Boards Ingram Micro (2013-2016), Audit Committee, Governance Committee, Human Resources Committee, Information Technology Committee Clearnet Communications Inc. (1987-2000)

Dirk S. Woessner Independent Director		Age: 53
Current Role: CEO of CompuGroup Medical S.E. & Co. KgAA		Director since: N/A

Mr. Woessner is CEO of CompuGroup Medical S.E. & Co. KgAA since January 2021. Mr. Woessner has substantial leadership experience in the telecommunications industry having served in executive leadership positions with Deutsche Telekom AG and Rogers Communications. As a result of his experience with Deutsche Telekom and Rogers Communications, he brings substantial experience in sales, marketing, and service of fixed-network and mobile products for consumer and business customers. Mr. Woessner has a Masters in Chemistry from Technische University, Munchen Germany and a PhD in Chemistry from Humboldt University, Berlin, Germany.

Mr. Woessner was recommended by a third-party search firm.

Prior Business and other Experience
Deutsche Telecom AG (2018 – 2020, 2002 – 2015)
CEO, Telecom Deutschland and Executive Board Member (2018 – 2020)

Executive Vice President, Sales, Telecom Deutschland (2012 – 2015)

Senior Vice President, Wholesale Center, Telecom Deutschland (2009 – 2011)

Director Sales Operations, T-Mobile Ltd., UK (2006 – 2008)

Executive Vice President, Sales & Service Operating Office, T-Mobile International, Bonn, Germany (2004 – 2006)

Vice President, Operating Office, Telekom Deutschland (2002 – 2003)

President, Consumer Business, Rogers Communications (2015 – 2017)

Current Public Company Boards CompuGropu Medical SE	Former Public Company Boards Deutsche Telekom AG (2018 – 2020)

Nominees for Election by Holders of Series A Common Shares

James W. Butman Non-Independent Director		Age: 64
Current Role: Director; President and Chief Executive Officer of TDS Telecom		Director since 2018

Mr. Butman brings substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and industries in which they operate as a result of his leadership roles at TDS Telecom. He has extensive sales and marketing experience. He was appointed President and Chief Executive Officer of TDS Telecom on January 1, 2018. Prior to that, he was TDS Telecom's Chief Operating Officer since October 2016 and was its Group President of Marketing, Sales & Customer Operations from 2006 to 2016. As President and Chief Executive Officer of TDS Telecom, the board of directors considers it appropriate and beneficial for Mr. Butman to serve on the TDS board to provide the board with his views on strategy and operations of TDS Telecom and its businesses. Mr. Butman has a Bachelor of Business Administration in Finance from the University of Wisconsin—Eau Claire and an MBA in Finance from the University of Wisconsin—Madison.

Prior Business and other Experience

Significant leadership and operational experience since joining TDS Telecom in 1985 including several executive leadership roles in management, sales and marketing, and regulatory affairs.

Director of TDS Telecom

Current Public Company Boards None	Former Public Company Boards None

LeRoy T. Carlson, Jr. President, CEO and Non-Independent Director		Age: 75
Current Role: Director; TDS President, since 1981, and Chief Executive Officer, since 1986		Director since 1968

Mr. Carlson brings substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and the industries in which they operate as a result of his many years as an investor in TDS, a trustee of the TDS Voting Trust, a director and President and Chief Executive Officer of TDS, and a director and Chairman of its two principal business units. As the senior executive officer of TDS and each of its business units, the board of directors considers it essential that Mr. Carlson serve on the TDS board to provide the board with his views on strategy and operations of TDS and its business units. In addition, as a shareholder with a significant economic stake in TDS, Mr. Carlson provides to the TDS board of directors the perspective of shareholders in managing and operating TDS in the long-term interests of shareholders. He also has experience as chairperson of TAG and a member of the CGNC. Mr. Carlson has an MBA from Harvard University and he is the brother of Walter C. D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson.

TDS Board Committees

Corporate Governance and Nominating Committee

Technology Advisory Group Committee, Chairperson

Prior Business and other Experience

Trustee of the TDS Voting Trust.

TDS Telecom, Director and Chairman

Current Public Company Boards UScellular, Chairman, since 1989	Former Public Company Boards Aerial Communications American Paging

Letitia G. Carlson, MD, MPH, FACP Non-Independent Director		Age: 61
Current Role: Director; Physician and Clinical Professor at George Washington University Medical Faculty Associates for more than five years		Director since 1996

Dr. Carlson brings substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and the industries in which they operate as a result of her many years as an investor in TDS, as a trustee of the TDS Voting Trust, and as a director of TDS. Further, her background and attributes bring diversity to the board. In addition, as a shareholder with a significant economic stake in TDS, she provides to the TDS board of directors the perspective of shareholders in managing and operating TDS in the long-term interests of shareholders. Dr. Carlson has an MD from Harvard Medical School, a Master of Public Health (MPH) from George Washington University and is a Fellow of the American College of Physicians (FACP). Dr. Carlson is the sister of LeRoy T. Carlson, Jr., Walter C. D. Carlson and Prudence E. Carlson.		Prior Business and other Experience Trustee of the TDS Voting Trust
Current Public Company Boards None	Former Public Company Boards None

Prudence E. Carlson Non-Independent Director		Age: 70
Current Role: Director; Private Investor		Director since 2008

Ms. Carlson brings to the TDS board of directors substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and the industries in which they operate as a result of her many years as an investor in TDS, as a trustee of the TDS Voting Trust, and as a director of TDS. Further, her background and attributes bring diversity to the board. In addition, as a shareholder with a significant economic stake in TDS, Ms. Carlson provides to the TDS board of directors the perspective of shareholders in managing and operating TDS in the long-term interests of shareholders. Ms. Carlson has a Bachelor of Arts degree from Harvard University and is the sister of LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. Carlson, M.D.		Prior Business and other Experience Trustee of the TDS Voting Trust
Current Public Company Boards None	Former Public Company Boards None

Walter C. D. Carlson Chairman of the Board and Non-Independent Director		Age: 68
Current Role: Director; Partner of the law firm Sidley Austin LLP for more than five years.		Director since 1981, non-executive Chairman of the Board since 2002

Mr. Carlson brings substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and the industries in which they operate as a result of his many years as an investor in TDS, as a trustee of the TDS Voting Trust, as a director of TDS and UScellular, as Chairman of the Board of TDS, and as a result of having represented many public and private corporate clients. In addition, as a shareholder with a significant economic stake in TDS, Mr. Carlson provides to the TDS board of directors the perspective of shareholders in managing and operating TDS in the long-term interests of shareholders. He also has experience as a member and the chairperson of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a J.D. from Harvard University. Walter C. D. Carlson is the brother of LeRoy T. Carlson, Jr., Letitia G. Carlson, M.D. and Prudence E. Carlson.		TDS Board Committee Corporate Governance and Nominating Committee, Chairperson Prior Business and other Experience Trustee of the TDS Voting Trust
Current Public Company Boards UScellular, since 1989	Former Public Company Boards Aerial Communications, Inc.

Kimberly D. Dixon Independent Director		Age: 59
Current Role: Director		Director since 2017

Ms. Dixon brings substantial experience, expertise and qualifications from her previous executive leadership position at FedEx Office, in addition to her many years of Board, Compensation and Human Resources, and Technology Advisory Group Committee experience. She has extensive operating and financial management experience. Ms. Dixon has experience in consumer and business marketing, sales and distribution strategies. Ms. Dixon also brings twenty years of experience in the telecommunications industry, and her experience in serving on the board of directors of James Avery Craftsman, Inc., a privately held jewelry designer, manufacturer and retailer. Further, her background and attributes bring diversity to the board. Ms. Dixon has a Bachelor of Science degree from Shippensburg University of Pennsylvania and an MBA from Pennsylvania State University. In 2018, Ms. Dixon was named a National Association of Corporate Directors (NACD) Governance Fellow. Ms. Dixon has also earned the CERT certificate in Cybersecurity Oversight issued by Carnegie Mellon University.

TDS Board Committees

Compensation and Human Resources Committee

Technology Advisory Group Committee

Prior Business and other Experience

Executive Vice President and Chief Operating Officer of FedEx Office (2010 - 2021)

Sprint Nextel Corporation (1996-2010), including several executive leadership positions most recently as Senior Vice President, Consumer Sales and Distribution

Current Public Company Boards None	Former Public Company Boards None

Christopher D. O'Leary Independent Director		Age: 62
Current Role: Director; Senior Advisor, Twin Ridge Capital Management, since 2018		Director since 2006

Mr. O'Leary brings substantial experience, expertise and qualifications as a result of his many years as a director of TDS and as a result of his over 30 years of experience in marketing, management and operations. In addition, he has over 15 years of significant and high-level experience in management of large multi-national businesses with a large number of employees, including dealing with businesses outside the U.S. Because of the competitive nature of the TDS businesses, the TDS board of directors believes that it is highly desirable to have a director with significant knowledge and experience in marketing and executive leadership. In addition, Mr. O'Leary has experience as a member of the CHRC since 2007 and its Chairperson since 2016, and member of the TDS Audit Committee since 2016. In January 2019, Mr. O'Leary was elected to the board of directors at Tupperware Brands Corporation and he was the Interim CEO from November 2019 to April 2020. Mr. O'Leary has an MBA from New York University Stern School of Business.

TDS Board Committees

Audit Committee

Compensation and Human Resources Committee, Chairperson since 2016

Technology Advisory Group Committee

Prior Business and other Experience

Senior Advisor at KKR (2017-2019)

Chief Operating Officer of General Mills International (2006-2016)

Previously president of the General Mills Meals Division, President of the General Mills Betty Crocker Division; and VP of Corporate Strategy and M&A; joined General Mills in 1997

Numerous roles at PepsiCo., Inc. culminating in CEO and President of Hostess, Frito-Lay, Inc. (1981-1997)

Current Public Company Boards Tupperware Brands Corporation, since 2019; Compensation Committee, Chairman; Nominating and Governance Committee	Former Public Company Boards Newell Rubbermaid, member of Nominating/Governance Committee and Organizational Development & Compensation Committee

Laurent C. Therivel Non-Independent Director		Age: 47
Current Role: President and CEO of UScellular		Director since 2020

Mr. Therivel brings substantial experience, expertise and qualifications to TDS and its subsidiaries as a result of his leadership role at UScellular. Mr. Therivel brings over 15 years of experience in the telecommunications industry, including more than 10 years at AT&T. Mr. Therivel has experience in wireless and wireline operations, strategy and finance. He served as the Chief Operating Officer at IPcelerate, a VoIP applications provider, and as a strategy consultant at Bain & Co. He also served as a Communications Officer in the U.S. Marine Corps. Therivel holds bachelor's degrees in business administration and marketing from Texas A&M University and an MBA from Harvard Business School.

Prior Business and other Experience

Significant leadership and operational experience with AT&T (2008-June 2020) including CFO of AT&T Business Solutions; senior vice president of AT&T Small Business Solutions and most recently CEO of AT&T Mexico.

Chief Operating Officer for IPcelerate, Inc. (2006-2008)

Bain & Company (2003-2006)

United States Marine Corps (1997-2001)

Current Public Company Boards UScellular, since 2020	Former Public Company Boards None

CORPORATE GOVERNANCE
Board of Directors
The business and affairs of TDS are managed by or under the direction of the Board of Directors. The Board of Directors consists of twelve members. Holders of Common Shares elect 25% of the directors rounded up plus one director, or a total of four directors based on a board size of twelve directors. Holders of Series A Common Shares elect the remaining eight directors.
Board Leadership Structure
Under our leadership structure, the same person does not serve as both the Chief Executive Officer and Chairman of the Board. Walter C. D. Carlson, who is not an employee or officer of TDS, serves as the non-executive Chairman of the Board and presides over meetings of the full Board of Directors. LeRoy T. Carlson, Jr., who is an officer and employee of TDS, serves as President and Chief Executive Officer and is responsible for day-to-day leadership and performance of TDS. LeRoy T. Carlson, Jr. and Walter C. D. Carlson are both trustees of the TDS Voting Trust. TDS has determined that this leadership structure is appropriate given the specific characteristics and circumstances of TDS and it is set forth in TDS' Bylaws. In particular, TDS considers it appropriate to separate the roles of President and Chief Executive Officer and Chairman of the Board in order to separate the executive who is primarily responsible for the performance of the company from the person who presides over board meetings at which performance of TDS is evaluated. Additionally, TDS believes that its leadership structure facilitates risk oversight because the role of the President and Chief Executive Officer, who has primary operating responsibility to assess and manage TDS' exposure to risk, is separated from the role of the Chairman of the Board, who sets the agenda for and presides over Board of Directors' meetings at which the TDS Board exercises its oversight responsibility with respect to risk.
While the full Board and the CGNC have discussed the possibility of naming an independent lead director, the Board has decided not to do so at the present time because it values both the flexibility and functionality of allowing any of the independent Board members to assume the lead role depending on the expertise that is most relevant to the specific circumstances.
Risk Oversight
The TDS Board of Directors is primarily responsible for oversight of the risk assessment and risk management process of TDS. Although the TDS Board of Directors can delegate this responsibility to Board committees, the TDS Board has not done so, and continues to have full responsibility relating to risk oversight. Although the TDS Board of Directors has oversight responsibilities, the actual risk assessment and risk management is carried out by the President and Chief Executive Officer and other officers of TDS and reported to the Board.
TDS has established an Enterprise Risk Management (ERM) program, which applies to TDS and all of its business units. This program was designed with the assistance of an outside consultant and is integrated into TDS' existing management and strategic planning processes. The ERM program provides a common enterprise-wide language and discipline around risk identification, quantification and mitigation. The TDS Board of Directors receives periodic updates about the status and progress of this ERM program and takes action to the extent appropriate based on such updates.
Although the TDS Board of Directors has ultimate oversight authority over risk and has not delegated such responsibility to any committees, certain TDS committees also have certain responsibilities relating to risk.
Under NYSE listing standards, and as set forth in its charter, the Audit Committee discusses TDS' major financial and operational risk exposures and the steps management has taken to monitor and control such exposures in connection with its review of financial statements and related matters on a quarterly basis.
In addition, as part of the ERM program, the Audit Committee discusses guidelines and policies to govern the process by which risk assessment and risk management are handled. The Audit Committee receives updates and discusses policies with respect to risk assessment and risk management on a regular basis.
In addition, in connection with the functions of the CHRC relating to the compensation of the executive officers of TDS (other than executive officers of UScellular), the CHRC considers risks relating to the compensation of executive officers of TDS in addition to its responsibilities with respect to long-term compensation for all employees, which is discussed below under "Risks from Compensation Policies and Practices".
Also, the CGNC may consider certain risks in connection with its responsibilities relating to corporate governance and director nominations.
TDS has established a Technology Advisory Group (TAG). The TAG enhances the Board’s risk oversight through its review of technologies the Company is investing in and through discussion of potential technology disruptions. Related to this, the TDS Board of Directors established a TAG Committee of the Board of Directors that consists of directors who participate in the TAG.

Board Oversight of Cybersecurity
In 2021, TDS reevaluated the Board's role in oversight of cybersecurity and determined that the full Board should continue to be responsible for cybersecurity. Additionally, the Board of Directors is receiving enhanced Board reporting on cybersecurity issues, in addition to the annual updates regarding TDS' assessment of threats and mitigation plans. The Audit Committee also exercises oversight over the control-related cybersecurity risks and mitigation plans and receives updates at least bi-annually. The Audit Committee oversees the Company’s processes over internal controls and financial reporting that includes controls and procedures that are designed to ensure that significant cybersecurity incidents are communicated to both management and the Audit Committee. Cybersecurity is also discussed at the Technology Advisory Group as warranted.
Continuing Board Education in Cyber-Risk Oversight
Kimberly D. Dixon completed the NACD CERT Certificate in Cybersecurity Oversight in January 2022. Previously, George W. Off, chairperson of the TDS Audit Committee, completed the program and also earned the CERT Certificate in Cybersecurity Oversight issued by the CERT Division of the Software Engineering Institute at Carnegie Mellon University.
The program is designed to help directors enhance their cybersecurity literacy and strengthen the Board's role in overseeing the organization's cyber preparedness.
ESG aligns with our company strategy
TDS has held good corporate responsibility at the forefront of its values for over 50 years. This means truly caring about customers and associates, and striving to enhance the lives of people in its communities, as well as serving as a good steward of the environment and enacting governance practices that align with its corporate values.
These responsible practices which make up the "S" in ESG and are considered the Three Cs - Customer, Culture and Community and updates on activities related to these constituencies are published to the TDS website quarterly. Other ESG topics considered important and aligned with our strategy are bridging the digital divide, as TDS has always been committed to bringing connectivity to unserved and underserved rural communities; safeguarding our networks and services through cybersecurity programs, designing reliable and redundant networks and protecting customer privacy.
Board and Committee ESG Oversight
TDS continues to believe that ESG oversight is the responsibility of the full Board of Directors. The full Board receives a formal ESG presentation annually, along with quarterly updates. Clarence A. Davis recently completed the NACD's ESG Continuous Learning Cohort: Expert Director Briefing I-II.
Additionally, since ESG touches so many aspects of the business, ESG responsibility has been divided among several board committees.
In 2021, the charter of the CHRC was expanded to include important human resources matters like talent development, executive succession planning, culture, and diversity, equity and inclusion. The committee had already been addressing these matters but by adding them to the scope of its responsibilities ensures heightened focus.
Additionally in 2021, the CGNC charter was expanded to include oversight of social responsibility and environmental sustainability policies and practices. The CGNC has also received updates on regular ESG matters.
The Audit Committee oversees the Company's risk identification and management strategies, including those related to data protection and cybersecurity. The committee receives quarterly updates on our activities to monitor and manage potential exposures.
Developing ESG program
TDS is continuing to develop and expand its ESG program. TDS has continued to publish its Sustainability Accounting Standards Board (SASB) and Global Reporting Initiative (GRI) frameworks starting in 2020 and during 2021 it completed its first Stakeholder Assessment of ESG Opportunities and Risks. It also published its first ESG report and quarterly 3Cs Report. TDS is also highlighting ESG activities in its quarterly earnings presentation to investors. TDS' ESG website is located at www.tdsinc.com/esg.
Human Capital Management
The culture at TDS starts with taking care of its people. TDS provides a competitive wage and benefits package, a safe workplace, and an environment where associates feel engaged and included. TDS periodically surveys its associates and those surveys have consistently shown that associates have strong engagement and high overall job satisfaction.

TDS adheres to equal opportunity, which leads to greater diversity of thoughts, ideas and the innovation needed to move the business forward. TDS strives to support an inclusive and diverse workforce and wants its associates to feel supported without regard to race, color, religion, national origin, age, genetic information, sex, gender identity or expression, sexual orientation, marital status, disability, protected veteran status, or any other characteristics protected by applicable federal, state or local law. TDS is committed to demonstrating equity and fairness through the inclusion of diverse associates, customers, and suppliers. Additionally, TDS supports various associate resource groups to promote diverse and inclusive experiences that align with TDS’ vision and values, increase associate engagement and empowerment, and support professional development.
Since its founding, TDS has been committed to associate development, which is critical to its success. TDS provides job specific, diversity and inclusion, safety, and fraud and IT security awareness training for all associates – and also offers programs to further develop its associates including educational assistance, developmental assignments, and mentoring programs.
COVID-19 Response
TDS recognizes its responsibility of providing critical communications and data services that its customers and communities depend on. This recognition led the full Board of TDS to take responsibility for the oversight of COVID-19 actions and impacts.
Associate safety and well-being throughout the COVID-19 pandemic has remained a top priority, and enhanced safety protocols have been established using the Center for Disease Control and Prevention (CDC) guidelines. Frontline associates at TDS business units have been supported through allocation of Personal Protective Equipment (PPE), facilities changes to enhance safety and social distancing, and adherence to cleaning and safety protocols, while non-customer facing associates have continued to be supported in a remote work environment.
Throughout the crisis, management has continually updated the Board on its programs to keep its employees and customers safe, performance of the network and treasury initiatives to ensure financially flexibility.
Director Independence and New York Stock Exchange Listing Standards
TDS Common Shares are listed on the NYSE and subject to its listing standards.
TDS is a "controlled company" as defined by the NYSE because over 50% of the voting power for the election of directors of TDS is held by the trustees of the TDS Voting Trust (i.e., the TDS Voting Trust has over 90% of the voting power in the election of directors elected by the holders of Series A Common Shares and thus has the voting power to elect eight of the twelve directors, or 66.7% of the directors). Accordingly, it is exempt from certain NYSE listing standards that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors who qualify as independent, (ii) have a compensation committee composed entirely of directors who qualify as independent, and (iii) have a nominating/corporate governance committee composed entirely of directors who qualify as independent.
Although not required under this exemption, TDS maintains a CHRC composed entirely of independent directors and has established the CGNC. The TDS Board of Directors affirmatively determined that incumbent directors Clarence A. Davis, Kimberly D. Dixon, George W. Off, Wade Oosterman, and Christopher D. O'Leary, and director nominee Dirk Woessner, qualify as independent directors under the listing standards of the NYSE. As a result, after the 2022 Annual Meeting six of the twelve director nominees, or 50% of the directors, qualify as independent under the listing standards of the NYSE.
Meetings of Board of Directors
The Board of Directors held nine meetings during 2021. Each incumbent director attended at least 75% of the total number of board meetings and 75% of their respective committee meetings (at which time such person was a director or committee member).
Corporate Governance Guidelines
TDS has adopted Corporate Governance Guidelines that can be found on TDS' website, www.tdsinc.com, under Governance—Governance Documents—Governance Guidelines.
Management Succession Planning
Our Board recognizes that one of its most important duties is to oversee the development of executive talent and ensure continuity at TDS. TDS' Senior Vice President-Human Resources takes the lead in overseeing succession planning and assignments to key leadership positions, and regularly reports to the full Board during executive sessions.
In the event of the sudden absence of the President and CEO or in the event of his inability or refusal to act as President and CEO or in the event of his death, resignation, removal or disqualification (a "permanent absence"), the Chairman of the Board will, automatically and without any action on the part of the Board of Directors or otherwise, succeed to and perform the duties of the President and CEO and, when so acting, will have all the powers of and be subject to all the restrictions placed upon the President and CEO set forth in the Company's bylaws. In the event of the permanent absence of both such persons, the vacancy in the position of President and CEO will be filled with a person who is selected by the Board of Directors.

Board Evaluation
TDS conducts an annual board self-assessment. The assessment is conducted by the Senior Vice President—Corporate Relations and Corporate Secretary. All Directors are interviewed and topics include matters relating to board oversight, board composition, committee structure, board succession planning, along with board meeting logistics. Additionally, director skills, background, characteristics are discussed. Discussions have been open, candid and frank. Self-assessment results are discussed both quantitatively and qualitatively with the Corporate Governance and Nominating Committee and the full Board.
Similarly, each committee of the Board of Directors evaluated its performance and effectiveness in 2021.

Corporate Governance and Nominating Committee (CGNC)
Meetings in Fiscal 2021: 5
Members: Walter C. D. Carlson (Chair), LeRoy T. Carlson, Jr., George W. Off [I]
Responsible for:
● advising the Board on corporate governance matters
● developing and recommending Corporate Governance Guidelines
● developing selection objectives and overseeing searches for qualified individuals to serve on the Board
● performing functions outlined in the Corporate Governance and Nominating Committee Charter
● receiving and discussing shareholder feedback
[I] - Independent under NYSE standards
The CGNC charter was expanded in 2021 to include oversight of corporate citizenship, social responsibility, environmental sustainability and political matters.
Under NYSE listing standards, a controlled company is not required to have a CGNC. In addition, if a controlled company voluntarily establishes a CGNC, it is not required to be composed entirely of independent directors. TDS voluntarily established a CGNC. A copy of the committee charter is available on TDS' website, www.tdsinc.com, under Governance—Committee Composition—Corporate Governance and Nominating Committee Charter.

Audit Committee
Meetings in Fiscal 2021: 8, including joint meetings with UScellular Audit Committee
Members: George W. Off (Chair)[FE], Clarence A. Davis [FE], Christopher D. O'Leary, Wade Oosterman
Responsible for:
● assisting the Board of Directors in oversight of:
• the integrity of financial statements
• compliance with legal and regulatory matters
• the registered public accounting firm's qualifications and independence
• the performance of the internal audit function and registered public accounting firm
● preparing an audit committee report
● reviewing related party transactions
● performing functions outlined in Audit Committee Charter
[FE] - Audit Committee Financial Expert as defined by the SEC
Each member qualifies as independent under NYSE standards and Section 10A-3 that is applicable only to Audit Committee members. A copy of the Audit Committee charter is available on TDS' website, www.tdsinc.com, under Governance—Committee Composition—Audit Committee Charter.
Pre-Approval Procedures
The Audit Committee has adopted a policy pursuant to which all audit and non-audit services provided by TDS' principal independent registered public accounting firm must be pre-approved by the Audit Committee, consistent with the requirements of the Sarbanes Oxley Act of 2002 and rules issued thereunder.

Compensation and Human Resources Committee
Meetings in Fiscal 2021: 7
Members: Christopher D. O'Leary (Chair), Clarence A. Davis, Kimberly D. Dixon, Wade Oosterman
Responsible for:
● overseeing compensation of TDS executive officers, other than executive officers of UScellular or any of its subsidiaries
• Includes salary, bonus, long-term compensation and all other compensation
● reviewing and recommending to the Board the Long-Term Incentive Plans
● performing functions outlined in CHRC Charter
● utilizing services of an independent compensation consultant
Each member qualifies as independent under NYSE standards
The CHRC charter was expanded in 2021 to include oversight of human resources matters including talent development, social responsibility, executive succession planning, diversity, equity and inclusion, and culture.
Although not required to do so under NYSE listing standards because it is a controlled company, TDS has voluntarily established a CHRC comprised solely of directors who qualify as independent under the rules of the NYSE.
Even though the CHRC charter permits it to delegate some or all of the administration of the long-term incentive plans, the CHRC has not delegated any of its authority with respect to any of the officers identified in the below Summary Compensation Table.
The CHRC does not approve director compensation. It is the view of the TDS Board of Directors that this should be the responsibility of the full Board of Directors. Only non-employee directors receive compensation in their capacity as directors and, as a result, the view of the TDS Board of Directors is that all directors should participate in such compensation decisions, rather than only some or all of the non-employee directors.
A copy of the charter of the CHRC is available on TDS' website, www.tdsinc.com, under Governance—Committee Composition—Compensation and Human Resources Committee Charter.

Technology Advisory Group (TAG) Committee
Meetings in Fiscal 2021: 3
Members: LeRoy T. Carlson, Jr. (Chair), Kimberly D. Dixon, George W. Off, Christopher D. O'Leary
● Responsible for reviewing, monitoring and informing the Board on technology and related matters affecting TDS business units and its customers, along with its competitors and their customers
● TAG does not have authority to take action with respect to any technology matter, but serves solely in an informational and advisory role
● TAG Committee members are also members of the Technology Advisory Group which includes representatives of management and employees of TDS and UScellular and the TAG Committee of UScellular
The TAG Committee does not have a charter. The responsibilities of the TAG Committee, as generally described above, are set forth in full in the resolutions of the Board establishing such committee.
Director Nomination Process
The CGNC charter provides that the committee will develop selection objectives and oversee the search for qualified individuals to serve on the Board of Directors and recommend to the Board of Directors prospective nominees and the re-nomination of incumbent directors. The committee does not nominate directors. The entire Board of Directors determines whether to nominate prospective nominees and re-nominate incumbent directors.
TDS believes good governance begins with an engaged and diverse board. TDS also believes that it is desirable for a board to have directors who can bring the benefit of diverse backgrounds, experience, skills, education, attributes and other characteristics to permit the board to have a variety of views and insights. TDS does not have any specific, minimum qualifications that the board believes must be met by a nominee for a position on the TDS Board of Directors. The TDS Board believes that substantial judgment, diligence and care are required to identify and select qualified persons as directors. The TDS Board has consistently sought to nominate to the Board of Directors eminently qualified individuals whom the Board believes would provide substantial benefit and guidance to TDS.

The CGNC considers and as reflected in its Code of Business Conduct, TDS values diversity and does not discriminate on the basis of gender, age, race, color, sexual orientation, religion, ancestry, national origin, marital status, disability, military or veteran status or citizenship status. In considering whether to recommend that individuals be nominated as director candidates, the CGNC takes into account all facts and circumstances, including diversity. Women and minorities comprise one-third of the current board.
TDS does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. However, because the TDS Voting Trust has over 90% of the voting power in the election of directors elected by the holders of Series A Common Shares, nominations of directors for election by the holders of Series A Common Shares are based on the recommendation of the trustees of the TDS Voting Trust. With respect to candidates for director to be elected by the holders of Common Shares, the CGNC and/or the TDS Board may from time to time informally consider candidates recommended by shareholders that hold a significant number of Common Shares. Shareholders that desire to nominate directors must follow the procedures set forth in TDS' Bylaws.
In 2021 and 2022 TDS paid a fee to an executive search firm to identify and evaluate or assist in identifying and evaluating potential candidates for election as directors.
Considering the importance of Federal Communications Commission ("FCC") licenses to TDS, the TDS Bylaws provide that a person will not be eligible to serve or to continue to serve as a director unless he or she is eligible to serve as a director of a company that controls licenses granted by the FCC, as determined by the TDS CGNC or the Board of Directors with the advice of counsel. Another qualification requirement provides that a person will not be eligible to serve or to continue to serve as a director if he or she is or becomes affiliated with, employed by or a representative of, or has or acquires a material personal involvement with, or material financial interest in, a Business Competitor (as defined in the TDS Bylaws), as determined by the TDS CGNC or the Board of Directors. Another qualification requirement provides that a person will not be eligible to serve or to continue to serve as a director if, as determined by the TDS CGNC or the Board of Directors with the advice of counsel, (i) such person's election as a director would violate federal, state or foreign law or applicable stock exchange requirements (other than those related to independence) or (ii) such person has been convicted, including a plea of guilty or nolo contendere, of any felony, or of any misdemeanor involving moral turpitude.
•The CGNC identifies and reviews the desired experience, skills, backgrounds, and characteristics of potential new board members.
•In its annual board assessment, the full Board of Directors considers its composition and discusses expertise that may be needed in the future.
•The CGNC and the full Board of Directors also consider the appropriate composition of each of the committees of the Board of Directors.
Taking into account the above matters, as well as TDS' business and structure, the CGNC embarked on board refreshment in 2017 with Kimberly D. Dixon replacing Herbert S. Wander on the Board and then again in 2019, with Wade Oosterman replacing Mitchell H. Saranow.
Other changes to board composition include Dirk Woessner being nominated to fill a vacancy on the Board in 2022. And in 2018 James W. Butman was elected to the Board, replacing David A. Wittwer who retired from TDS Telecom and in 2020 Laurent C. Therivel was appointed to the Board, replacing Kenneth R. Meyers who retired from UScellular.
Shareholder Engagement
The TDS Board of Directors and management value the views of our shareholders and are committed to doing what is in the best interests of all stakeholders over the long term.
TDS has been conducting its annual shareholder engagement program with respect to corporate governance, ESG and executive compensation programs since 2014. Discussions are intended to occur outside of the proxy season and a presentation is prepared as background for discussions. Management and the Board value the feedback and have responded with changes such as board refreshment, the introduction of our performance share units and a proxy summary. In 2021, we offered to engage on governance-related topics with shareholders representing a significant number of the outstanding common shares. The engagement team is led by the Senior Vice President of Corporate Relations and Corporate Secretary.
In addition, TDS speaks with institutional shareholders throughout the year. Quarterly, we conduct earnings conference calls and we participate in investor conferences and hold one-on-one meetings with existing and potential shareholders. Also, senior management and all directors are encouraged to attend the Annual Meeting of Shareholders, where shareholders have the opportunity to make comments and ask questions.
TDS' Investor Relations department is the key point of contact for shareholder interaction. Shareholders may access information about TDS and obtain contact information through the Investor Relations section of our website, www.tdsinc.com.

Shareholder Communication with Directors
Shareholders or other interested parties may send germane communications to the TDS Board of Directors, to the Chairman of the Board, to the non-management or independent directors or to specified individual directors of TDS at any time. Shareholders or other interested parties should direct their communication to such persons or group in care of the Secretary of TDS at its corporate headquarters, 30 N. LaSalle St., Suite 4000, Chicago, IL 60602 or by email to our Corporate Secretary at jane.mccahon@tdsinc.com. Any germane shareholder or other communications that are addressed to the Board of Directors, the Chairman of the Board, the non-management or independent directors or specified individual directors will be delivered by the Secretary of TDS to such persons or group.
For more information, see the instructions on TDS' website, www.tdsinc.com, under Governance—Contact the Board.
Meetings of Non-Management and Independent Directors
As required by NYSE listing standards, the non-management directors of TDS meet at regularly scheduled executive sessions without management. The TDS Chairman of the Board, Walter C. D. Carlson, a non-management director, presides at all meetings of the non-management directors. In addition, the independent directors of TDS meet at least once per year in an executive session without management or directors who are not independent.
TDS Policy on Attendance of Directors at Annual Meeting of Shareholders
All directors are invited and encouraged to attend each Annual Meeting of shareholders, which is normally followed by a meeting of the Board of Directors. In general, all directors attend each Annual Meeting of shareholders unless they are unable to do so due to unavoidable commitments or intervening events. Due to COVID-19, the 2021 annual meeting was conducted virtually and all of the persons serving as directors at that time attended the 2021 annual meeting virtually.
Stock Ownership Guidelines
The TDS Corporate Governance Guidelines provide that, within three years after the date on which a director first became a director and thereafter for so long as each director remains a director of TDS, each director shall own Series A Common Shares and/or Common Shares having a combined value of at least three times, or $240,000, the cash retainer which is currently $80,000. The Board of Directors reviews this minimum ownership requirement periodically. The stock ownership guidelines are included in TDS' Corporate Governance Guidelines, which have been posted to TDS' website, www.tdsinc.com, under Governance—Governance Documents—Governance Guidelines.

TDS EXECUTIVE OFFICERS
The below list does not include James W. Butman, LeRoy T. Carlson, Jr., and Laurent C. Therivel who are also TDS Board members and included in the disclosure above under "Election of Directors".

Name	Age	Position
Daniel J. DeWitt	70	Senior Vice President—Human Resources
Joseph R. Hanley	55	Senior Vice President—Strategy and Corporate Development
Jane W. McCahon	61	Senior Vice President—Corporate Relations and Corporate Secretary
Peter L. Sereda	63	Executive Vice President and Chief Financial Officer
Daniel J. DeWitt.   Daniel J. DeWitt was appointed Senior Vice President of Human Resources in January 2017. Prior to that, he was an Executive Psychologist at Shields Meneley Partners, since 2006.
Joseph R. Hanley.   Joseph R. Hanley was appointed Senior Vice President—Strategy and Corporate Development in June 2021. Prior to that, he was Senior Vice President—Technology, Services and Strategy of TDS since 2012 and prior to that, he was Vice President—Technology Planning and Services of TDS for more than five years.
Jane W. McCahon.   Jane W. McCahon was appointed Senior Vice President—Corporate Relations and Corporate Secretary in 2016. Prior to that, she was Vice President—Corporate Relations and Corporate Secretary since 2013. She joined TDS as Vice President—Corporate Relations in 2009.
Peter L. Sereda.   Peter L. Sereda was appointed Executive Vice President and Chief Financial Officer in June 2019. Prior to that he was Senior Vice President—Finance since May 2018 and prior to that he was Senior Vice President—Finance and Treasurer of TDS for more than five years. In 2014, Mr. Sereda was appointed to the Board of Directors of UScellular. Mr. Sereda has announced that he will retire in May 2022.

Code of Business Conduct and Ethics Applicable to Officers and Directors
TDS has adopted a Code of Business Conduct and Ethics for Officers and Directors. The foregoing code has been posted to TDS' Internet website, www.tdsinc.com, under Governance—Governance Documents—Code of Business Conduct and Ethics for Officers and Directors.
In addition, TDS has adopted a broad Code of Business Conduct that is applicable to all officers and employees of TDS and its subsidiaries. The culture at TDS is based upon the fundamental belief that our company’s long-term success is inextricably tied to associate engagement and high ethical standards. TDS’ Code of Conduct publicly sets forth expectations for ethical behavior across the enterprise that all associates must abide by in all business dealings.
The foregoing code has also been posted to TDS' Internet website, www.tdsinc.com, under Governance—Governance Documents—Code of Conduct.
TDS intends to disclose any amendments to any of the foregoing codes, by posting such information to the TDS website. Any waivers of any of the foregoing codes for directors or executive officers will be approved by TDS' Board of Directors or an authorized committee thereof, as applicable, and disclosed either on the TDS website or in a Form 8-K. There were no such waivers during 2021.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
What am I being asked to vote on in Proposal 2?
In Proposal 2, we are requesting shareholders to ratify the selection of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for the fiscal year ending December 31, 2022. This proposal gives our shareholders the opportunity to express their views on TDS' independent registered public accounting firm for the current fiscal year.
How does the Board of Directors recommend that I vote on this proposal?
The Board of Directors and the Audit Committee unanimously recommends a vote FOR approval of the ratification of the selection of PwC.
We anticipate continuing the services of PwC for fiscal year 2022. Representatives of PwC are expected to be present at the 2022 Annual Meeting and they will have the opportunity to make a statement and respond to appropriate questions raised by shareholders or submitted in writing prior to the meeting.
Is this vote binding on the Board of Directors?
This vote is an advisory vote only, and therefore it will not bind TDS, our Board of Directors or the Audit Committee. We are not required to obtain shareholder ratification of the selection of our independent registered public accounting firm by our Bylaws. However, we have elected to seek such ratification by the affirmative vote of the holders of a majority of the votes which could be cast by shares present or represented by proxy at the 2022 Annual Meeting and entitled to vote with respect to such matter. Should the shareholders fail to ratify the selection of PwC, the Audit Committee will review whether to retain such firm for the fiscal year ending December 31, 2022.
Your Board of Directors unanimously recommends a vote "FOR" the approval of Proposal 2.

FEES PAID TO PRINCIPAL ACCOUNTANTS
The following sets forth the aggregate fees (including expenses) billed by TDS' principal accountants PwC for 2021 and 2020:

	2021	2020
Audit Fees(1)	$4,736,000	$4,495,068
Audit Related Fees(2)	292,100	287,600
Tax Fees(3)	—	—
All Other Fees(4)	1,200	12,600
Total Fees	$5,029,300	$4,795,268

(1)Represents the aggregate fees billed for professional services rendered for the audit of the annual financial statements for the years 2021 and 2020 included in TDS' and UScellular's Forms 10-K for those years and the reviews of the financial statements included in TDS' and UScellular's Forms 10-Q for those years, including the attestation and report relating to internal control over financial reporting. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, attest services, consents, and review of documents filed with the SEC.
(2)Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of TDS' and UScellular's financial statements that are not reported under Audit Fees. In both 2021 and 2020, this amount represents fees billed for audits of subsidiaries.
(3)Represents the aggregate fees billed for tax compliance, tax advice, and tax planning, if any.
(4)Represents the aggregate fees billed for services, other than services described in Notes (1), (2) or (3), if any. This amount includes the fee for access to a virtual accounting research service.
See www.tdsinc.com, "Governance— Committee Composition—Audit Committee Charter" for the Audit Committee's charter.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of four members of the Board of Directors who are "independent" as defined by the NYSE. The Audit Committee has a written charter that has been approved by the TDS Board of Directors, a copy of which is available on TDS' website, www.tdsinc.com, under Governance—Committee Composition—Audit Committee Charter. The charter was recently updated in December 2021.
Management is responsible for TDS' internal controls and the financial reporting process. TDS has an internal audit staff, which performs testing of internal controls and the financial reporting process. TDS' independent registered public accounting firm is responsible for performing an independent audit of TDS' consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In this context, the Audit Committee reviewed and discussed the audited financial statements with management, the internal audit staff and representatives of PwC, TDS' independent registered public accounting firm for 2021. Management represented to the Audit Committee that TDS' consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions with PwC also included the matters required to be discussed by the applicable requirements of the PCAOB and the SEC relating to information regarding the scope and results of the audit. The Audit Committee also received from PwC written disclosures and a letter regarding its independence as required by applicable requirements of the PCAOB and discussed this with PwC. The Audit Committee also considered and concluded that the provision of non-audit services by PwC to TDS during 2021 was compatible with their independence.
Based on and in reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2021 be included in TDS' Form 10-K for the year ended December 31, 2021.
The Audit Committee holds quarterly regularly scheduled meetings to review and approve the financial results for the immediately preceding period. The Audit Committee reviews TDS' Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's agenda for meetings is established by the Audit Committee's chairperson with input from other Committee members and the TDS Vice President—Internal Audit. During 2021, at each of its regularly scheduled meetings, the Audit Committee spoke with senior members of TDS' financial management team. Additionally, the Audit Committee had separate private sessions with TDS management, TDS' Vice President—Internal Audit, TDS' General Counsel, and representatives of PwC, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. Each year the Audit Committee also holds at least one private meeting with TDS’ Chief Security and Privacy Officer (CSPO). In 2021 there were two private meetings with the CSPO.
The Audit Committee is updated periodically on management's process to assess the adequacy of TDS' system of internal control over financial reporting, the framework used to make the assessment and management's conclusions on the effectiveness of TDS' internal control over financial reporting. The Audit Committee also discussed with PwC TDS' internal control assessment process, management's assessment and its evaluation of TDS' system of internal control over financial reporting. The Audit Committee reviewed with senior members of management, including the Vice President—Internal Audit and General Counsel, TDS' policies and procedures with respect to risk assessment and risk management. The overall adequacy and effectiveness of TDS' legal, regulatory and ethical compliance programs, including TDS' Code of Business Conduct, anti-Harassment policy and Whistleblower hotline activity were also reviewed.
The Audit Committee evaluates the performance of PwC and the senior audit engagement team each year, provides feedback to the senior audit engagement team on the firm’s performance and determines whether to reengage PwC or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors and its dialogue with the Committee, the auditors' capabilities and the auditors' technical expertise and knowledge of TDS' operations and industry. Based on this evaluation, the Audit Committee intends to engage PwC as TDS' independent registered public accountants for the year ending December 31, 2022. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, TDS anticipates that it will continue to request shareholders to ratify the selection of the independent registered public accounting firm at annual meetings of shareholders.
TDS has engaged PwC since 2002 which leads the Audit Committee to consider tenure. Based on the quality of PwC’s services and the mandated rotation of PwC’s lead engagement partner, the Audit Committee is confident that the Company is receiving quality, independent public accounting services and that continued retention of PwC is in the best interest of the Company and its shareholders. The current engagement partner has served in that role for TDS since 2018 and is required to rotate after conclusion of the 2022 audit. The Committee chair and representatives of Management interviewed potential replacement candidates and the Committee has selected the planned replacement engagement partner.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and PwC the audited financial statements of TDS, including the quality of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of TDS' internal controls over financial reporting. In performing all of these functions, the Audit Committee acts in an oversight capacity and relies on TDS' management and PwC. By the members of the Audit Committee of the Board of Directors of TDS:

George W. Off, Chair	Clarence A. Davis	Christopher D. O'Leary	Wade Oosterman

PROPOSAL 3
APPROVAL OF TDS 2022 LONG-TERM INCENTIVE PLAN
Under the Telephone and Data Systems, Inc. 2020 Long-Term Incentive Plan (the “2020 Incentive Plan”), a total of 5 million Telephone and Data Systems, Inc. (“TDS”) Common Shares, par value $0.01 per share (“Common Shares”) are reserved for issuance.
As of December 31, 2021, less than 1 million Common Shares had been issued under the 2020 Incentive Plan. As a result, there were approximately 5 million Common Shares still available for issuance under the 2020 Incentive Plan as of December 31, 2021.
However, as of December 31, 2021, approximately 4 million Common Shares were subject to outstanding stock option awards, restricted stock unit (“RSU”) awards, performance share awards and deferred bonus and employer match awards. As a result, as of December 31, 2021, approximately 1 million Common Shares remained available to be awarded under the 2020 Incentive Plan.
TDS desires to increase the number of shares available for long-term incentive awards and, in connection therewith, the TDS Board of Directors (the “Board”) has adopted the Telephone and Data Systems, Inc. 2022 Long-Term Incentive Plan (the “2022 Incentive Plan”), subject to approval by shareholders. The 2022 Incentive Plan would replace the 2020 Incentive Plan. A total of 5 million Common Shares would be reserved for issuance under the 2022 Incentive Plan. On March 23, 2022, the closing sale price per Common Share as reported on the NYSE was $18.31.
The proposed 2022 Incentive Plan is attached hereto as Exhibit A. The Board unanimously recommends approval of the 2022 Incentive Plan, which is being submitted for approval by the shareholders at the 2022 Annual Meeting pursuant to this Proposal 3. If approved by shareholders, the 2022 Incentive Plan will be effective on the date of such approval and no new awards will be granted under the 2020 Incentive Plan following such date, other than with respect to bonus deferrals and employer match awards for calendar years commencing prior to January 1, 2023.
The following is a description of the proposed 2022 Incentive Plan.
Description of 2022 Incentive Plan
Types of Awards. Under the 2022 Incentive Plan, TDS is authorized to grant incentive stock options (“ISOs”), nonqualified stock options, stock appreciation rights (“SARs”), including tandem and free-standing SARs, bonus stock awards, restricted stock awards, RSU awards, other stock-based awards (including, without limitation, dividend equivalents, deferred stock units and stock purchase rights) and performance awards, as described below.
Incentive Plan Stock. As discussed above, a total of 5 million Common Shares would be reserved for issuance under the 2022 Incentive Plan, of which (i) no more than 5 million Common Shares in the aggregate can be issued under the 2022 Incentive Plan in connection with ISOs and (ii) no more than 250,000 Common Shares in the aggregate can be issued under the 2022 Incentive Plan in connection with bonus stock awards. Such numbers are subject to adjustment in the event of a stock split, stock dividend, merger or other event described in “Adjustment” below. To the extent that Common Shares subject to an outstanding award under the 2022 Incentive Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award or (ii) the settlement of the award in cash, then those Common Shares again will be available under the 2022 Incentive Plan, except that Common Shares subject to an award under the 2022 Incentive Plan will not again be available under the 2022 Incentive Plan if such shares are (i) shares delivered to or withheld by TDS to pay the exercise price of a stock option, (ii) shares delivered to or withheld by TDS to satisfy withholding taxes or (iii) shares that were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR.
Effective Date and Termination. If approved by our shareholders at the 2022 Annual Meeting, the 2022 Incentive Plan will become effective as of the date of such approval, and will terminate as of the first annual meeting of our shareholders to occur on or after the tenth anniversary of the date of such approval, unless terminated earlier by the Board. Following the effective date of the 2022 Incentive Plan, no Common Shares that would otherwise be available for grant under the 2020 Incentive Plan or any similar plan maintained by TDS for the benefit of employees or officers under which equity compensation awards remain outstanding as of the effective date of the 2022 Incentive Plan (the “Prior Plans”) will be available for future grant under the Prior Plans or the 2022 Incentive Plan, other than grants under the Prior Plans with respect to bonus deferrals and employer match awards for calendar years commencing prior to January 1, 2023.

Purposes. The purposes of the 2022 Incentive Plan are to:
•align the interests of the shareholders of TDS and the recipients of awards under the 2022 Incentive Plan by increasing the proprietary interest of such recipients in TDS’ growth and success;
•advance the interests of TDS by attracting and retaining officers and other employees of TDS and certain of its affiliates; and
•motivate such persons to act in the long-term best interests of TDS and its shareholders.
Eligibility. Certain employees of TDS, and of affiliates of TDS approved by the Board, who are selected by the Committee (as defined below under “Administration”), are eligible to participate in the 2022 Incentive Plan. As of December 31, 2021, approximately 3,838 employees would have been eligible to be selected by the Committee to receive awards under the 2022 Incentive Plan if the plan had been in effect. However, as of December 31, 2021, the Committee had selected only approximately 275 of such employees to receive awards under the 2020 Incentive Plan.
Amendments. The Board may amend the 2022 Incentive Plan at any time, provided that no amendment to the 2022 Incentive Plan may be effective without the approval of the shareholders of TDS if:
a.shareholder approval is required by applicable law, rule or regulation, including any rule of the principal stock exchange on which Common Shares are then traded; or
b.such amendment seeks to modify the prohibition on repricing of stock options and SARs, as described below.
In addition, no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.
Administration. The 2022 Incentive Plan is administered by a committee (for purposes of this description, the “Committee”) selected by the Board and made up of two or more members of the Board, each of whom is intended to be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.
Subject to the terms of the 2022 Incentive Plan, the Committee is authorized to select employees for participation in the 2022 Incentive Plan and to determine the form, amount and timing of each award and, as applicable, the number of Common Shares subject to each award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award, and all other terms and conditions of the award, including without limitation, the form of the agreement evidencing the award. The Committee also has the authority to interpret the 2022 Incentive Plan and establish any rules and procedures necessary or desirable for the administration of the 2022 Incentive Plan. In addition, the Committee may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities, and may accelerate the exercisability or vesting of outstanding awards. The Committee may determine that the delivery of Common Shares or cash upon settlement of an award shall be deferred or may permit in its discretion deferral elections made by award holders. The determinations of the Committee are binding on all parties.
Except in the event of a stock split, stock dividend, merger or other event described in “Adjustment” below, or in the event of a “Change in Control” as defined below, the Committee may not, without shareholder approval, (i) reduce the purchase price or base price of an outstanding stock option or SAR; (ii) cancel an outstanding stock option or SAR in exchange for another stock option or SAR with a lower purchase price or base price; or (iii) cancel an outstanding stock option or SAR in exchange for cash or another award if the purchase price of the stock option or the base price of the SAR exceeds the fair market value of a Common Share on the date of such cancellation.
Delegation. To the extent legally permissible, the Committee may delegate some or all of its power and authority under the 2022 Incentive Plan to the Board (or to any member(s) thereof) or to the President and Chief Executive Officer or other executive officer of TDS as it deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the President and Chief Executive Officer or other executive officer of TDS regarding the selection for participation in the 2022 Incentive Plan of an officer of TDS or other person subject to Section 16 of the Securities Exchange Act of 1934, as amended, or decisions concerning the timing, pricing or number of shares subject to an award granted to such an officer or other person.

Performance Measures. In the case of any awards under the 2022 Incentive Plan that are subject to performance-based conditions, the Committee will establish specific performance goals that may be based on any one or more performance measures, including without limitation measures relating to the following (which may be determined on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of TDS, or on an individual basis): the attainment by a Common Share of a specified fair market value for a specified period of time; earnings per share; return to stockholders (including dividends); increase in stockholder value; return on or net assets; return on equity; return on capital or invested capital; earnings or income before or after taxes and/or interest; return on investments; interest expense; cash flow, cash flow per share, cash flow margin or free cash flow; revenues; sales; costs; expenses; economic value created; operating profit or margin; gross profit or margin; net income before or after taxes; earnings before interest, depreciation and/or amortization; earnings before interest, taxes, depreciation, amortization and/or accretion; operating earnings either before or after interest expense and either before or after incentives; market share; attainment of cost or expense reduction goals; customer count; cost per gross or net customer addition; revenue per customer; customer turnover rate; return on operating costs; net cash provided by operations; price-to-earnings growth; ratios of employees to volume of business measures and population in licensed or operating markets; financing costs; ratios of capital spending and investment to volume of business measures; and strategic business criteria, consisting of one or more objectives based on meeting specified goals related to market penetration, geographic business expansion, cost targets, customer acquisition, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, acquisitions or divestitures; any combination thereof; or such other goals as the Committee may determine, whether or not listed herein. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of TDS (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof.
Performance measures may be amended or adjusted to include or exclude any applicable components, including, without limitation, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting TDS or its financial statements or changes in law or accounting principles.
Stock Options. The 2022 Incentive Plan provides for the grant of ISOs and nonqualified stock options and specifies that the Committee will determine the number of Common Shares subject to a stock option and the purchase price per Common Share subject to a stock option, provided that such purchase price per share may not be less than 100% of the fair market value of a Common Share on the date of grant of the stock option. The exercise of a stock option entitles the holder thereof to receive (subject to withholding tax, if applicable) whole Common Shares, and prior to the exercise of a stock option, the holder of such stock option will have no rights as a TDS shareholder with respect to the Common Shares subject to such stock option. To the extent that the aggregate fair market value (determined as of the date the stock option is granted) of the Common Shares with respect to which stock options designated as ISOs are exercisable for the first time by the option holder during any calendar year (under the 2022 Incentive Plan or any other plan of TDS or any related corporation, including its subsidiaries) exceeds the amount (currently $100,000) established by the Internal Revenue Code, such stock options shall be nonqualified stock options. The Committee will determine the period during which a stock option may be exercised, provided that a stock option granted under the 2022 Incentive Plan may not be exercised later than ten years from the date of grant. In the case of an eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of TDS or any related corporation, including its subsidiaries, the purchase price per share of an ISO granted under the 2022 Incentive Plan to such employee may not be less than 110% of the fair market value of a Common Share on the date of grant, and the exercise period may not exceed five years from the date of grant. A stock option holder will not be entitled to receive dividend equivalents with respect to the Common Shares subject to such stock option.
Stock Appreciation Rights. The 2022 Incentive Plan provides for the grant of SARs, which may be free-standing or granted in tandem with a stock option. Any tandem SAR will be granted on the same day that the related stock option is granted. The number of SARs subject to an award will be determined by the Committee. The base price of a free-standing SAR will be determined by the Committee, provided that the base price per SAR may not be less than 100% of the fair market value of a Common Share on the date of grant. The base price of a tandem SAR shall equal the purchase price per share subject to the related stock option. The Committee will determine the period during which an SAR may be exercised, provided that an SAR may not be exercised later than ten years from the date of grant and a tandem SAR may not be exercised later than the expiration, cancellation, forfeiture or other termination of the related stock option. The exercise of an SAR entitles the holder thereof to receive (subject to withholding taxes, if applicable) whole Common Shares, cash or a combination thereof (as determined by the Committee and set forth in the agreement evidencing the SAR) with a value equal to the difference between the fair market value of a Common Share on the exercise date and the base price of the SAR, multiplied by the number of SARs exercised. An SAR holder will not be entitled to receive dividend equivalents with respect to the Common Shares subject to such SAR.

Bonus Stock, Restricted Stock, RSU and Other Stock Awards. The 2022 Incentive Plan provides for the grant of bonus stock awards, which are vested upon grant. As noted above, no more than 250,000 Common Shares in the aggregate may be issued under the 2022 Incentive Plan in connection with bonus stock awards. The 2022 Incentive Plan also provides for the grant of restricted stock awards and RSU awards, which are subject to a restriction period, as well as Other Stock Awards (as described below). An RSU is a right to receive, contingent upon termination of the restriction period, a Common Share or cash equal to the fair market value of a Common Share, as specified by the agreement evidencing the award.
The number of Common Shares subject to an award of bonus stock or restricted stock or an Other Stock Award and the number of RSUs subject to an RSU award, the restriction period or performance period (if any) applicable to the award, any performance measures applicable to the award and the other terms of the award will be determined by the Committee. Unless otherwise determined by the Committee, shares of restricted stock and RSUs will be subject to forfeiture if the holder does not remain continuously employed by TDS or an affiliate during the restriction period or, if the restricted stock or RSU is subject to performance measures, if such performance measures are not attained during the performance period.
Unless otherwise set forth in an award agreement and subject to the terms and conditions of a restricted stock award, the holder of a restricted stock award shall have all the rights as a shareholder of TDS, including but not limited to, voting rights, the right to receive dividends or other distributions and the right to participate in any capital adjustment applicable to all holders of Common Shares. However, a dividend or distribution with respect to Common Shares subject to a restricted stock award, including a regular cash dividend, will be deposited with TDS and will be subject to the same restrictions as the Common Shares with respect to which such dividend or distribution was made.
Prior to the settlement of an RSU award in Common Shares, the holder of such RSU award will have no rights as a shareholder of TDS with respect to the Common Shares subject to the award. However, the agreement for the award may allow the holder of the RSU award to receive, on a current or deferred basis, dividend equivalents on the RSU award and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents. Any dividend equivalents with respect to RSU awards will be subject to the same vesting conditions as the RSU awards.
In addition, the 2022 Incentive Plan provides for the grant of other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares (collectively, “Other Stock Awards”), including without limitation dividend equivalents, deferred stock units, stock purchase rights and Common Shares issued in lieu of obligations of TDS to pay cash under any compensatory plan or arrangement, subject to such terms as may be determined by the Committee. The Committee will determine the terms and conditions of Other Stock Awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distributions, dividends or dividend equivalents with respect to Other Stock Awards will be subject to the same vesting conditions as the underlying awards. Prior to the settlement of an Other Stock Award in Common Shares, the holder of such award will have no rights as a TDS shareholder with respect to the Common Shares subject to such award.
Performance Awards. The 2022 Incentive Plan provides for the grant of performance awards. Each performance award is a right, contingent upon the attainment of specified performance measures within a specified performance period, to receive a payment in cash or in Common Shares (which may be restricted stock), as specified by the agreement evidencing the award. The amount of a performance award, the applicable performance measures and performance period, and the other terms of a performance award will be determined by the Committee. Unless otherwise determined by the Committee, if the specified performance measures are not attained during the applicable performance period, then the award recipient will forfeit the performance award.
Prior to the settlement of a performance award in Common Shares (if applicable), the holder of such performance award will have no rights as a shareholder of TDS with respect to the Common Shares subject to the award. However, the agreement for the award may allow the holder of the performance award to receive, on a current or deferred basis, dividend equivalents on the performance award and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents. Any dividend equivalents with respect to performance awards will be subject to the same restrictions as the performance awards.
Adjustment
In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of Common Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the 2022 Incentive Plan, the maximum aggregate number of securities that may be issued under the 2022 Incentive Plan in connection with ISOs, the maximum aggregate number of securities that may be issued under the 2022 Incentive Plan in connection with bonus stock awards and the terms of each outstanding award (including the number and class of securities subject thereto and in the case of a stock option or SAR, the purchase price or base price per share) will be appropriately adjusted by the Committee (such adjustments to be made, in the case of outstanding stock options and SARs, in accordance with Section 409A of the Internal Revenue Code). In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of TDS, such adjustments described above may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment will be final, binding and conclusive.

Change in Control
Notwithstanding any other provision in the 2022 Incentive Plan or any agreement, in the event of a Change in Control (as defined below), the Board (as constituted prior to the Change in Control) may in its discretion, but shall not be required to, make such adjustments to outstanding awards under the 2022 Incentive Plan as it deems appropriate, including without limitation:
•(i) causing some or all outstanding stock options and SARs to become exercisable in full, either immediately or upon a subsequent termination of employment; (ii) causing some or all outstanding restricted stock awards to become nonforfeitable and the restriction periods applicable to some or all outstanding restricted stock awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iii) causing some or all outstanding RSU awards to become nonforfeitable, and to the extent permissible under Section 409A of the Internal Revenue Code, causing the restriction periods applicable to some or all outstanding RSU awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iv) causing some or all outstanding performance awards to become nonforfeitable, and to the extent permissible under Section 409A of the Internal Revenue Code, causing the performance periods applicable to some or all outstanding performance awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (v) causing some or all outstanding Other Stock Awards to become nonforfeitable, and to the extent permissible under Section 409A of the Internal Revenue Code, causing the restriction periods applicable to some or all outstanding Other Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; and (vi) causing the performance measures applicable to some or all outstanding performance awards, restricted stock awards, RSU awards or Other Stock Awards (if any) to be deemed to be satisfied at the target, maximum or any other level, as determined by the Board (as constituted prior to such Change in Control), either immediately or upon a subsequent termination of employment; and/or
•substituting for some or all of the Common Shares available under the 2022 Incentive Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding Common Share shall be converted pursuant to such Change in Control, with an appropriate and equitable adjustment to such award as determined by the Board (as constituted prior to such Change in Control) in accordance with the terms of the 2022 Incentive Plan; and/or
•requiring that outstanding awards, in whole or in part, be surrendered to TDS in exchange for a payment of cash, shares of capital stock of the company resulting from or succeeding to the business of TDS in connection with the Change in Control or the parent thereof, or a combination of cash and shares.
Under the 2022 Incentive Plan, a “Change in Control” is generally defined as the occurrence of any one of the following events: (i) certain acquisitions of the outstanding securities of TDS either having sufficient voting power to elect at least 50% or more of Board members or having 50% or more of the combined voting power of TDS’ then outstanding voting securities; (ii) certain changes in the majority composition of the Board; (iii) consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of TDS (with certain exceptions); or (iv) approval by TDS shareholders of a plan of complete liquidation or dissolution of TDS.
Termination of Employment
All of the terms relating to the treatment of an award upon an employee’s termination of employment with TDS and its affiliates, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the agreement evidencing the award. Notwithstanding the foregoing, if an employee ceases to be employed by TDS and its affiliates because of the employee’s negligence or willful misconduct, then the award shall terminate immediately upon such termination of employment.
Clawback
Awards granted under the 2022 Incentive Plan, and any cash or shares delivered pursuant to such awards, are subject to forfeiture, recovery by TDS or other action pursuant to any clawback or recoupment policy which TDS may adopt or as otherwise required by law.
Transferability
No ISO is transferable other than pursuant to a beneficiary designation effective on the award recipient’s death.
Other awards are not transferable other than:
•pursuant to a beneficiary designation effective on the award recipient’s death; or
•pursuant to a court order entered in connection with a dissolution of marriage or child support; or
•in the case of nonqualified stock options, SARs and restricted stock awards, by gift to a permitted transferee (as defined under the 2022 Incentive Plan), to the extent permitted under securities laws and the award agreement.
Except as permitted by the preceding sentences, upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder will immediately become null and void.

Federal Income Tax Consequences
The following is a brief summary of certain federal income tax consequences, pursuant to the tax laws in effect as of the date of this Proxy Statement, of awards made under the 2022 Incentive Plan. Federal income tax laws are complex and subject to different interpretations, and the following summary is not a complete description of the possible federal income tax consequences of awards made under the 2022 Incentive Plan. The following also does not address the state, local, foreign or other tax consequences of awards made under the 2022 Incentive Plan. The following should not be interpreted as tax advice.
Nonqualified Stock Options. An award recipient will not recognize taxable income at the time of grant of a nonqualified stock option. An award recipient will recognize compensation taxable as ordinary income at the time of exercise of a nonqualified stock option in an amount equal to the excess of the fair market value on the date of exercise of the shares purchased over their exercise price.
Incentive Stock Options. An award recipient will not recognize taxable income at the time of grant of an ISO. Except for purposes of the alternative minimum tax, an award recipient will not recognize taxable income at the time of exercise of an ISO. If the shares acquired by exercise of an ISO are not disposed of during the period ending on the later of: (i) two years from the date the ISO was granted and (ii) one year from the date the ISO was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss. If, however, such shares are disposed of within such two or one year period, then in the year of such disposition, the award recipient will realize compensation taxable as ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares purchased on the date of exercise over their exercise price or (ii) the amount of gain realized. Any gain recognized by the award recipient on the disposition of such shares in excess of the amount taxable as ordinary income will be treated as capital gain, long or short-term depending on whether the stock has been held for more than one year.
SARs. An award recipient will not recognize taxable income at the time of grant of an SAR. An award recipient will recognize compensation taxable as ordinary income at the time of exercise of an SAR in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by TDS.
Bonus Stock. An award recipient will recognize compensation taxable as ordinary income at the time shares of bonus stock are awarded in an amount equal to the excess of the fair market value of such shares at such time over the amount, if any, paid for such shares.
Restricted Stock. An award recipient generally will not recognize taxable income at the time of grant of shares subject to a substantial risk of forfeiture (“restricted stock”), unless the award recipient makes an election under Section 83(b) of the Internal Revenue Code to be taxed at the time the shares of restricted stock are granted. If such election is made, the award recipient will recognize compensation taxable as ordinary income at the time of grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the award recipient will recognize compensation taxable as ordinary income at the time the restrictions constituting a substantial risk of forfeiture on the shares lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. In addition, an award recipient receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions on the shares lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid.
Restricted Stock Units. An award recipient will not recognize taxable income at the time of grant of an RSU. An award recipient will recognize compensation taxable as ordinary income at the time the award is settled in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by TDS.
Performance Awards. An award recipient will not recognize taxable income at the time of grant of a performance award. Upon the settlement of a performance award in the form of unrestricted shares, cash or a combination of both, the award recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by TDS. Upon the settlement of a performance award in the form of restricted stock, the federal income tax consequences associated with such restricted stock shall be determined in accordance with the section above titled “Restricted Stock.”
General. Any compensation taxable as ordinary income with respect to an award recipient will generally be subject to applicable federal, state and local income tax withholding. TDS generally will be entitled to a corresponding corporate income tax deduction at the time that ordinary income is recognized by the award recipient, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply. Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's Chief Executive Officer and Chief Financial Officer and the corporation's three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer (the “Covered Employees”), as well as certain persons who previously were Covered Employees.

New Plan Benefits
Disclosure cannot be made of the future benefits or amounts that would be received by or allocated to any participants under the 2022 Incentive Plan because the benefit or amount is not determinable until awarded.
Your board of directors unanimously recommends a vote “FOR” approval of the 2022 Incentive Plan, which would authorize 5 million Common Shares for issuance under the 2022 Incentive Plan.

PROPOSAL 4
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
What am I being asked to vote on in Proposal 4?
In Proposal 4, we are providing shareholders with a vote to approve, on an advisory basis, the compensation of our Named Executive Officers ("NEO") as disclosed in this 2022 Proxy Statement as required, including Compensation Discussion and Analysis, compensation tables and discussions. This vote is required to be submitted to shareholders pursuant to SEC rules adopted under provisions in the Dodd-Frank Act. The advisory vote on executive compensation described in this proposal is commonly referred to as a "Say-on-Pay" vote.
TDS is required to request shareholders to vote, on an advisory basis, on the frequency of holding Say-on-Pay votes, commonly referred to as a "Say-on-Frequency" vote, at least once every six years. TDS held a Say-on-Frequency vote at the 2017 Annual Meeting and the shareholders voted by a substantial majority to hold a Say-on-Pay vote every year. Based on the Say-on-Frequency votes in 2017, the TDS Board of Directors adopted a policy to hold the Say-on-Pay vote every year. Accordingly, TDS is holding a Say-on-Pay vote every year unless and until this policy is changed and it will submit the next Say-on-Frequency proposal to shareholders at the 2023 Annual Meeting.
This proposal gives our shareholders the opportunity to express their views on the overall compensation of our named executive officers and the compensation philosophy, policies and practices.
How does the Board of Directors recommend that I vote on this proposal?
The Board of Directors unanimously recommends a vote FOR approval of the Say-on-Pay proposal.
TDS believes that its executive compensation program is reasonable, competitive and strongly focused on pay for performance. TDS' compensation objectives for executive officers are to support the overall business strategy and objectives, attract and retain high-quality management, link compensation to both individual and company performance, and provide compensation that is both competitive and consistent with our financial performance.
Consistent with these goals, the CHRC has developed and approved an executive compensation philosophy to provide a framework for TDS' executive compensation program featuring the policies and practices described in the Executive Summary of the Compensation Discussion and Analysis below.
Is this vote binding on the Board of Directors?
The Say-on-Pay vote is an advisory vote only, and therefore will not bind TDS, our Board of Directors or the CHRC. However, the Board of Directors and the CHRC will consider the voting results as appropriate when making future decisions regarding executive compensation.
Your Board of Directors unanimously recommends a vote "FOR" the approval of Proposal 4.

EXECUTIVE AND DIRECTOR COMPENSATION
The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included below, as well as our financial statements and management's discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis (CD&A) describes the TDS executive compensation programs and practices and the compensation decisions for the following Named Executive Officers (NEOs) in 2021:

Named Executive Officer	Position with the Company During 2021
LeRoy T. Carlson, Jr.	Director and President and CEO, TDS
Laurent C. Therivel	Director and President and CEO, UScellular
Peter L. Sereda	Executive Vice President and Chief Financial Officer, TDS
James W. Butman	Director and President and CEO, TDS Telecom
Kurt B. Thaus	Former Senior Vice President, Technology Services, TDS
The NEOs consist of the Company’s principal executive officer and principal financial officer and the three most highly compensated executive officers of the Company and its subsidiaries in office at the end of the 2021 fiscal year other than the principal executive officer and principal financial officer. Kurt B. Thaus retired on January 3, 2022.
Compensation Philosophy and Objectives
TDS and its business units are committed to providing the very best in customer satisfaction, achieving long-term profitable growth, and building the high-quality teams required to make this possible. As such, we focus on operating in a fiscally responsible manner, and on recruiting and retaining talented associates who believe in the Company's values and long-term perspective.
We assess and evaluate our compensation programs based on conditions throughout the year. The impact of the COVID-19 pandemic and business results were considered by the CHRC without material changes to the structure of our compensation programs.
The objectives of TDS' compensation programs for executive officers are to:
•support TDS' overall business strategy and objectives;
•attract and retain high-quality leadership;
•link individual compensation with attainment of individual performance goals and with attainment of business unit and TDS objectives; and
•provide competitive compensation opportunities consistent with the financial performance of TDS.
The primary financial focus of TDS as a consolidated enterprise is the increase of long-term shareholder value measured primarily in such terms as consolidated operating revenue, consolidated adjusted earnings before interest, taxes, depreciation, amortization and accretion, consolidated capital spending, return on capital, and total shareholder return. Operating units of TDS may have somewhat different primary financial measures. TDS' compensation policies for executive officers are designed to reward the achievement of such corporate performance goals.
TDS' compensation programs are designed to reward performance on both a short-term and long-term basis and to be aligned with management's interests. With respect to the NEOs, the design of compensation programs and performance rewarded are similar but with some differences for each of the NEOs depending on such officer's position and responsibilities. TDS' policies establish incentive compensation performance goals for executive officers based on factors over which such officers are believed to have some control and which are viewed as important to TDS' long-term success. TDS believes compensation should be related to the performance of TDS.
The CHRC evaluates the performance of the President and CEO of TDS in light of the annual and long-term objectives for TDS and its primary business units and the degree of attainment of those objectives and sets the elements of compensation for him considering such performance evaluation and compensation principles.

With respect to the other executive officers identified in the Summary Compensation Table, the CHRC reviews management's evaluation of the performance of such executive officers, as determined by the TDS President and CEO, and determines and approves the elements of compensation for such executive officers, considering such performance evaluations and compensation principles and the CHRC's own assessment of the performance of these officers, as discussed below.
Executive Compensation Best Practices
We annually review all elements of compensation and where appropriate may make changes. The following provides a summary of "what we do" and "what we don't do".

What We Do
☑ To align pay and performance, we grant performance-based stock units
☑ We design our compensation programs with the goal of motivating executive officers to act in the long-term interest of TDS
☑ Our executive officer compensation levels are based in part on competitive market compensation data supplied by our CHRC's independent compensation consultant, Compensation Strategies, Inc., and by our compensation consultant, Willis Towers Watson
☑ We have an independent CHRC that reviews and approves the salaries, bonuses and long-term compensation of executive officers (other than the President and Chief Executive Officer of UScellular, whose short-term compensation is approved by UScellular's Chairman and long-term compensation is approved by the Long-Term Incentive Compensation Committee)

☑ To align the executive bonus program with the interests of our shareholders, TDS bonuses paid in 2022 with respect to 2021 performance were paid with an 80% company performance weighting and a 20% individual weighting
☑ Our compensation goal is to provide compensation and benefit programs that are competitive, attractive and fiscally responsible
☑ The maximum amount of the TDS bonus paid to officers related to company performance is 195% of the target opportunity allocated to company performance
☑ TDS would intend to seek to adjust or recover awards or payments if performance measures are restated or otherwise adjusted as described under "Clawback" below
☑ TDS provides limited perquisites

What We Don't Do
☒ Hedging by directors and officers is prohibited ☒ Except in limited circumstances, our plans, awards and agreements do not include tax gross-ups	☒ TDS does not backdate options or have any program, plan or practice to time the grant of awards in coordination with the release of material non-public information
Results on Say-on-Pay Vote
At our 2021 annual meeting, approximately 98% of the votes cast for the Say-on-Pay vote were in support of the Company’s executive compensation program. Considering that substantial support and other factors, the Compensation Committee did not make any significant changes to TDS’ executive compensation policies and decisions in 2021.
In 2021 the CHRC decided that it will discontinue issuing stock options as a component of the long-term incentive award. Beginning in 2022, the program will award 50% of the target long-term incentive award in performance share units (PSUs) and 50% of the award in restricted share units (RSUs). Stock options were previously only 10% of the long-term equity target.
TDS' Compensation Program
The elements of executive compensation under TDS' compensation program include both annual cash and long-term equity compensation. Annual compensation decisions are based on both individual and corporate short-term and long-term performance. TDS has chosen to pay and provide these elements of compensation after considering common compensation practices of peers and other companies with similar characteristics, in order to support TDS' overall business strategy and objectives. Executive compensation is intended to provide an appropriate balance between long-term and short-term performance.
2021 Elements of Compensation

Annual Cash Compensation	Equity Compensation	Other Benefits Available to Named Executives	Other Generally Applicable Benefit Plans
• Salary	• Performance Share Units	• Supplemental Executive Retirement Plan	• Tax-Deferred Savings Plan (401(k))
• Bonus	• Stock Options	• Limited Perquisites	• Pension Plan
	• Restricted Stock Units	• Deferred Compensation	• Welfare Benefits (during employment and retirement)

The following charts summarize the material elements of the Company's 2021 executive compensation programs for NEOs. Percentages are rounded. The Company's CEO and other NEOs have a substantial portion of their target compensation at-risk due to it being tied to company performance.
CEO

All Other NEOs(1)
Note: Compensation included as "All Other Compensation" in the Summary Compensation Table and TDS Deferred Compensation Stock Match included under Stock Awards in the Summary Compensation Table are not considered in the graphs above, because the Company views it as de minimis.
(1) The All Other NEOs chart excludes the 2021 compensation of Mr. Therivel since his compensation was paid by UScellular.
The CHRC does not consider an officer's outstanding equity awards or stock ownership levels when determining the value of the long-term incentive award component of such officer's compensation. The CHRC makes long-term incentive awards based on performance for a particular year and other considerations.
Compensation Consultant
The CHRC's charter provides that it shall have the authority to engage advisors as it deems necessary to carry out its duties and that TDS shall provide appropriate funding for any advisor retained, as well as ordinary administrative expenses that are necessary or appropriate in carrying out its duties. Pursuant to such authority, the Committee hires Compensation Strategies to function as an independent compensation consultant providing advice regarding compensation best practices, executive compensation market analysis, and reviews of TDS' various executive compensation elements and programs. They provide independent analysis and advice to the CHRC for the purpose of evaluating such elements and programs. As discussed below under "Benchmarking/Market Compensation Data", Compensation Strategies conducted a competitive review of compensation levels of TDS executive officers in 2021. In 2021, Compensation Strategies also provided advice to the CHRC relating to the designs of the bonus program and the long-term incentive program, as well as advice on other elements of compensation. TDS management has no role in the engagement of Compensation Strategies and Compensation Strategies has not provided any services to TDS nor its affiliates other than its services to the CHRC.
Willis Towers Watson is TDS management's primary compensation consultant to provide executive compensation advice and executive market compensation data. See "Benchmarking/Market Compensation Data" below. Willis Towers Watson also provides compensation consulting and other services to UScellular, which are described in the UScellular 2022 proxy statement. The CHRC has no decision making authority in UScellular's compensation policies or practices.
Compensation Consultant Conflicts of Interest
As required by SEC and NYSE rules, with regard to Willis Towers Watson and Compensation Strategies, the CHRC considered if their work raised any conflict of interest.
Based on its review, the CHRC determined that the work did not raise any conflict of interest considering the factors identified in Rule 10C-1 under the Securities Exchange Act of 1934, as amended.
Although the independence rules of Section 303.05 of the NYSE Listed Company Manual are not applicable to TDS because it is a controlled company, the CHRC believes that Compensation Strategies would satisfy the independence requirements of such rules if they were applicable, considering the factors identified in Rule 10C-1.
Neither Willis Towers Watson nor Compensation Strategies provides any advice as to director compensation.

Benchmarking/Market Compensation Data
TDS uses broad-based survey data from Willis Towers Watson to identify the ranges of annual cash compensation considered to be appropriate for the NEOs. This database also was used in evaluating the equity compensation awards of the NEOs. TDS believes this approach provides a reasonably accurate reflection of the competitive market for such elements of compensation necessary to retain current executives and attract future executives to positions at TDS. The identities of the individual component companies that are included in the Willis Towers Watson database are not disclosed nor considered by TDS or the CHRC. TDS relies upon and considers to be material only the aggregated survey data prepared by Willis Towers Watson.
The CHRC obtains peer group information and compensation data from Compensation Strategies for consideration in connection with its determination of NEO compensation. With respect to 2021, Compensation Strategies provided market data for a peer group for purposes of a competitive review of compensation levels of TDS' executive officers and this was referenced during final approval of NEO compensation.
Compensation Strategies created an industry peer group that consisted of the following 14 publicly-traded companies as they existed at the beginning of 2021: Altice USA, Inc., American Tower Corp., Cable One, Inc., Cincinnati Bell, Consolidated Communications Holding, Inc., Crown Castle International Corp., DISH Network Corporation, Equinix, Inc., IDT Corporation, Lumen Technologies, Inc., SBA Communications Corporation, Shenandoah Telecommunications Co., ViaSat Inc., and Vonage Holdings Corp. These companies were included in this analysis because they are companies somewhat similar in revenues and market capitalization to TDS and/or in similar industries.
TDS also considers compensation arrangements at the companies in the peer group index included in the "Stock Performance Graph" that is included in the TDS Annual Report to shareholders, as well as other companies in the telecommunications industry and other industries, to the extent considered appropriate, based on similar size, function, geography or otherwise. This information is used to generally understand the market for compensation arrangements for executives.
Company Performance
UScellular produced a payout of 100.6% of target for the company performance portion of its 2021 executive officer bonus plan, as disclosed in the UScellular 2022 proxy statement. TDS Telecom company performance for purposes of its 2021 bonus plan was determined to be 123.1% of target. For bonuses relating to 2021 performance paid in 2022, TDS company performance was based on consolidated results of TDS across the enterprise. There were no financial adjustments due to COVID-19 that impacted consolidated TDS results. The TDS consolidated company performance for purposes of its 2021 bonus paid in 2022 was determined to be 105.4% of target.
For the 2021 performance year, the TDS consolidated company performance was based on the following three metrics with the following weights: consolidated operating revenue (50%), consolidated adjusted earnings before interest, taxes, depreciation, amortization and accretion (40%), and consolidated capital expenditures (10%).
The following shows TDS' calculation of consolidated company performance with respect to 2021. Bonus performance metrics are established specifically for bonus purposes and may not agree with TDS' financial statements, which are based on accounting principles generally accepted in the United States of America ("GAAP"), or with other publicly disclosed measures. As compared to GAAP, the below bonus metrics results and targets may be adjusted for amounts relating to items such as acquisitions and divestitures, material accounting adjustments, or major business decisions. The below bonus targets are intended to reflect the regular operating results over which TDS officers have significant influence.

($ in millions) Performance Measures	Final Bonus Results for 2021(1)	Final Target for 2021	Bonus Results (as a % of Target)	Minimum Threshold Performance (as a % of Target)	Maximum Performance (as a % of Target)	Interpolated % of Target Bonus Earned (if within Minimum and Maximum Range)	Weight	Weighted Avg % of Target Bonus
Consolidated Operating Revenue	$5,329	$5,321	100.2%	90%	110%	101.5%	50%	50.8%
Consolidated Adjusted EBITDA(2)	$1,372	$1,354	101.3%	85%	115%	108.6%	40%	43.4%
Consolidated Capital Expenditures	$1,201	$1,231	97.6%	105%	90%	112.2%	10%	11.2%
Overall Company Performance							100.0%	105.4%

(1)Final Bonus Results for 2021 performance are based on externally reported metrics.
(2)Consolidated Adjusted EBITDA is a non-GAAP financial measure that is calculated as net income excluding depreciation, amortization, and accretion, interest expense, income tax expense, and gains/losses on asset disposals and sales of business and other exit costs.
If a metric does not meet the minimum threshold performance level, the plan provides that it will be at the discretion of the CHRC to determine if a bonus will be paid with respect to such metric. If maximum performance or greater is achieved, 200% of the bonus opportunity for that metric will be funded, except with respect to consolidated capital expenditures for which the maximum bonus opportunity is 150% of target. As shown above, the minimum threshold was achieved with respect to all the three metrics, but performance was less than maximum performance for all three metrics. As a result, the payout level was interpolated as indicated above based on the formula included in the TDS bonus plan.
Personal Objectives and Performance
In addition to TDS and/or business unit performance, the CHRC may consider personal objectives and performance. There was no minimum level of achievement of any personal objectives that was required for any cash compensation decision. The assessment of the achievement of personal objectives is not formulaic, objective or quantifiable. Instead, the individual performance considerations are factors, among others, that are taken into account in the course of making subjective judgments in connection with compensation decisions.
The TDS officer bonus plan considers company performance and individual performance when determining the amount of bonuses.
TDS Corporate Objectives and Accomplishments
In addition to achieving TDS financial performance of 105.4% of target, TDS Corporate supported the overall organization in the following initiatives:
•achieving targets for revenue, adjusted EBITDA, and capital spending;
•developing financing strategies to fund business needs;
•emphasizing cost control initiatives at TDS Corporate and business units;
•assisting UScellular in developing spectrum auction strategies;
•supporting TDS Telecom in its execution of the fiber program;
•continue building our ESG program and disclosures;
•continuing to develop our talent throughout the organization including a board mentoring program for executives with board members; and
•planning and managing key officer transitions to occur in 2021 and 2022.
Therivel Letter Agreement rewards Revenue Growth and improved Return on Capital
Mr. Therivel and UScellular entered into a letter agreement on June 1, 2020, (the “Therivel Letter Agreement”) relating to his appointment as President and CEO. Compensation highlights from the Therivel Letter Agreement include:
•Assuming continued employment, a one-time cash retention payment of $1,300,000 on December 1, 2020, $400,000 on June 30, 2022, $885,000 on December 1, 2023 and $295,000 on December 1, 2024
Additionally, to drive revenue growth and improved return on capital, in connection with his hiring Mr. Therivel was granted an Initial CEO performance-based equity award (“Accomplishment Award”) with a grant date value equal to $4,500,000 tied to satisfaction of:
1.an average total revenue growth rate that exceeds the average total revenue growth rate of the wireless industry
2.an average annual return on capital that exceeds six percent
Mr. Therivel’s Accomplishment Award, which is similar to a performance share unit award, was designed without a minimum, target or maximum. Instead, it was designed to only vest upon the achievement of the above-described two performance conditions during the same two calendar-year period commencing no earlier than January 1, 2021 and ending no later than December 31, 2026. The Accomplishment Award is binary - the award does not vest if both performance conditions are not satisfied. UScellular believes that revenue growth and return on capital are important financial metrics that will help build shareholder value over time.

The Therivel Letter Agreement provides that, starting in 2021, it is anticipated that Mr. Therivel will receive annual equity grants with a target grant date value not less than $4,000,000. Mr. Therivel's 2021 equity grants were valued at $4,500,000 on their grant date.
The Therivel Letter Agreement provides for a possible severance payment and provides that certain payments and awards shall vest upon involuntary termination or a change in control. See the UScellular 2022 proxy statement or the Table of Potential Payments upon Termination or Change in Control below for additional information.
Annual Cash Compensation
Annual compensation decisions are based partly on individual and corporate short-term performance and partly on individual and corporate cumulative long-term performance during the executive's tenure in his or her position, particularly with regard to the TDS President and CEO. Additionally, general industry compensation data is used in evaluating annual compensation.
The CHRC also considers recommendations from the TDS President and CEO regarding compensation for the NEOs other than himself, each of which reports directly to him. TDS' Senior Vice President—Human Resources prepares for the CHRC an analysis of compensation paid to similar executive officers of other comparable companies. See "Benchmarking/Market Compensation Data" above.
In general, other facts and circumstances that are considered in making annual cash compensation decisions include TDS' status as a public company and a controlled company; the fact that TDS is primarily a regional competitor and that some of its competitors are national or global telecommunications companies that are much larger than TDS and possess greater resources than TDS; the value of TDS' assets; and TDS' primary financial focus of increasing long-term shareholder value.
The CHRC also considers relevant information provided by the TDS Human Resources department and Compensation Strategies.
The elements of compensation and ranges for such elements are discretionary. No specific measures of performance or factors are considered determinative in the compensation of executive officers. Ultimately, it is the informed judgment of the CHRC, after reviewing all the facts and circumstances, that determines the elements of compensation and total compensation for the NEOs.
Base Salary
The base salary of each NEO is set within the range identified for this element based on an assessment of the responsibilities and the performance of such officer, also taking into account the performance of TDS and/or its business units or divisions, other comparable companies, the industry and the overall economy during the preceding year, as well as other factors. The Summary Compensation Table includes the dollar value of base salary earned by the NEOs during 2021, 2020 and 2019, whether or not paid in such year.
The following shows certain information relating to the rate of base salary paid by TDS in 2021 compared to 2020 for the NEOs primarily compensated by TDS:

	LeRoy T. Carlson, Jr.	Peter L. Sereda	James W. Butman	Kurt B. Thaus*
2020 Base Salary effective 1/1/20 - 12/31/20	$1,352,700	$612,000	$640,500	—
2020 Base Salary effective 1/1/20 - 2/28/20	—	—	—	$533,000
2020 Base Salary effective 3/1/20 - 12/31/20	—	—	—	$445,500
2021 Base Salary effective 1/1/21	$1,352,700	$633,500	$662,500	$456,500
$ Change in 2021	—	$21,500	$22,000	$11,000
% Change in 2021	—	3.5%	3.4%	2.5%
* Mr. Thaus' salary was changed during 2020 due to a change in his responsibilities, in preparation for his upcoming retirement. The role of Chief Information Officer was transitioned from Mr. Thaus to Laurie A. Ruchti in 2020.
The CHRC reviews the base salary and bonus of the executive officers on an aggregate basis as described below under "Total Cash Compensation."
Bonus
TDS established the 2021 Officer Bonus Program for awarding bonuses to certain NEOs. For bonuses relating to 2021 performance that were paid in 2022, 20% of an NEO's target bonus was based on individual performance and the remaining 80% was based on company performance (utilizing the weightings and metrics described above under "Company Performance"). The maximum amount of the bonus actually paid based on company performance could not exceed 195% of the target and the maximum bonus based on individual performance could not exceed 160% of the target.

The program provided that the company and performance weightings and TDS Telecom bonus metrics and results are used for the bonus for the TDS Telecom President and CEO. The amount of the bonus payable to the TDS Telecom President and CEO was based on the TDS 2021 Officer Bonus Program, TDS Telecom metrics and various other facts and circumstances.
The TDS President and CEO did not participate in the 2021 Officer Bonus Plan. Rather, TDS has established performance guidelines and procedures for awarding bonuses to the President and CEO, TDS. These guidelines and procedures provide that the CHRC in its sole discretion determines whether an annual bonus will be payable to the President and CEO, TDS for a performance year and, if so, the amount of such bonus, and describe factors that may be considered by the CHRC in making such determination, including any factors that the CHRC in the exercise of its judgment and discretion determines relevant. The guidelines and procedures provide that no single factor will be determinative and no factor will be applied mechanically to calculate any portion of the bonus of the TDS President and CEO. The entire amount of the bonus is discretionary. The guidelines and procedures provide that the TDS President and CEO will have no right or expectation with respect to any bonus until the CHRC has determined whether a bonus will be paid for a performance year.
The TDS 2021 Officer Bonus Program did not cover the UScellular President and CEO, who is subject to a separate bonus arrangement as described in UScellular's 2022 proxy statement.
Summary of Bonus Payments
The following shows information with respect to each NEO that received a bonus for 2021 performance (paid in 2022) from TDS, showing the amount of bonus awarded. The bonus for 2021 performance for Mr. Therivel was paid by UScellular as described in the UScellular 2022 proxy statement.
As noted above under "Company Performance," the overall percentage achieved by TDS with respect to company performance for 2021 was determined to be 105.4%. The overall percentage achieved by TDS Telecom with respect to company performance for 2021 was determined to be 123.1%. Certain amounts below are rounded.

		Formula	LeRoy T. Carlson, Jr.	Peter L. Sereda	James W. Butman	Kurt B. Thaus
a	2021 base salary		$1,352,700	$633,500	$662,500	$456,500
b	Target bonus percentage (informal for Mr. Carlson)		90%	60%	75%	50%
c	Target bonus for 2021	a × b	$1,217,430	$380,100	$496,875	$228,250
d	Percentage of 2021 target bonus based on company performance (informal for Mr. Carlson)		N/A	80%	80%	80%
e	Target bonus for company performance	c × d	—	$304,080	$397,520	$182,600
f	Calculation of amount reported under "Non-Equity Incentive Plan Compensation" column based on 2021 company performance (1)	e × company performance %	—	$320,500	$489,350	$192,460
g	Percentage of 2021 target bonus based on individual performance (informal for Mr. Carlson)		N/A	20%	20%	N/A
h	Target bonus for individual performance	c x g	—	$76,020	$99,380	—
i	Discretionary bonus factor based on individual performance		N/A	137.5%	137%	N/A
j	Calculation of amount of discretionary bonus based on individual performance	h x i	N/A	$104,500	$136,150	N/A
k	Other bonus (1)		$1,270,000	—	$150,000	$148,540
l	Subtotal of amount reported under "Bonus" column	j + k	$1,270,000	$104,500	$286,150	$148,540
m	Total bonus for 2021 paid in 2022 (sum of amount reported under "Non-Equity Incentive Plan Compensation" column and amount reported under "Bonus" column)	f + l	$1,270,000	$425,000	$775,500	$341,000
n	Total percent of target bonus	m / c	104%	112%	156%	149%

(1)Unlike the TDS 2021 Officer Bonus Program, which provides that a specified percentage of an officer's bonus will be determined based on company performance measures (as described above) and that the remaining percentage will be discretionary based on individual performance, the bonus guidelines for the TDS President and CEO (LeRoy T. Carlson, Jr.), do not provide such specificity and provide that the entire amount of the bonus is discretionary. Accordingly, the entire amount of the bonus for LeRoy T. Carlson, Jr. is reported under the "Bonus" column of the Summary Compensation Table. The bonus for Mr. Carlson reflects the CHRC's subjective judgment of the bonus that he should receive based on company performance, individual performance, and other factors, including total cash compensation of base salary and bonus, as discussed below. "Company performance" with respect to Messrs. Sereda, Thaus and Butman is based on the performance of TDS, TDS, and TDS Telecom, respectively. A portion of the amount of the bonus for Messrs. Thaus and Butman is reported under "Other bonus", which reflects the CHRC's subjective judgment based on other factors, including total cash compensation of base salary and bonus. The "Other bonus" amount for Mr. Thaus also reflects contributions made to the organization prior to his retirement.
The individual performance percentage for Messrs. Sereda and Butman was based on the recommendation of the TDS President and CEO based on his subjective judgment of their personal achievements and performance in 2021.
Laurent C. Therivel did not receive a bonus from TDS because his bonus was paid by UScellular, as described in UScellular's 2022 proxy statement.
Total Cash Compensation
The following shows information relating to total cash compensation in 2021 for the NEOs compensated primarily by TDS:

	LeRoy T. Carlson, Jr.	Peter L. Sereda	James W. Butman	Kurt B. Thaus
Base Salary in 2021	$1,352,700	$633,500	$662,500	$456,500
2021 Bonus Paid in 2022	$1,270,000	$425,000	$775,500	$341,000
Total Cash Compensation in 2021	$2,622,700	$1,058,500	$1,438,000	$797,500
The amount reported above as Base Salary represents the NEO's 2021 base salary. The CHRC, based on its analysis and consultation with Compensation Strategies, believes that total target and cash compensation paid to TDS executive officers is in line with TDS' peers and that a greater proportion of the total cash compensation should be paid as salary and less should be paid as bonus compared to peers.
The CHRC bases its decisions on a subjective view of the appropriate cash compensation to be provided to the NEOs considering the following:
•Importance and performance of job responsibilities
•Financial performance of TDS and its subsidiaries
•Years of service with TDS, TDS Telecom and/or UScellular
•Compensation of officers at comparable companies with similar responsibilities
Long-Term Equity Compensation
Long-term equity compensation is intended to compensate executives for their contributions to long-term increases in shareholder value and serve as a retention tool. The CHRC also determines long-term equity compensation awards to the NEOs (other than the President and CEO of UScellular whose equity awards are determined by the UScellular Long-Term Incentive Compensation Committee) under the TDS long-term incentive plans, which awards historically have included options, restricted stock units, performance share units and bonus match units, as discussed below. Long-term equity is usually granted to all equity recipients at the same time each year. TDS may also make grants of equity awards during other times of the year as it deems appropriate. All option, restricted stock unit, performance share unit and bonus match unit awards are expensed over the applicable vesting periods.
With respect to long-term compensation, the Senior Vice President—Human Resources prepares an analysis of long-term compensation which is presented to the CHRC who approves the long-term compensation of the NEOs in part based on such information. The CHRC also looks at the mix of salary, bonus and long-term incentive compensation, and obtains additional information from its compensation consultant, Compensation Strategies.
Long-term compensation awards for NEOs are based, in part, on company and individual performance, with the goal of increasing long-term company performance and shareholder value. Stock options, restricted stock units and bonus match units generally vest over three years, and performance share unit awards are subject to a three-year performance period, to reflect the goal of relating long-term executive compensation to increases in shareholder value over the same period. The President and CEO of TDS may recommend to the CHRC long-term compensation in the form of stock option, performance share unit and restricted stock unit grants or otherwise for the executive officers other than himself.

Performance Share Units
Performance for the financial-based performance share units is measured over a three-year time period using three key performance metrics. The three-year performance period applicable to each year's performance share unit awards results in an overlap of performance periods.
Performance against the goals established for each award is measured separately for each year's award. Information relating to prior awards was disclosed in previous proxy statements. The below describes the performance measures that are applicable to the 2021 awards and provides certain additional information regarding such awards. The performance measures established for executives of TDS differed from the performance measures established for executives of TDS Telecom.
With the pay-for-performance program, each of the designated executives was granted a performance share unit award with a payout target opportunity in TDS Common Shares. The payout could be increased up to 200% of target or reduced to 0% based on achievement of the key metrics.
TDS performance metrics and methodology for 2021 performance share unit awards

		Methodology during Performance Period	Weighting
Return on Capital ("ROC")	•	Average of the three fiscal years in the performance period	40%
	•	Based on Adjusted Net Operating Profit After Tax divided by Average Capital
Total Revenue	•	Cumulative Consolidated Operating Revenue over the three fiscal years in the performance period	40%
Relative Total Shareholder Return ("TSR")	•	Comparison of TDS to specified peer group from the beginning to the end of the performance period	20%
	•	Dividends, if any, are deemed to be reinvested in additional shares of the subject company, based on the then-current closing stock price
TDS performance share unit peer group at December 31, 2021

Altice USA, Inc. American Tower Corp. AT&T, Inc. Cable One, Inc. Charter Communications, Inc. Comcast Corp.	Consolidated Communications Holdings, Inc. Crown Castle International Corp. DISH Network Corp. Equinix, Inc. IDT Corp Lumen Technologies, Inc.	SBA Communications Corp. Shenandoah Telecommunications Co. T-Mobile U.S. Inc. Verizon Communications, Inc. ViaSat Inc. Vonage Holdings Corp.
See "Summary of 2021 Long-Term Equity Grants", and "2021 Grants of Plan-Based Awards Table", below for additional information regarding the TDS performance share unit awards granted to Messrs. Carlson, Sereda and Thaus during 2021. These grants were made utilizing the TDS performance measures. James W. Butman was granted a performance share unit award which utilized the TDS Telecom performance measures. Mr. Therivel did not receive a TDS performance share unit grant because he was employed by UScellular.
Performance on 2019 Performance Share Units Produced a 91.5% Payout
The performance period for the 2019 performance share units ended on December 31, 2021 and performance attainment was certified by the CHRC on February 10, 2022. In making the determination, the CHRC considered the impact of COVID-19 pandemic on business results, including the unforeseeable impact to UScellular equipment revenues for 2020 and 2021, the high level of performance maintained while adjusting to a working at home environment, and the execution of activities with long-term benefits such as the fiber program and acquisition of spectrum in various FCC auctions. The certified attainment was 91.5%, which included an adjustment to the payout with respect to the Total Revenue performance measure to reflect the impact to UScellular equipment revenues, and the shares have been issued. The table below sets forth the certified attainment with respect to the 2019 performance share units.

Performance Measure	3-Year Cumulative Results	Target (100% Payout)	Payout % Achieved	Final Award(1)
Total Revenue(2)	$15.73 Billion	36,388	50.0%	19,869
Return on Capital	3.8%	36,388	178.8%	71,047
Relative Total Shareholder Return	17.3%	18,195	—	—
Total Performance Share Units		90,971	91.5%	90,916

(1)Includes accumulated dividend equivalents.
(2)In February 2022, the CHRC determined to adjust the payout with respect to the Total Revenue performance measure due to the unforeseeable impact to UScellular equipment revenues for 2020 and 2021 caused by the COVID-19 pandemic. Absent this adjustment, payout with respect to this measure would have been 0%.
The following summarizes the adjustment on February 10, 2022 of the performance share unit awards granted during 2019 to the following NEOs:

	Target Award	Payout above/(below) Target(1)	Total Award Payout on February 10, 2022
LeRoy T. Carlson, Jr.	72,890	(40)	72,850
Peter L. Sereda	11,613	(9)	11,604
Kurt B. Thaus	6,468	(6)	6,462
Total	90,971	(55)	90,916

(1)Includes accumulated dividend equivalents.
In 2019 TDS began granting performance share units to TDS Telecom executives to align compensation with its long-term strategy
TDS began issuing performance share units to senior-level employees of TDS Telecom in 2019. Performance for the financial-based performance share units is measured over a three-year time period using three key performance metrics specific to TDS Telecom's performance. James W. Butman is the only TDS NEO subject to the TDS Telecom performance measures.
With this pay-for-performance program, each of the TDS Telecom participants was granted a performance share unit award with a payout target opportunity in TDS Common shares. The payout can be increased up to 200% of target or reduced to 0% based on achievement of the key metrics. Performance share units accumulate dividend equivalents (in the form of additional performance share units) which are forfeitable if the performance metrics are not achieved. Dividend equivalents are accrued each quarter that TDS pays a dividend for the period between the grant date and the date the award is settled and will only be issued if and when the shares underlying the performance share units are issued.
TDS Telecom performance metrics and methodology for 2021 performance share unit awards (January 1, 2021 through December 31, 2023 performance period).

		Methodology during Performance Period	Weighting
Total Revenue	•	Three year cumulative Operating Revenue in the performance period	40%
Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and Accretion ("EBITDA")	•	Three year cumulative Adjusted EBITDA in the performance period	40%
Return on Capital ("ROC")	•	Three year Average Return on Capital in the performance period	20%
	•	Based on Adjusted Net Operating Profit After Tax divided by Average Capital
See "Summary of 2021 Long-Term Equity Grants", and "2021 Grants of Plan-Based Awards Table", below for additional information regarding the TDS Telecom performance share unit awards granted to Mr. Butman during 2021.

Performance on 2019 TDS Telecom Performance Share Units Produced a 107.8% Payout
The performance period for the 2019 TDS Telecom performance share units ended on December 31, 2021 and performance attainment was certified by the CHRC on February 10, 2022. The certified attainment was 107.8% and the shares have been issued.
The following summarizes the adjustment on February 10, 2022 of the TDS Telecom performance share unit awards granted to James W. Butman during 2019:

Performance Measure	3-Year Cumulative Results	Target (100% Payout)	Payout % Achieved	Final Award(1)
Total Revenue	$2.91 Billion	5,768	99.0%	6,231
Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and Accretion ("EBITDA") Margin Percent	32.3%	5,768	97.4%	6,134
Return on Capital ("ROC")	4.4%	2,884	146.3%	4,607
Total Performance Share Units		14,420	107.8%	16,972

(1)Includes accumulated dividend equivalents.
Options and Restricted Stock Units
Performance is also a factor in determining the number of shares subject to restricted stock unit and option awards made to the executive officers. A NEO receives an award of restricted stock units in the current year based in part on the achievement of certain levels of corporate performance in the immediately preceding year and an award of options in the current year based in part on the achievement of certain levels of individual performance in the immediately preceding year.
Executive officers do not automatically become entitled to any options or restricted stock units as a result of the achievement of any corporate or individual performance levels. Although prior year performance is considered by the CHRC, the award of options and restricted stock units is entirely discretionary and a NEO has no right to any options or restricted stock units unless and until they are awarded.
The NEOs who were employed by TDS in 2020 received an award of restricted stock units in 2021, in part, based on the achievement of certain levels of corporate performance in 2020. The grant date fair value of restricted stock units is calculated as the product of the number of shares underlying the award and the closing price of the underlying shares on the grant date, reduced by the estimated value of the discounted cash flows of dividends that would normally be received with respect to the underlying shares (because restricted stock units do not receive credit for dividends prior to vesting). The restricted stock units granted in 2021 vest in full (cliff vesting) on May 19, 2024, subject to continued employment.
The NEOs who were employed by TDS in 2020 also received an award of options in 2021 based, in part, on the achievement of certain levels of individual performance in 2020. The grant date fair value of stock options is calculated using the Black-Scholes valuation model. Options granted in 2021 vest in full (cliff vesting) on May 19, 2024 and are exercisable until May 19, 2031, in each case subject to continued employment.
The total target long-term incentive value is determined by multiplying the officer's salary for the immediately preceding year by a multiple. The multiple is determined considering the officer's job responsibilities and the market compensation data from Willis Towers Watson. See "Benchmarking/Market Compensation Data". The target value is also adjusted for performance.
The following summarizes the TDS stock option, performance share unit and restricted stock unit grants made by the TDS CHRC on May 19, 2021 to the following NEOs (the amounts below may be rounded).

Summary of 2021 Long-Term Equity Grants

		Formula	LeRoy T. Carlson, Jr.	Peter L. Sereda	James W. Butman	Kurt B. Thaus
a	2021 Base Salary		$1,352,700	$612,000	$640,500	$445,500
b	Long-Term Incentive Target Multiple		467%	160%	210%	105%
c	Long-Term Incentive Target Value	a × b	$6,311,400	$979,200	$1,345,050	$467,775
d	Target Options (1)	(c × 10%)/$6.86 (TDS CEO = target units)	99,419	14,274	19,607	6,819
e	Individual Performance % for 2020		105%	126%	135%	113%
f	Options Granted	d × e (TDS CEO d x e)	104,390	17,985	26,470	7,705
g	PSUs Granted (1)	(c x 45%)/$25.36 (TDS CEO = target units)	117,761	17,375	23,867	8,300
h	Target RSUs (1)	(c × 45%)/$23.34 (TDS CEO = target units)	128,476	18,879	25,933	9,019
i	Company/Business Unit Performance % for 2020		106.5%	106.5%	127.1%	106.5%
j	RSUs Granted (1)	h x i	136,827	20,106	32,961	9,605

(1)The NEOs were granted a mix of: options (10%), performance share units (45%) and restricted stock units (45%) based on their target value. For financial reporting purposes, the values used were determined using methodology based on FASB ASC 718. The values calculated in 2021 for NEOs were performed using $6.86 per TDS stock option, $25.36 per TDS performance share unit and $23.34 per TDS restricted stock unit, using the closing stock price on May 19, 2021.
Mr. Therivel participated in the UScellular long-term incentive plans as described in the UScellular 2022 proxy statement. Mr. Thaus forfeited his unvested 2021 TDS options, restricted stock units and performance share units upon his retirement on January 3, 2022.
Other Benefits and Plans Available to NEOs
The NEOs participate in certain other benefits and plans, as described below.
To attract and retain high quality management, TDS' compensation packages are designed to compete with other companies for talented employees. The CHRC believes that the NEOs must be offered a competitive compensation package, including benefits and plans. Benefits and plans are an important part of the mix of compensation but do not significantly affect decisions relating to other elements of annual or long-term compensation.
Deferred Salary and Bonus under Deferred Compensation Arrangements
Deferred Salary and/or Bonus Arrangements.  The NEOs are permitted to defer salary and/or bonus into an interest-bearing arrangement pursuant to deferred compensation agreements or plans. Pursuant to the agreement or plan, the officer's deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate for amounts deferred as an employee of TDS or TDS Telecom, or the twenty-year Treasury Bond rate for amounts deferred as an employee of UScellular, plus 1.25 percentage points, until the deferred compensation amount is paid to such person.
Deferred Bonus under Long-Term Incentive Plan ("LTIP").  In addition to being permitted to defer some or all of their bonuses into an interest-bearing arrangement as described immediately above, the NEOs are also permitted to defer some or all of their bonuses pursuant to a LTIP. Deferred bonus is deemed invested in TDS Common Share Units under the applicable TDS LTIP in the case of deferrals attributable to employment with TDS and in UScellular Common Share Units under the applicable UScellular LTIP in the case of deferrals attributable to employment with UScellular. The NEOs who defer bonus into deferred compensation stock units also receive a company match from TDS, other than the President and CEO of UScellular, who participates in and may receive a match from UScellular under the applicable UScellular LTIP, as described in the UScellular 2022 proxy statement. The match from TDS equals the sum of (i) 25 percent of the deferred bonus which does not exceed one-half of the NEO's gross bonus for the year, and (ii) 33 percent of the deferred bonus which exceeds one-half of the NEO's gross bonus for the year.

UScellular LTIP
The UScellular President and CEO does not participate in the TDS LTIP. Instead, the UScellular President and CEO participates in the UScellular 2013 LTIP. The Therivel Letter Agreement specifies the terms of his initial and annual equity awards. Mr. Therivel received grants of equity awards under the UScellular 2013 LTIP in 2021. The UScellular 2013 LTIP is described in UScellular's 2022 proxy statement.
SERP
Each of the NEOs participates, formerly participated or will participate following satisfaction of minimum service requirements in a supplemental executive retirement plan or SERP, which is a non-qualified defined contribution plan. The SERP is not intended to provide substantial benefits other than to replace the benefits which cannot be provided under the TDS Pension Plan as a result of tax law limitations on the amount and types of annual employee compensation which can be taken into account under a tax qualified pension plan. The SERP is unfunded. Participants are credited with interest on balances of the SERP.
A participant is entitled to distribution of his or her entire account balance under the SERP if the participant has a separation from service without cause, after either (a) his or her attainment of age 65; or (b) his or her completion of at least ten years of service. If a participant has a separation from service under circumstances other than those set forth in the preceding sentence, without cause, the participant will be entitled to distribution of 10% of his or her account balance for each year of service up to ten years. Upon a separation from service under circumstances that permit payments under the SERP, the participant will be paid his or her vested account balance in one of the following forms as elected by the participant prior to the first day of the plan year in which the participant commences participation in the SERP: (a) a single lump sum or (b) annual installments over a period of 5, 10, 15, 20, or 25 years. The SERP does not include any provision that would increase benefits or accelerate amounts upon any termination or change in control and, accordingly, no amount attributable to the SERP is included in the Table of Potential Payments upon Termination or Change in Control. Each NEO's SERP balance as of December 31, 2021 is set forth in the 2021 Nonqualified Deferred Compensation Table below.
Perquisites
TDS provides few perquisites to its officers. In addition, TDS has no formal plan, policy or procedure which entitles executive officers to any perquisites following termination or change in control. However, from time to time, TDS or its affiliates may enter into employment, retirement, severance or similar agreements that may provide for certain limited perquisites.
Perquisites and personal benefits represent a relatively insignificant portion of the NEOs' total compensation. Accordingly, they do not materially influence the CHRC's consideration in setting compensation.
Impact of Accounting and Tax Treatments of Particular Forms of Compensation
The CHRC considers the accounting and tax treatments of particular forms of compensation, primarily to be informed and to confirm that Company personnel understand and recognize the appropriate accounting and tax treatments that will be required with respect to compensation. However, accounting treatments do not significantly impact the CHRC's determinations of the appropriate compensation for TDS executive officers.
The CHRC places more significance on the tax treatments of particular forms of compensation, because these may involve an actual cash expense to the Company or the executive officer.
Subject to certain exceptions, Section 162(m) of the Internal Revenue Code provides a $1 million annual limit on the amount that a publicly held corporation is allowed to deduct as compensation paid to each of the corporation's principal executive officer ("PEO"), principal financial officer ("PFO"), a corporation's three most highly compensated officers in a year, exclusive of the corporation's PEO and PFO, and any individuals subject to limitation in a prior year which may include certain former officers of the Company. The Tax Cuts and Jobs Act eliminated the performance-based compensation exception to Section 162(m) (with grandfathered relief for certain compensation paid under written binding contracts in effect on November 2, 2017 that are not materially modified). As a result, unless subject to the grandfathered relief, compensation paid to TDS' covered executive officers in excess of $1 million per year will not be deductible, even if it is performance-based. TDS believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, although TDS considers the deductibility of particular forms of compensation, TDS expects to approve elements of compensation that TDS believes are consistent with the objectives of our executive compensation program, even though annual compensation in excess of $1 million per covered executive officer generally will not be deductible.
TDS generally does not have any arrangements with its current executive officers pursuant to which it has agreed to "gross-up" payments due to taxes or to otherwise reimburse officers for the payment of taxes, except with respect to certain perquisites. Please see the footnotes to the Summary Compensation Table below for additional information regarding these "gross-up" payments.

Clawback
Depending on the facts and circumstances, TDS would intend to seek to adjust or recover awards or payments if the relevant TDS performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Under the Dodd-Frank Act, TDS will be required to adopt a formal clawback policy that satisfies SEC and NYSE requirements after the requirements are adopted.
TDS Policy on Executive Stock Ownership
TDS does not have a formal policy relating to stock ownership by executive officers. However, because the President and CEO of TDS, UScellular and TDS Telecom are all directors of TDS, they are subject to the stock ownership guidelines applicable to directors. See "Corporate Governance—Stock Ownership Guidelines" and "Security Ownership of Certain Beneficial Owners and Management".
Prohibition of Derivative Trading, Hedging and Pledging of Shares
TDS' Policy Regarding Insider Trading and Confidentiality provides that the Board of Directors, officers and selected other persons that are subject to the earnings blackout policy may not, under any circumstances, trade options for, pledge, or sell "short," any securities of TDS or UScellular, and may not enter into any hedging, monetization or margin transactions with respect to any such securities.

Compensation and Human Resources Committee Report
The TDS' CHRC oversees TDS' compensation program on behalf of the Board of Directors. The CHRC has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in TDS' Proxy Statement and the Company's Annual Report on Form 10-K for the year-ended 2021.
This Compensation and Human Resources Report is submitted by:

Christopher D. O'Leary, Chair	Clarence A. Davis	Kimberly D. Dixon	Wade Oosterman

Risks from Compensation Policies and Practices
Based on its assessment in 2021, TDS does not believe that its compensation policies and practices risks are reasonably likely to have a material adverse effect on the Company or its financial statements or that any portion of the compensation encourages excessive risk taking. TDS' compensation policies and practices have been developed over time with the assistance of Willis Towers Watson and Compensation Strategies.
TDS believes that its compensation programs do not encourage excessive risk taking for the following reasons:
•Our programs contain a mix of short and long-term compensation.
•Bonuses are not derived from a single component; individual and company performance components discourage risk taking.
•A portion of long-term incentive compensation is restricted stock units which have value, unlike stock options which might be unexercisable due to stock price.
•Our performance share unit awards utilize multiple and diverse performance metrics to promote progress toward financial goals. Multiple diverse performance metrics discourage risk taking.
•Stock options have a ten year exercise period, which discourages short-term risk taking.
TDS believes there is less risk related to compensation policies and practices for non-executive officers than executive officers.
In general, TDS believes that its risks are similar to those at other publicly traded companies. As a company engaged in Wireless, Wireline, Cable and HMS businesses, TDS also faces risks like other companies of comparable size and industry sector. TDS does not have any business units that have significantly different risk profiles (such as a business unit involved in finance, securities, investing, speculation or similar activities), or where compensation expense is a dominant percentage of the business unit's revenues or with a risk and reward structure that varies significantly from the overall risk and reward structure of TDS.
Also, depending on the facts and circumstances, TDS may seek to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, which is believed to discourage risk taking.

Compensation Tables
2021 Summary Compensation Table
The following table summarizes the compensation earned by the named executive officers in 2021, 2020 and 2019.

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Option Awards (c)	Non-Equity Incentive Plan Compensation (d)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (e)	All Other Compensation (f)	Total
LeRoy T. Carlson, Jr. (1)(4)(5)
President and CEO of TDS	2021	$1,352,700	$1,270,000	$6,245,236	$715,813	—	$3,860	$28,530	$9,616,139
	2020	$1,352,700	$1,292,900	$6,495,275	$326,827	—	$5,983	$38,388	$9,512,073
	2019	$1,352,700	$1,195,029	$4,041,048	$258,905	—	$5,450	$32,649	$6,885,780

Laurent C. Therivel (2)(4)(5)
President and CEO of UScellular	2021	$785,894	$358,374	$4,638,653	—	$609,626	—	$45,713	$6,438,260
	2020	$377,500	$1,527,170	$6,749,987	—	$240,430	—	$339,643	$9,234,730

Peter L. Sereda (3)(4)(5)
Executive Vice President and Chief Financial Officer of TDS	2021	$633,500	$104,500	$909,997	$123,325	$320,500	$2,599	$86,156	$2,180,577
	2020	$612,000	$100,000	$860,553	$119,993	$312,900	$3,742	$87,322	$2,096,511
	2019	$576,250	$82,345	$821,941	$107,022	$247,455	$3,151	$82,396	$1,920,560

James W. Butman (5)
President and CEO of TDS Telecom	2021	$662,500	$286,150	$1,374,728	$181,507	$489,350	$30,464	$88,535	$3,113,234
	2020	$640,500	$622,000	$1,290,748	$173,638	—	$30,009	$101,499	$2,858,394
	2019	$612,500	$583,406	$1,011,313	$132,894	—	$20,355	$98,966	$2,459,435

Kurt B. Thaus (5)
Former Senior Vice President, Technology Services of TDS	2021	$456,500	$148,540	$434,713	$52,834	$192,460	$1,632	$120,696	$1,407,375

Explanation of Columns:
(a)Amounts reported in this column represent the discretionary portion of annual bonuses paid with respect to 2021. See the discussion under "Bonus" in the above Compensation Discussion and Analysis and in Note (5) below to the above Summary Compensation Table. For 2021 bonuses paid in 2022, LeRoy T. Carlson, Jr., deferred 15% into TDS deferred compensation stock units and Laurent C. Therivel deferred 30% into UScellular deferred compensation stock units.
(b)In accordance with FASB ASC 718, this represents the aggregate grant date fair value. Assumptions made in the valuation of the stock awards in this column are described in TDS' financial statements included in the accompanying Annual Report to Shareholders for the year ended December 31, 2021.
The table below provides both the grant date fair value at target, and also at maximum, for the 2021 performance share unit awards using the May 19, 2021 grant date closing price of $25.36 for TDS and the April 5, 2021 grant date closing price of $37.68 for Mr. Therivel's UScellular grant which has a maximum payout of 200%.

	LeRoy T. Carlson, Jr.	Laurent C. Therivel	Peter L. Sereda	James W. Butman	Kurt B. Thaus
Grant Date Value (100%)	$2,986,419	$2,303,793	$440,630	$605,267	$210,488
Maximum Value (200%)	$5,972,838	$4,607,586	$881,260	$1,210,534	$420,976
(c)    In accordance with FASB ASC 718, represents the aggregate grant date fair value. Assumptions made in the valuation of the option awards in this column are described in Note 18—Stock-Based Compensation, in TDS' financial statements included in the accompanying Annual Report to Shareholders for the year ended December 31, 2021.

(d)Represents the portion of the bonus that represents non-equity incentive plan compensation pursuant to SEC rules. See the discussion under "Bonus" in the above Compensation Discussion and Analysis and in Note (5) below to the above Summary Compensation Table.
(e)Includes the portion of interest that exceeded 120% of the amount calculated utilizing the AFR at the time the interest rate was set. Each of the NEOs currently participates, formerly participated or will participate following satisfaction of minimum service requirements in a supplemental executive retirement plan or SERP. In addition, column (e) includes interest on deferred salary or bonus that exceeded 120% of the amount calculated utilizing the AFR, if any, as indicated in the below table.

	LeRoy T. Carlson, Jr.	Laurent C. Therivel	Peter L. Sereda	James W. Butman	Kurt B. Thaus
SERP	$3,860	—	$2,599	$2,706	$1,632
TDS Deferred Salary and Bonus	—	—	—	$27,758	—
Total Excess Earnings	$3,860	—	$2,599	$30,464	$1,632
(f)Does not include any discount amount under the TDS dividend reinvestment plans because such discounts are available generally to all security holders of TDS.
Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is $10,000 or more. Perquisites do not include expenditures that are used exclusively for business purposes.

	LeRoy T. Carlson, Jr.	Laurent C. Therivel	Peter L. Sereda	James W. Butman	Kurt B. Thaus
Perquisites (if $10,000 or more):
Corporate automobile allowance and related expenses	$13,290	$12,172	$14,322	$12,908	$12,526
Other (Club Dues, Health and Fitness Reimbursements)	$4,220	3,195	$3,195	$15,440	$3,195
Other (Non-Cash Award) *	—	—	—	—	$31,204
Tax gross up relating to corporate automobile allowance and transfer of automobile	—	—	—	—	$12,932
Total Perquisites if $10,000 or more	$17,510	$15,367	$17,517	$28,348	$59,857
Contributions to Benefit Plans
TDSP	$11,020	$11,020	$10,639	$2,187	$11,020
TDS Pension Plan	—	$13,116	$33,814	$53,627	$13,116
SERP	—	$6,210	$24,186	$4,373	$36,703
Total, including perquisites if $10,000 or more	$28,530	$45,713	$86,156	$88,535	$120,696
* Mr. Thaus retired in 2022 and the title to his corporate automobile was transferred to him in 2021. The line item reflects the value of such automobile at the time of transfer to Mr. Thaus.
Perquisites are valued based on the incremental cost to TDS. No amount is reported if the executive officer reimburses the cost to TDS. In 2021, perquisites primarily included an automobile allowance.
TDS and UScellular purchase tickets to various sporting, civic, cultural, charity and entertainment events. They use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, they may make these tickets available to employees, including the NEOs, as a form of recognition and reward for their efforts. Because such tickets have already been purchased, we do not believe that there is any aggregate incremental cost to TDS or UScellular if a named executive officer uses a ticket for personal purposes.
TDS and its participating subsidiaries make annual employer contributions to the Tax-Deferred Savings Plan ("TDSP") and TDS Pension Plan for each participant.
The SERP is a non-qualified defined contribution plan that is available only to board-approved officers.

Footnotes:
(1)LeRoy T. Carlson, Jr., is included as TDS' principal executive officer. He is also Chairman of UScellular and TDS Telecom. Although Mr. Carlson, Chairman of UScellular was an officer of UScellular in 2021 while employed by TDS, he was compensated by TDS in connection with services for TDS and TDS subsidiaries, including UScellular. A portion of his compensation expense incurred by TDS is allocated to UScellular by TDS, along with the allocation of other compensation expense and other expenses of TDS. This allocation by TDS to UScellular is done in the form of a single management fee pursuant to an Intercompany Agreement between TDS and UScellular. There is no identification or quantification of the compensation of such persons to UScellular, or of any other allocated expense in this management fee. The management fee is recorded as a single expense by UScellular, UScellular does not obtain details of the components that make up this fee and UScellular does not segregate this fee or allocate any part of the management fee to other accounts such as compensation expense. Accordingly, all of such compensation expense incurred by TDS is reported in the above table by TDS and is not reported by UScellular. UScellular discloses the amount of the management fee that it pays to TDS in its proxy statement together with a description of the Intercompany Agreement.
(2)Laurent C. Therivel is included in the above table as one of the three most highly compensated executive officers other than the principal executive officer or principal financial officer of TDS. The following is brief description of the letter agreement with Mr. Therivel. Further information about Mr. Therivel's compensation is included in the UScellular 2022 proxy statement.
a.Initial Equity Awards: An initial restricted stock unit award with a grant date value of $2,250,000, which will cliff vest on July 1, 2026. An initial equity award with a grant date value of $4,500,000, with vesting conditional on UScellular achieving, during any two calendar-year period commencing no earlier than January 1, 2021 and ending no later than December 31, 2026, both of the following performance conditions: (i) an annual total revenue growth rate that exceeds the average total revenue growth rate of the wireless industry; and (ii) an average annual return on capital that exceeds six percent.
b.Annual Equity Awards: Starting in 2021, annual equity grants with a target grant date value anticipated to be not less than $4,000,000. The 2021 grants had a target grant date value equal to $4,500,000.
(3)Peter L. Sereda is TDS' principal financial officer and a named executive officer.
(4)LeRoy T. Carlson, Jr., Laurent C. Therivel and Peter L. Sereda are also executive officers and/or directors of UScellular.
(5)The following summarizes the bonus amounts in the 2021 row in the Summary Compensation Table for the named executive officers that were paid a bonus for 2021 performance. The bonus amounts were paid in 2022.

	LeRoy T. Carlson, Jr.	Laurent C. Therivel	Peter L. Sereda	James W. Butman	Kurt B. Thaus
Total Bonus paid for 2021 Performance	$1,270,000	$968,000	$425,000	$775,500	$341,000
Less amount reported as Non-Equity Incentive Plan Compensation	—	$609,626	$320,500	$489,350	$192,460
Amount reported as Bonus for 2021	$1,270,000	$358,374	$104,500	$286,150	$148,540
Unlike the bonus program for certain other executive officers, which provides that a specified percentage of an officer's bonus will be determined based on company performance and on individual performance, the bonus guidelines for the President and CEO of TDS (LeRoy T. Carlson, Jr.), do not provide such specificity and provide that the entire amount of the bonus is discretionary. Accordingly, the entire amount of the bonus for LeRoy T. Carlson, Jr. is reported under the "Bonus" column of the Summary Compensation Table.

2021 Grants of Plan-Based Awards Table
The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding plan-based awards in 2021.

								All Other Stock Awards: Number of Shares of Stock or Units	All Other Stock Awards: Number of Securities Underlying Options	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
					#	#	#
					(a)	(b)	(c)
LeRoy T. Carlson, Jr.
Awards in TDS Shares
TDS Restricted Stock Units (1)	5/19/2021							136,827			$3,194,172
TDS Deferred Compensation Stock Match Units for 2020 Bonus Paid in 2021 (2)	3/5/2021							3,240			$64,645
TDS Performance Share Units	5/19/2021				11,776	117,761	235,522				$2,986,419
TDS Options (3)	5/19/2021								104,390	$25.36	$715,813
Laurent C. Therivel
Awards in USM Common Shares
USM Restricted Stock Units (4)	4/5/2021							61,141			$2,303,793
USM Deferred Compensation Stock Match Units for 2020 Bonus Paid in 2021 (2)	3/4/2021							1,023			$31,067
USM Performance Share Units (5)	4/5/2021				30,571	61,141	122,282				$2,303,793
Peter L. Sereda
Non-Equity Incentive Plan Awards (6)		$15,204	$304,080	$592,956
Awards in TDS Shares
TDS Restricted Stock Units (1)	5/19/2021							20,106			$469,367
TDS Performance Share Units	5/19/2021				1,738	17,375	34,750				$440,630
TDS Options (3)	5/19/2021								17,985	$25.36	$123,325
James W. Butman
Non-Equity Incentive Plan Awards (6)		$19,876	$397,520	$775,164
Awards in TDS Shares
TDS Restricted Stock Units (1)	5/19/2021							32,961			$769,461
TDS Performance Share Units	5/19/2021				2,387	23,867	47,734				$605,267
TDS Options (3)	5/19/2021								26,470	$25.36	$181,507
Kurt B. Thaus
Non-Equity Incentive Plan Awards (6)		$9,130	$182,600	$356,070
Awards in TDS Shares
TDS Restricted Stock Units (1)	5/19/2021							9,605			$224,225
TDS Performance Share Units	5/19/2021				830	8,300	16,600				$210,488
TDS Options (3)	5/19/2021								7,705	$25.36	$52,834

Explanation of Columns:
(a)-(c)The amounts shown under these columns reflect the number of TDS Common Shares that may be earned by each NEO as a result of the performance share units granted to such officer under the award. The actual number of TDS Common Shares to be delivered to the NEOs as a result of these performance share units will be determined by the performance of TDS (or TDS Telecom, in the case of Mr. Butman) during the three-year performance period running January 1, 2021 through December 31, 2023, as measured against three performance criteria selected by the CHRC. See footnote (5) to this table for information on the performance share units granted to Laurent C. Therivel. The TDS performance share units accumulate dividends (in the form of additional performance share units) which are forfeited if the performance metrics are not achieved.
Footnotes:
(1)These amounts represent TDS restricted stock units which were granted on May 19, 2021 and become vested on May 19, 2024, subject to the NEO’s continuous employment through such date. Dividends are not earned with respect to TDS shares underlying restricted stock units until the award becomes vested and the shares are issued.
(2)Represents the number of deferred compensation stock units in TDS Common Shares awarded to such officer with respect to the company match related to deferred bonus compensation, except that with respect to Laurent C. Therivel, represents the number of deferred compensation stock units in USM Common Shares. Dividends are not earned on TDS shares underlying deferred compensation stock match units until such units become vested. UScellular does not currently pay any regular dividends. The aggregate grant date fair value computed in accordance with FASB ASC 718 of the match stock units is reported in the Summary Compensation Table under the "Stock Awards" column. See the "Nonqualified Deferred compensation" table below for information regarding deferred compensation stock units and dividend equivalents.

(3)These amounts represent TDS options which were granted on May 19, 2021 and become exercisable on May 19, 2024, subject to the NEO’s continuous employment through such date. Dividends are not earned on TDS shares underlying options until such options are exercised and the shares are issued.
(4)This amount represents the number of USM Common Shares underlying UScellular restricted stock units which were granted to Laurent C. Therivel on April 5, 2021 and become vested on April 5, 2024, subject to Mr. Therivel’s continuous employment through such date.
(5)These amounts reflect the number of USM Common Shares that may be earned by Laurent C. Therivel as a result of the UScellular performance share units granted to Mr. Therivel under the award. The actual number of USM Common Shares to be delivered to Mr. Therivel as the result of these performance share units will be determined by the performance of UScellular during the three-year performance period running January 1, 2021 through December 31, 2023, as measured against a single performance criteria selected by the UScellular Long-Term Incentive Compensation Committee.
(6)Represents amounts payable under the TDS Officer Bonus Program. No amount is reflected for Mr. Therivel because his bonus was paid by UScellular, as described above and in UScellular's 2022 proxy statement.

2021 Outstanding Equity Awards at Fiscal Year End
The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding outstanding equity awards at year end.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
LeRoy T. Carlson, Jr.
Options:
2021 TDS Options (1)	5/19/2021		104,390	$25.36	5/19/2031
2020 TDS Options (1)	5/21/2020		77,100	$19.15	5/21/2030
2019 TDS Options (1)	5/22/2019		33,624	$30.72	5/22/2029
2018 TDS Options	5/23/2018	18,320		$25.70	5/22/2028
2017 TDS Options	5/24/2017	39,700		$27.79	5/24/2027
2016 TDS Options	8/15/2016	53,800		$29.45	8/15/2026
2015 TDS Options	5/11/2015	236,100		$29.26	5/11/2025
2014 TDS Options	5/16/2014	225,000		$26.83	5/16/2024
2013 TDS Options	5/10/2013	186,000		$22.60	5/10/2023
2012 TDS Options	5/16/2012	309,200		$20.79	5/16/2022
Restricted Stock Unit Awards:
2021 TDS RSUs (1)	5/19/2021					136,827	$2,757,064
2020 TDS RSUs (1)	5/21/2020					82,507	$1,662,516
2019 TDS RSUs (1)	5/22/2019					60,630	$1,221,695
TDS Bonus Match Units not vested (4)						2,955	$59,543
Performance Share Units:
2021 TDS PSUs (5)	5/19/2021							120,762	$2,433,354
2020 TDS PSUs (5)	5/21/2020							278,856	$5,618,948
2019 TDS PSUs (6)	5/22/2019					72,850	$1,467,928
Total		1,068,120	215,114			355,769	$7,168,745	399,618	$8,052,303
Laurent C. Therivel
Restricted Stock Unit Awards:
2021 USM RSUs (2)	4/5/2021					61,141	$1,927,164
2020 USM Initial CEO RSUs (3)	7/1/2020					72,510	$2,285,515
USM Bonus Match Units not vested (4)	3/4/2021					682	$21,497
Performance Share Units:
2021 USM PSUs (2)	4/5/2021							61,141	$1,927,164
2020 USM Initial CEO PSUs (7)	7/1/2020							145,021	$4,571,062
Total USM						134,333	$4,234,176	206,162	$6,498,226

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter L. Sereda
Options:
2021 TDS Options (1)	5/19/2021		17,985	$25.36	5/19/2031
2020 TDS Options (1)	5/21/2020		28,307	$19.15	5/21/2030
2019 TDS Options (1)	5/22/2019		13,899	$30.72	5/22/2029
2018 TDS Options	5/23/2018	12,858		$25.70	5/22/2028
2017 TDS Options	5/24/2017	11,584		$27.79	5/24/2027
2016 TDS Options	8/15/2016	9,905		$29.45	8/15/2026
2015 TDS Options	5/11/2015	36,855		$29.26	5/11/2025
2014 TDS Options	5/16/2014	33,927		$26.83	5/16/2024
2013 TDS Options	5/10/2013	38,109		$22.60	5/10/2023
2012 TDS Options	5/16/2012	54,700		$20.79	5/16/2022
Restricted Stock Unit Awards:
2021 TDS RSUs (1)	5/19/2021					20,106	$405,136
2020 TDS RSUs (1)	5/21/2020					24,894	$501,614
2019 TDS RSUs (1)	5/22/2019					16,151	$325,443
Performance Share Units:
2021 TDS PSUs (5)	5/19/2021							17,817	$359,013
2020 TDS PSUs (5)	5/21/2020							23,945	$482,492
2019 TDS PSUs (6)	5/22/2019					11,604	$233,821
Total		197,938	60,191			72,755	$1,466,013	41,762	$841,504
James W. Butman
Options:
2021 TDS Options (1)	5/19/2021		26,470	$25.36	5/19/2031
2020 TDS Options (1)	5/21/2020		40,962	$19.15	5/21/2030
2019 TDS Options (1)	5/22/2019		17,259	$30.72	5/22/2029
2018 TDS Options	5/23/2018	73,723		$25.70	5/22/2028
2017 TDS Options	5/24/2017	60,835		$27.79	5/24/2027
2016 TDS Options	8/15/2016	54,100		$29.45	8/15/2026
Restricted Stock Unit Awards:
2021 TDS RSUs (1)	5/19/2021					32,961	$664,164
2020 TDS RSUs (1)	5/21/2020					41,356	$833,323
2019 TDS RSUs (1)	5/22/2019					19,732	$397,600
Performance Share Units:
2021 TDS PSUs (5)	5/19/2021							24,474	$493,151
2020 TDS PSUs (5)	5/21/2020							32,084	$646,493
2019 TDS PSUs (6)	5/22/2019					16,972	$341,986
Total		188,658	84,691			111,021	$2,237,073	56,558	$1,139,644

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kurt B. Thaus
Options:
2021 TDS Options (1)(8)	5/19/2021		7,705	$25.36	5/19/2031
2020 TDS Options (1)(8)	5/21/2020		12,441	$19.15	5/21/2030
2019 TDS Options (1)(8)	5/22/2019		7,225	$30.72	5/22/2029
2018 TDS Options	5/23/2018	7,914		$25.70	5/22/2028
2017 TDS Options	5/24/2017	7,870		$27.79	5/24/2027
2016 TDS Options	8/15/2016	7,616		$29.45	8/15/2026
Restricted Stock Unit Awards:
2021 TDS RSUs (1)(8)	5/19/2021					9,605	$193,541
2020 TDS RSUs (1)(8)	5/21/2020					11,790	$237,569
2019 TDS RSUs (1)(8)	5/22/2019					8,995	$181,249
Performance Share Units:
2021 TDS PSUs (5)(8)	5/19/2021							8,511	$171,497
2020 TDS PSUs (5)(8)	5/21/2020							11,340	$228,501
2019 TDS PSUs (6)	5/22/2019					6,462	$130,209
Total		23,400	27,371			36,852	$742,568	19,851	$399,998

Explanation of Columns:
(a)With respect to TDS awards, represents the market value of TDS Common Shares underlying stock awards that had not vested as of December 31, 2021 or $20.15 per share. With respect to UScellular awards, represents the market value of USM Common Shares underlying stock awards that had not vested as of December 31, 2021 or $31.52 per share.
Footnotes:
(1)Such TDS options, and TDS restricted stock units, will vest on the third anniversary of the grant date.
(2)Such UScellular restricted stock units, and UScellular performance share units, will vest on the third anniversary of the grant date. The 2021 UScellular performance share units are subject to the achievement of threshold performance measures over a three-year period relating to Return on Capital. The number of shares included in the above table is the Target number of shares.
(3)The USM Initial CEO Restricted Stock Units become vested on July 1, 2026.
(4)Represents deferred compensation stock match units awarded to such NEO with respect to deferred bonus compensation. See the 2021 Nonqualified Deferred Compensation Table below for additional information. Represents the number of TDS Common Shares (or USM Common Shares if indicated) underlying deferred compensation stock match units that have not vested. Generally, one-third of the deferred compensation stock match units become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such officer is an employee of TDS or an affiliate on such date. Accordingly, with respect to share units held by Mr. Carlson, 1,853 and 1,102 shares are scheduled to vest on December 31, 2022 and 2023, respectively. With respect to share units held by Mr. Therivel, 341 share units are scheduled to vest on each of December 31, 2022 and 2023. Upon separation from the Company, the company match is fully vested for employees who are retirement eligible under the TDS Pension Plan. Mr. Carlson qualifies as retirement eligible under the TDS Pension Plan.
(5)Such TDS performance share units will vest approximately 2.5 years from the grant date, or on December 31 in the third year following the grant date, subject to the achievement of threshold performance measures over a three-year period relating to, in the case of Messrs. Carlson, Sereda and Thaus, Total Revenue, Return on Capital and Relative Total Shareholder Return compared to a defined peer group, and in the case of Mr. Butman, Total Revenue, Return on Capital and Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and Accretion (EBITDA). The number of shares included in column (i) above is the Target number of shares increased, in accordance with award terms, by dividend equivalents assuming the reinvestment of dividends on such awards. Such dividend equivalents will become vested only if the underlying performance share units become vested.
(6)Represents 2019 TDS performance share unit awards. The three-year performance period ended December 31, 2021 and on February 10, 2022, the CHRC certified a 91.5% payout for Messrs. Carlson, Sereda and Thaus' performance share units and a 107.8% payout for Mr. Butman's TDS performance share units.

(7)The USM Initial CEO performance share units represent a performance-based equity award granted to Laurent C. Therivel on July 1, 2020 (the "Accomplishment Award"). The award has a variable vesting period which could range from 2.5 to 6.5 years dependent on attainment of performance conditions. The Accomplishment Award vests if during any two calendar-year period commencing no earlier than January 1, 2021 and ending no later than December 31, 2026, UScellular achieves both of the following performance conditions: (1) an average total revenue growth rate that exceeds the average total revenue growth rate of the wireless industry; and (2) an average annual return on capital that exceeds six percent. Both performance conditions must be satisfied during the same two calendar-year period and the Accomplishment Award is binary - the award does not vest if both performance conditions are not satisfied.
(8)Kurt B. Thaus forfeited such TDS options, TDS restricted stock units and TDS performance share units at the time of his retirement on January 3, 2022.

2021 Option Exercises and Stock Vested

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding option exercises and stock vested in 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
LeRoy T. Carlson, Jr.
TDS Stock Awards Vested (Date of Vesting):
2018 Restricted Stock Units (5/23/21)			57,261	$1,460,156
2018 Performance Share Units (2/22/21)			91,326	$1,646,608
TDS Bonus Match Units(1)(2)			4,720	$95,108
Total TDS	—	—	153,307	$3,201,872
Laurent C. Therivel
USM Stock Awards Vested (Date of Vesting):
USM Bonus Match Units(1)(2)			341	$10,748
Total USM	—	—	341	$10,748
Peter L. Sereda
TDS Stock Awards Vested (Date of Vesting):
2018 Restricted Stock Units (5/23/21)			12,857	$327,854
2018 Performance Share Units (2/22/21)			12,414	$223,824
Total TDS	—	—	25,271	$551,678
James W. Butman
TDS Stock Awards Vested (Date of Vesting):
2018 Restricted Stock Units (5/23/21)			18,817	$479,834
Total TDS	—	—	18,817	$479,834
Kurt B. Thaus
TDS Stock Awards Vested (Date of Vesting):
2018 Restricted Stock Units (5/23/21)			8,243	$210,197
2018 Performance Share Units (2/22/21)			7,965	$143,609
Total TDS	—	—	16,208	$353,806
Footnotes:
(1)Pursuant to the TDS LTIP (or the UScellular LTIP in the case of deferred compensation stock units granted under that plan), the company-match deferred compensation stock units relating to deferred bonus generally vest one-third on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that the award recipient is an employee of TDS or an affiliate on such date. The stock price used to calculate the value realized on vesting was the closing price of TDS Common Shares of $20.15 (or the closing price of USM Common Shares of $31.52 for USM deferred compensation stock units) on December 31, 2021, the last trading day of 2021.
See the 2021 Nonqualified Deferred Compensation Table below for additional information.
Upon separation from the company, the company match is non-forfeitable for employees who are retirement eligible under the TDS Pension Plan. Mr. Carlson qualifies as retirement eligible under the TDS Pension Plan.
(2)Vested TDS deferred compensation stock units are credited with dividend equivalents. UScellular does not currently pay regular dividends.

Pension Benefits
TDS and UScellular executive officers are covered by the TDSP and the Pension Plan, each of which is a tax-qualified defined contribution plan, and the SERP. The named executive officers only participate in tax-qualified defined contribution plans and a non-qualified defined contribution plan. Accordingly, the Pension Benefits table required to be provided by SEC rules is not applicable.

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding nonqualified deferred compensation.

2021 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
LeRoy T. Carlson, Jr.
SERP(1)
Company contribution		—
Total Interest			$17,974
Balance at year end					$911,287
Bonus Deferral and Company Match into TDS Phantom Shares(3)
Deferral of 2020 Bonus paid in 2021—12,961 TDS Shares	$258,580
Company Match for 2020 Bonus paid in 2021—3,240 TDS Shares		$64,645
Dividend Equivalents of 2,281 TDS Shares			$45,962
Changes in Value in 2021			$91,140
Distribution of 7,163 TDS Shares in 2021				$(134,239)
Accumulated Balance at Year End:
70,384 vested TDS Shares					$1,418,238
2,955 unvested TDS Shares					$59,543
Aggregate Totals(4)	$258,580	$64,645	$155,076	$(134,239)	$2,389,068
Laurent C. Therivel
SERP(1)
Company contribution		$6,210
Total interest			—
Balance at year end(4)					$6,210
Bonus Deferral and Company Match into UScellular Phantom Shares (3)
Deferral of 2020 Bonus paid in 2021—4,091 USM shares	$124,270
Company Match for 2020 Bonus paid in 2021—1,023 USM shares		$31,067
Changes in Value in 2021			$5,857
Accumulated balance at Year End:
4,432 vested USM shares					$139,697
682 unvested USM shares					$21,497
Aggregate Totals (4)	$124,270	$37,277	$5,857	—	$167,404
Peter L. Sereda
SERP(1)
Company contribution		$24,186
Total Interest			$12,101
Balance at year end					$637,700
Aggregate Totals(4)	—	$24,186	$12,101	—	$637,700

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James W. Butman
SERP(1)
Company contribution		$4,373
Total Interest			$12,600
Balance at year end					$643,205
Compensation deferred to Interest Account in prior year (2)
Total Interest			$80,778
Balance at year end					$2,493,669
Aggregate Totals(4)	—	$4,373	$93,379	—	$3,136,874
Kurt B. Thaus
SERP(1)
Company contribution		$36,703
Total Interest			$7,600
Balance at year end					$422,021
Aggregate Totals(4)	—	$36,703	$7,600	—	$422,021

Footnotes:
(1)Each of the NEOs participate or formerly participated or will participate following satisfaction of minimum service requirements in the SERP. Mr. Carlson did not receive a SERP contribution with respect to 2021 because, based on the terms of the TDS Pension Plan and SERP, his age and other factors, he is deemed to be fully funded and thus no longer eligible for ongoing contributions to such plans. Under the SERP, the deferred balance is credited with an assumed rate of earnings on all amounts other than the contributions for the current year equal to the yield on ten year BBB rated industrial bonds for the last trading date of the prior year as quoted by Standard & Poor's. The interest rate under the SERP for 2021 was set as of the last trading date of 2020 at 1.997% per annum, based on the yield on ten year BBB rated industrial bonds at such time.
(2)Represents deferred salary and/or bonus accounts pursuant to interest-bearing deferred compensation agreements. Pursuant to the agreements, the deferred accounts are credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate for salary or bonus deferred as an employee of TDS or TDS Telecom, or the twenty-year Treasury Bond rate for salary or bonus deferred as an employee of UScellular, plus 1.25 percentage points, until the deferred compensation amount is paid to such person.
(3)The amounts represent deferrals of annual bonus under deferred compensation stock unit deferral arrangements.
(4)The following is a summary of the amount of the above year-end total deferred compensation balances which has been included in the compensation reported in the Summary Compensation Table. The below amounts do not include previously reported deferred compensation that has been distributed.

	LeRoy T. Carlson, Jr.	Laurent C. Therivel	Peter L. Sereda	James W. Butman	Kurt B. Thaus
Aggregate Deferred Balances 12/31/20 (includes amounts reported as compensation in years prior to 2020)	$2,045,006	—	$601,412	$3,039,122	$377,717.3
Net amount reported in above table for 2021 (includes amounts reported as compensation in 2020)	$344,062	$167,404	$36,288	$97,752	$44,304
Aggregate Deferred Balances 12/31/21	$2,389,068	$167,404	$637,700	$3,136,874	$422,021
Potential Payments upon Termination or Change in Control
TDS does not have any plans or policies that provide for severance or other compensation or benefits to the NEOs upon termination or a change in control other than the acceleration of vesting of option and stock awards upon certain events as discussed herein and other than any agreements described in the footnotes to the below Table of Potential Payments upon Termination or Change in Control. TDS may enter into agreements or arrangements with officers that provide for severance or other compensation or benefits under circumstances that are negotiated with an officer in connection with the employment or termination of employment of such officer. Any such agreement or arrangement is based on the facts and circumstances at the time relating to that particular employment relationship.

The acceleration of vesting of awards may be considered to be appropriate upon certain qualified termination events or a change in control, but TDS does not consider it appropriate to generally provide for other significant severance or similar benefits in such events or to permit the acceleration of vesting of awards as a general rule for non-qualified termination events. TDS considers the fact that, unlike companies that may be widely held, TDS is controlled by the TDS Voting Trust. As a result, TDS does not follow the practices of certain other companies that may provide for substantial benefits upon a termination or a change in control as a standard practice. Instead, potential payments upon a termination or a change in control are designed primarily so that employees are neither harmed nor given a windfall in such circumstances. The acceleration of awards under certain circumstances is intended to motivate executive officers to act in the long-term interests of TDS. The foregoing limited and customized approach to termination payments is consistent with TDS' overall compensation objectives, as discussed herein. These objectives assume that officers will be compensated primarily based on performance during their continued employment with TDS and are designed to motivate executive officers to act in the long-term interest of TDS, recognizing that TDS is a controlled company. As a result, these objectives do not contemplate providing significant benefits upon or providing significant incentives with respect to qualified termination events or a change in control or providing any benefits upon non-qualified termination events.
Therivel Letter Agreement
Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment terminates involuntarily without cause or upon the occurrence of a change in control, then, subject to his execution and non-revocation of a release of claims against USCellular and its affiliates (a “Release”), UScellular at that time will pay him any remaining cash retention awards due to him (otherwise scheduled to be paid on June 30, 2022 ($400,000), December 1, 2023 ($885,000) and December 1, 2024 ($295,000)), with such amounts to be paid in a lump sum within thirty days following such termination or change in control. In addition, in the event Mr. Therivel's employment terminates involuntarily without cause prior to April 1, 2027, and subject to his execution and non-revocation of a Release, UScellular will pay him a lump sum severance amount equal to his then current annual base salary.
Table of Potential Payments upon Termination or Change in Control
The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination, or a change in control or a change in the NEO's responsibilities.
The following table provides quantitative disclosure, assuming that the triggering event took place on December 31, 2021. The following describes triggering events ("Triggering Events") under the TDS LTIP:
TDS LTIP:    Additional payments may become due as a result of the acceleration of the vesting of stock options, restricted stock units and/or bonus match units upon the following: (i) a qualified disability, (ii) death, (iii) a Change in Control, and (iv) a qualified retirement.
Additional payments also may become due for the performance share units in the event of death, a qualified disability or a qualified retirement during the performance period, in which case, the officer will receive a pro-rata payout following the performance period based upon actual performance achievement during the performance period. In the event of a Change in Control, payout will be made following the performance period to officers who remain employed through the end of the performance period based upon the greater of target and actual performance achievement, provided that in the event of death, a qualified disability, a qualified retirement, a termination by the officer for good reason or a termination by TDS without cause during the performance period, payout to the officer will vest and generally be accelerated.
The triggering events for UScellular awards are described in the UScellular 2022 proxy statement.

2021 Table of Potential Payments upon Termination or Change in Control

Name	Early Vesting of Options	Early Vesting of Stock Awards	Other	Total
	(a)	(b)
LeRoy T. Carlson, Jr.
Unexercisable Stock Options for 215,114 Common Shares(1)	$77,100			$77,100
Unvested Stock Awards for 282,919 Common Shares(2)		$5,700,818		$5,700,818
Unvested Performance Shares for 479,230 Common Shares(3)		$9,656,485		$9,656,485
Aggregate Totals	$77,100	$15,357,302	—	$15,434,402
Laurent C. Therivel
Unvested Stock Awards for 134,333 USM Common Shares (2)		$4,234,176		$4,234,176
Unvested Performance Shares for 61,141 USM Common Shares (4)		$1,927,164		$1,927,164
Unvested Initial Performance Shares for 48,340 USM Common Shares (4)		$1,523,687		$1,523,687
Payment of Cash Awards (5)			$1,580,000	$1,580,000
OneYear of Current Salary as Severance (5)			$787,000	$787,000
Aggregate Totals	—	$7,685,027	$2,367,000	$10,052,027
Peter L. Sereda
Unexercisable Stock Options for 60,191 Common Shares(1)	$28,307			$28,307
Unvested Stock Awards for 61,151 Common Shares (2)		$1,232,193		$1,232,193
Unvested Performance Shares for 54,442 Common Shares (3)		$1,097,006		$1,097,006
Aggregate Totals	$28,307	$2,329,199	—	$2,357,506
James W. Butman
Unexercisable Stock Options for 84,691 Common Shares(1)	$40,962			$40,962
Unvested Stock Awards for 94,049 Common Shares(2)		$1,895,087		$1,895,087
Unvested Performance Shares for 73,530 Common Shares(3)		$1,481,630		$1,481,630
Aggregate Totals	$40,962	$3,376,717	—	$3,417,679
Kurt B. Thaus (6)
Unexercisable Stock Options for 27,371 Common Shares(1)	$12,441			$12,441
Unvested Stock Awards for 30,390 Common Shares(2)		$612,359		$612,359
Unvested Performance Shares for 26,911 Common Shares(3)		$542,257		$542,257
Payment of TDS 2021 Officer Bonus			$341,000	$341,000
Aggregate Totals	$12,441	$1,154,615	$341,000	$1,508,057

Explanation of Columns:
(a)Represents the maximum potential value of accelerated stock options assuming that a Triggering Event took place on December 31, 2021 and that the price per share of the registrant's securities was $20.15, and $31.52, the closing market price of TDS Common Shares, and UScellular Common Shares, respectively, as of December 31, 2021, the last business day of 2021. Includes only the aggregate difference between the exercise price of such stock options and such year-end stock price. No dollar amount is indicated if the exercise price of such stock options exceeded such year-end stock price.
(b)Represents the maximum potential value of accelerated restricted stock units, performance share units and any bonus match units assuming that a Triggering Event took place on December 31, 2021 and that the price per share of the registrant's securities was $20.15, and $31.52, the closing market price of TDS Common Shares, and UScellular Common Shares, respectively, as of December 31, 2021.

Footnotes:
(1)The following table shows the intrinsic value of the unexercisable options, if any, calculated as the difference between the exercise price of such stock options and the closing price of a TDS Common Share or UScellular Common Share, as applicable, on December 31, 2021.

Option (Per Share Exercise Price of Options)	Number of Shares Underlying Specified Awards that are Unexercisable at 12/31/21	Value at 12/31/21 based on $20.15 per TDS share	Less Aggregate Exercise Price	Difference (if Positive)
LeRoy T. Carlson, Jr.
2021 Options ($25.36)	104,390	$2,103,459	$2,647,330
2020 Options ($19.15)	77,100	$1,553,565	$1,476,465	$77,100
2019 Options ($30.72)	33,624	$677,524	$1,032,929
Total	215,114			$77,100
Laurent C. Therivel
Total	—			—
Peter L. Sereda
2021 Options ($25.36)	17,985	$362,398	$456,100
2020 Options ($19.15)	28,307	$570,386	$542,079	$28,307
2019 Options ($30.72)	13,899	$280,065	$426,977
Total	60,191			$28,307
James W. Butman
2021 Options ($25.36)	26,470	$533,371	$671,279
2020 Options ($19.15)	40,962	$825,384	$784,422	$40,962
2019 Options ($30.72)	17,259	$347,769	$530,196
Total	84,691			$40,962
Kurt B. Thaus
2021 Options ($25.36)	7,705	$155,256	$195,399
2020 Options ($19.15)	12,441	$250,686	$238,245	$12,441
2019 Options ($30.72)	7,225	$145,584	$221,952
	27,371			$12,441
(2)Represents unvested restricted stock units and any unvested bonus match units.
(3)Represents the maximum number of unvested TDS performance share units that would become vested based upon the greater of (i) actual achievement through December 31, 2021 and (ii) an achievement level resulting in a payout equal to the Target. The above table reflects Messrs. Carlson, Sereda and Thaus' TDS performance share units at the greater Target amounts since Target exceeded actual achievement through December 31, 2021. The above table reflects Mr. Butman's TDS performance share units at the actual achievement since the actual achievement exceeded Target through December 31, 2021.
(4)Represents unvested UScellular performance share units. See the "Outstanding Equity Awards at Fiscal Year-end" table for details. Pursuant to the letter agreement between UScellular and Mr. Therivel, in the event of a change in control of UScellular prior to April 1, 2027, the Chairman will recommend that one-third of the Initial Performance Shares vest and all of his other outstanding equity awards vest in full.
(5)Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment terminates involuntarily without cause or upon the occurrence of a change in control, UScellular at that time shall pay him any remaining cash retention awards due to him (otherwise scheduled to be paid on June 30, 2022 ($400,000), December 1, 2023 ($885,000) and December 1, 2024 ($295,000)). Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment terminates involuntarily without cause prior to April 1, 2027, UScellular shall pay him a severance amount equal to his then current annual base salary.
(6)Upon his retirement on January 3, 2022, Mr. Thaus forfeited all of his unexercisable options and unvested restricted stock units and his 2020 and 2021 performance share units. Mr. Thaus' 2019 performance share units vested upon the conclusion of the performance period on December 31, 2021 and were settled in February, 2022. Mr. Thaus also received his 2021 bonus under the TDS Officer Bonus Program, as described above.

2021 Director Compensation

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards (c)	All Other Compensation (d)	Total
Letitia G. Carlson, M.D.	$95,750	$100,000	$107	$195,857
Prudence E. Carlson	$95,750	$100,000	$107	$195,857
Walter C. D. Carlson	$131,000	$100,000	$107	$231,107
Clarence A. Davis	$135,019	$100,000	$107	$235,126
Kimberly D. Dixon	$120,250	$100,000	$107	$220,357
Christopher D. O'Leary	$147,250	$100,000	$107	$247,357
George W. Off	$150,500	$100,000	$107	$250,607
Wade Oosterman	$140,000	$100,000	$107	$240,107
Gary L. Sugarman*	$111,500	$100,000	$107	$211,607
*Gary L. Sugarman resigned from the TDS Board of Directors on January 3, 2022.

Explanation of Columns:
(a)Includes only directors who are not employees of TDS or its subsidiaries.
(b)Includes the aggregate dollar amount of all fees earned or paid in cash for services as a director during 2021, including annual retainer fees, fractional share, committee and/or chairperson fees, and meeting or activity fees.
(c)The amounts in this column represent the aggregate grant date fair value of the annual stock awards granted in 2021.
(d)Represents the dollar value of insurance premiums paid by TDS during the fiscal year with respect to $100,000 of life insurance.
Narrative Disclosure to Director Compensation Table
The following provides additional information with respect to director compensation. All director compensation is approved by the full Board of Directors.
The following describes the Restated Compensation Plan for Non-Employee Directors (the "Directors Plan"), pursuant to which the cash and stock compensation described in the above 2021 Director Compensation Table is payable.
The above table reflects payments and awards made in 2021. With respect to 2021, the Directors Plan provided that the Chairperson of the TDS Board of Directors is entitled to receive an annual director's retainer fee of $100,000 paid in cash, and non-employee directors other than the Chairperson of the TDS Board of Directors are entitled to receive an annual director's retainer fee of $80,000 paid in cash. Non-employee directors are entitled to receive the annual stock award of $100,000 paid in the form of TDS Common Shares, which is to be distributed in March on or prior to March 15, for services performed during the 12 month period that commenced on March 1 of the immediately preceding calendar year and ended on the last day of February of the calendar year of payment. The number of shares is determined on the basis of the closing price of a TDS Common Share on the first trading day in the month of March of the calendar year of payment.
Each non-employee director who served on the Audit Committee, other than the Chairperson of the Audit Committee, received an annual committee retainer fee of $11,000, and the Chairperson received an annual committee retainer fee of $22,000.
Each non-employee director who served on the CHRC, other than the Chairperson of the CHRC, received an annual committee retainer fee of $7,000, and the Chairperson received an annual committee retainer fee of $14,000.
Each non-employee director who served on the Corporate Governance and Nominating Committee, other than the Chairperson of the Corporate Governance and Nominating Committee, received an annual committee retainer fee of $5,000, and the Chairperson received an annual committee retainer fee of $10,000.
Non-employee directors also received a fee of $1,750 for each board or committee meeting or other activity attended.
Under the Directors Plan, annual retainers are paid in cash on a quarterly basis, as of the last day of each quarter. Fees for all board and committee meetings or other activities are paid in cash on a quarterly basis, as of the last day of each quarter.
Directors were also reimbursed for reasonable travel and other expenses incurred in attending board and committee meetings, director education and other board or company related matters pursuant to TDS' travel and expense reimbursement policy.
The Directors Plan provides that the Board of Directors has the authority without further shareholder approval to amend the Directors Plan from time to time, including amendments to increase the amount of the compensation payable in Common Shares from time to time, provided that the total number of Common Shares issued under the Directors Plan may not exceed the number previously approved by shareholders.

On March 15, 2018, the TDS Board of Directors reserved 200,000 Common Shares for TDS issuance pursuant to the Directors Plan, and the shareholders approved such shares at the 2018 annual meeting. Of such Common Shares, 119,237 have been issued and 80,763 remain available for issuance as of the proxy date.
In addition to amounts payable under the Directors Plan, TDS pays premiums to provide life insurance of $100,000 for each of its directors other than directors who are employees of TDS or any affiliate. Directors who are employees of TDS or any affiliate do not receive fees or compensation for services rendered as directors. The compensation of directors who are named executive officers is disclosed in the tables under Executive and Director Compensation above.
None of the non-employee directors had stock or option awards outstanding at December 31, 2021.

TDS Compensation and Human Resources Committee Interlocks and Insider Participation

The CHRC, comprised of C. O'Leary, C. Davis, K. Dixon, and W. Oosterman has responsibilities relating to the compensation of the executive officers of TDS (other than executive officers employed by UScellular or any of its subsidiaries), including the review of salary, bonus, long-term incentive compensation and all other compensation. Members of the Committee are independent and none of the members was, during 2021 or during any of the preceding three years, an officer or employee of TDS (or its affiliates), or had any relationship requiring disclosure by TDS under any paragraph of Item 404 of SEC Regulation S-K.
Long-term incentive compensation for executive officers who are employees of UScellular is approved by UScellular's Long-Term Incentive which is composed of directors who are neither officers nor employees of TDS, UScellular or any of their subsidiaries nor directors of TDS or TDS Telecom. The annual cash compensation of UScellular's President and CEO, Laurent C. Therivel, is approved by LeRoy T. Carlson, Jr., the Chairman of UScellular. Mr. Carlson is a member of the Board of Directors of TDS, UScellular, and TDS Telecom. He is also the Chairman of TDS Telecom and, as such, approves the executive officer annual cash compensation decisions for TDS Telecom other than as they relate to the President and CEO of TDS Telecom, and recommends the annual cash compensation of the President and CEO of TDS Telecom to the CHRC. James W. Butman, deemed by SEC rules to be an executive officer of TDS, was the President and CEO of TDS Telecom in 2021 and is a director of TDS. Mr. Carlson is compensated by TDS for his services to TDS and all of its subsidiaries, including UScellular. However, UScellular effectively reimburses TDS for a portion of such compensation as part of a management fee pursuant to an intercompany agreement between TDS and UScellular.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information regarding TDS Common Shares that could have been issued under equity compensation plans maintained by TDS based on information as of December 31, 2021.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1):
TDS Common Shares	6,850,942	$25.50	3,925,339
Equity compensation plans not approved by security holders:	—	N/A	—
TDS Common Shares	6,850,942	$25.50	3,925,339

(a)Represents the number of securities to be issued upon the exercise of outstanding options or pursuant to unvested restricted stock units, unvested performance share awards, and vested and unvested deferred compensation stock units.
Footnotes:
(1)This includes the following plans that have been approved by TDS shareholders:

Plan - TDS Common Shares	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)	Total
2020 LTIP	2,719,873	2,266,959	4,986,832
2011 LTIP	4,044,839	1,526,210	5,571,049
2004 LTIP	86,230	—	86,230
Compensation Plan for Non-Employee Directors	—	132,170	132,170
TDS Common Shares	6,850,942	3,925,339	10,776,281

The above is based on information as of December 31, 2021 and does not reflect any changes or additions after that date.
See Note 18—Stock-Based Compensation, in the notes to the consolidated financial statements for the year ended December 31, 2021 for additional information related to equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
On March 1, 2022, TDS had outstanding and entitled to vote 107,373,418 Common Shares, par value $.01 per share (excluding 18,307,442 Shares held by TDS), and 7,331,089 Series A Common Shares, par value $.01 per share (collectively representing a total of 114,704,507 shares of common stock).
In matters other than the election of directors, each of the Series A Common Shares is entitled to ten votes and each of the Common Shares is entitled to a vote per share that floats. The total voting power of the Series A Common Shares was 73,310,890 votes at March 1, 2022 with respect to matters other than the election of directors. The total voting power of the Common Shares was 55,949,389 votes at March 1, 2022 with respect to matters other than the election of directors. The total voting power of all outstanding shares of all classes of capital stock was 129,260,279 votes at March 1, 2022 with respect to matters other than the election of directors.
The table includes shares underlying options that are currently exercisable or exercisable within 60 days after March 1, 2022, restricted stock units or any performance share awards that become vested within 60 days after March 1, 2022 and vested deferred compensation stock units are deemed to be outstanding for the purpose of calculating the number of shares owned and percentages of shares and voting power with respect to the person holding such options, restricted stock units, performance share awards, or deferred compensation stock units, but are not deemed to be outstanding for the purpose of calculating the percentages of shares or voting power of other persons.
Security Ownership of Management—The following table sets forth as of March 1, 2022, the number of Common Shares and Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned, by each director and director nominee of TDS, by each of the named executive officers and by all directors, director nominees and executive officers as a group. If a class of common stock is not indicated for an individual or group, no shares of such class are beneficially owned by such individual or group.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson(3)	Common Shares	6,214,149	5.8%	5.4%	2.5%
	Series A Common Shares	7,016,544	95.7%	6.1%	54.3%
James W. Butman(6)	Common Shares	238,986	*	*	*
LeRoy T. Carlson, Jr.(4)(5)(6)	Common Shares	1,540,933	1.4%	1.3%	*
	Series A Common Shares	22,863	*	*	*
Walter C. D. Carlson(4)(5)	Common Shares	73,743	*	*	*
	Series A Common Shares	1,311	*	*	*
Letitia G. Carlson, M.D.(4)(5)	Common Shares	54,119	*	*	*
	Series A Common Shares	1,166	*	*	*
Prudence Carlson(4)(5)	Common Shares	151,173	*	*	*
	Series A Common Shares	199,608	2.7%	*	1.5%
Clarence A. Davis	Common Shares	19,811	*	*	*
Kimberly D. Dixon	Common Shares	23,157	*	*	*
Christopher D. O'Leary	Common Shares	51,928	*	*	*
George W. Off	Common Shares	56,647	*	*	*
Wade Oosterman	Common Shares	20,063	*	*	*
Peter L. Sereda (6)	Common Shares	253,800	*	*	*
Laurent C. Therivel	Common Shares	—	—	—	—
Dirk Woessner	Common Shares	—	—	—	—
Other executive officers (3 persons)(6)(7)	Common Shares	201,975	*	*	*
All directors, director nominees and executive officers as a group (16 persons)(6)(7)	Common Shares	8,900,484	8.2%	7.7%	3.6%
	Series A Common Shares	7,241,492	98.8%	6.3%	56.0%

* Less than 1%

(1)The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes. Except with respect to customary brokerage agreement terms, none of the above shares are pledged as security, unless otherwise specified. Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.
(3)The shares listed are held by the persons named as trustees under the TDS Voting Trust which expires June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. The trustees share voting and investment power. The address of the trustees of the TDS Voting Trust in their capacities as such is c/o LeRoy T. Carlson, Jr., Telephone and Data Systems, Inc., 30 N. LaSalle St., Suite 4000, Chicago, IL 60602. Under the terms of the TDS Voting Trust, the trustees hold and vote the Common Shares and Series A Common Shares held in the trust. If the TDS Voting Trust were terminated, the following individuals, directly or indirectly with their spouses, would each be deemed to own beneficially more than 5% of the outstanding Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson and Letitia G. Carlson, M.D. The above numbers of shares and percentages do not assume conversion of the Series A Common Shares because the trustees have advised TDS that the TDS Voting Trust has no current intention of converting its Series A Common Shares.
(4)Does not include Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (1,880,554), Walter C. D. (1,985,858), Letitia G. Carlson, M.D. (1,844,952), Prudence E. Carlson (1,649,861).
Includes Common Shares held outside Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (298,435).
(5)Does not include Series A Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (2,049,580), Walter C. D. Carlson (2,308,302), Letitia G. Carlson, M.D. (2,015,524), Prudence E. Carlson (1,886,376).
Includes Series A Common Shares held outside Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (22,863).
(6)Includes the following number of Common Shares that may be acquired pursuant to stock options, restricted stock units and/or performance share units which are currently vested or will vest within 60 days after March 1, 2022: LeRoy T. Carlson, Jr., 1,068,120 Common Shares; Peter L. Sereda, 197,938 Common Shares; James W. Butman, 188,658 Common Shares; Kurt B. Thaus, 23,400 Common Shares; all other executive officers as a group, 134,289 Common Shares; and all directors, director nominees and executive officers as a group, 1,612,405 Common Shares. Includes the following number of Common Shares underlying vested deferred compensation stock units: LeRoy T. Carlson, Jr., 60,653 Common Shares; Peter L. Sereda, -0- Common Shares; James W. Butman, -0- Common Shares; Kurt B. Thaus, -0- Common Shares; all other executive officers as a group, -0- Common Shares; and all directors, director nominees and executive officers as a group, 60,653 Common Shares.
(7)Includes shares held by the following 3 executive officers who are not specifically identified in the above table pursuant to SEC rules: Daniel J. DeWitt, Joseph R. Hanley, and Jane W. McCahon.

Security Ownership by Certain Beneficial Owners
In addition to persons listed in the preceding table, the following table sets forth as of March 1, 2022 or the latest practicable date, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS' stock records as of such date. Some of the information below is based on reports filed by the below shareholders reporting TDS shares held as of December 31, 2021 and, in the absence of any SEC filings indicating otherwise, it was assumed that there was no change to such information between year-end and March 1, 2022.

Shareholder's Name and Address	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(3)	Common Shares	16,427,947	15.3%	14.3%	6.6%
State Street Corporation One Lincoln Street Boston, MA 02111(4)	Common Shares	14,036,721	13.1%	12.2%	5.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(5)	Common Shares	11,046,287	10.3%	9.6%	4.5%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(6)	Common Shares	6,124,351	5.7%	5.3%	2.5%

(1)The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.
(2)Represents the percent of voting power in matters other than the election of directors.
(3)Based on the most recent Schedule 13G (Amendment No. 14) filed with the SEC, BlackRock, Inc. and its affiliates report sole voting authority with respect to an aggregate of 16,096,952 Common Shares, and sole investment authority with respect to an aggregate of 16,427,947 Common Shares.
(4)Based on the most recent Schedule 13G filed with the SEC, State Street Corporation reports shared investment authority with respect to an aggregate of 14,036,721 Common Shares and shared voting authority with respect to 13,842,688 TDS Common Shares.
(5)Based on the most recent Schedule 13G (Amendment No. 9) filed with the SEC, The Vanguard Group reports shared voting power with respect to 105,044 Common Shares, sole investment authority with respect to 10,861,322 Common Shares, and shared investment authority with respect to 184,965 Common Shares.
(6)Based on the most recent Schedule 13G (Amendment No. 5) filed with the SEC, Dimensional Fund Advisors LP reports sole voting authority with respect to an aggregate of 6,007,644 Common Shares, and sole investment authority with respect to an aggregate of 6,124,351 Common Shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In addition to the above-described insider participation in compensation decisions, TDS and certain related parties are involved in the following relationships and transactions.
The following persons are partners of Sidley Austin LLP, the principal law firm of TDS, UScellular and their subsidiaries: Walter C. D. Carlson, a trustee and beneficiary of the Voting Trust that controls TDS, which controls UScellular, the non-executive Chairman of the Board and member of the Board of Directors of TDS and a director of UScellular and John P. Kelsh, the General Counsel and/or an Assistant Secretary of TDS and UScellular and certain other subsidiaries of TDS. Walter C. D. Carlson does not provide legal services to TDS, UScellular or their subsidiaries. TDS, UScellular and their subsidiaries incurred legal expenses from Sidley Austin LLP of $10 million, $11 million, and $10 million in 2021, 2020 and 2019, respectively.
During 2021, Anthony Carlson, son of LeRoy T. Carlson, Jr., was employed and promoted to Senior Director at UScellular effective December 1, 2021, at an annual base salary of $195,000 and customary benefits. Anthony Carlson was granted 615 UScellular Restricted Stock Units on May 3, 2021 that will vest on May 3, 2024 and he received a 2021 bonus paid in 2022 in the amount of $59,674.
The Audit Committee of the Board of Directors is generally responsible for the review and evaluation of all related person transactions, as such term is defined by the rules of the SEC, except to the extent that the Board of Directors authorizes another committee to review specific related person transactions. However, transactions and arrangements as they relate to compensation and benefits to named executive officers or persons related thereto are approved by the CHRC.
Other than as described above, TDS has no related person policies or procedures relating to (i) the types of transactions that are covered by such policies or procedures; (ii) the standards to be applied pursuant to such policies and procedures; or (iii) the persons or groups of persons on the Board of Directors or otherwise who are responsible for applying such policies and procedures, and TDS does not maintain any written document evidencing such policies and procedures. Other than as described above, there were no transactions between the Company and any Related Person since January 1, 2021, of the type or amount required to be disclosed under the applicable SEC rules.

CEO PAY RATIO
We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that build value over the long-term for our shareholders. We are committed to internal pay equity, and the CHRC monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The CHRC reviewed a comparison of our CEO's annual total compensation in fiscal year 2021 to that of all other Company employees for the same period.
Our calculation includes all active employees as of December 31, 2021.
We identified our median employee by calculating the annualized salary/wages for each of our active employees as of December 31, 2021; ranking the annual salaries and wages of all employees except for the President and CEO from lowest to highest; and then identified the median employee. The annualized salary/wages of the median employee was then adjusted to the extent necessary so that is determined on the same basis as the compensation of the President and CEO in the Summary Compensation Table.
The annual total compensation for fiscal year 2021 for our CEO was $9,616,139 and for the median employee was $70,453. The resulting ratio of our CEO's pay to the pay of our median employee for fiscal year 2021 is 136.5 to 1.

PROPOSAL 5
SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER VOTING RIGHTS
A person who purports to be the beneficial holder of no less than 200 TDS Common Shares has advised TDS that he intends to have his proxy introduce the proposal set forth below at the TDS 2022 Annual Meeting. The name and address of such shareholder is Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021. The following proposal will be considered at the 2022 Annual Meeting if it is properly presented at such meeting by either of such persons or an authorized representative thereof in accordance with the TDS Bylaws, Delaware law, SEC rules and other applicable requirements. The below shareholder proposal and supporting statement represent the views of the shareholder who submitted it, and not the views of TDS. TDS is not responsible for the content of the following shareholder proposal or supporting statement. TDS does not endorse the shareholder proposal or supporting statement, which are required to be included in this proxy statement pursuant to rules established by the SEC. The shareholder proposal and supporting statement have been included below verbatim as supplied by the shareholder and TDS declines to comment on any of the statements therein. For the reasons discussed below the shareholder proposal, the TDS Board of Directors unanimously recommends that shareholders vote AGAINST the following proposal:
“Proposal 5 - Equal Voting Rights for Each Shareholder
RESOLVED: Shareholders request that our Board take steps to ensure that all of our company's outstanding stock has an equal one-vote per share in each voting situation. This would encompass all practicable steps including encouragement and negotiation with current and future shareholders, who have more than one vote per share, to request that they relinquish, for the common good of all shareholders, any preexisting rights, if necessary.
This proposal is not intended to unnecessarily limit our Board's judgment in crafting the requested change in accordance with applicable laws and existing contracts. This proposal is important because certain shares have super-sized voting power with 10-votes per share compared to the one-vote per share for other shareholders. This proposal would even allow 7-years to transition to equal voting rights for each shareholder.
With certain stock having 10-times more voting power our company takes our shareholder money but does not give us in return an equal voice in our company's management. Without an equal voice, shareholders cannot hold management accountable.
Even though the Carlson family controls more than 51% of the voting power of the company this proposal received from 29% to 36% support for 6 years. In spite of these 6 majority votes, year after year, from the regular shareholders of TDS, The Carlson family's TDS Voting Trust had the gall to announce their arrogant distain for this proposal topic in the 2019 proxy.
Unequal voting rights can result in subpar director performance. Mr. George Off, with excessive tenure of 24-years, was rejected by 27% of shares when a 5% rejection is the norm. Mr. Wade Oosterman, the newest member of the Board was rejected by 18% of shares - not a good start. LeRoy Carlson had 54-years of excessive tenure.
With the lax TDS corporate governance Mr. Off can be elected with only one vote from himself.
Corporate governance advocates as well as many investors and index managers have pushed back on the TDS-type dual-class structures. S&P Dow Jones Indices said that companies with multiple classes of shares would be barred from entering its flagship S&P 500 index.
As an example for TDS, social and mobile-game maker Zynga announced moving to a single-class share structure in 2018. Zynga executives said that a single-class share structure gives parity to shareholders. In its 2018 annual report, Zynga said its old multi-class share system could limit the ability of its other stockholders to influence the company and could negatively impact its share price.
There should be urgency in adopting this proposal since TDS stock last saw a price of $59 in 2007.

Please vote yes:
Equal Voting Rights for Each Shareholder - Proposal 5”

TDS BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL 5
The TDS board of directors unanimously recommends a vote AGAINST this proposal for the following reasons:
The implementation of the shareholder proposal would require an amendment of the TDS Restated Certificate of Incorporation. To be approved thereunder and under Delaware law, such an amendment would require, among other things, approval by a majority of the voting power of all shares of capital stock entitled to vote for matters other than the election of directors, voting as a group, as well as by a majority of the outstanding TDS Series A Common Shares voting as a class. As of December 31, 2021, the TDS Voting Trust held 7,016,544 TDS Series A Common Shares, representing 6.1% of all shares of TDS common stock, and 6,214,149 TDS Common Shares, representing 5.4% of all shares of TDS common stock, for a total economic interest of 11.5% in TDS. By reason of such holdings, the TDS Voting Trust owns a majority (95.7%) of the outstanding TDS Series A Common Shares and a majority (56.8%) of the voting power of all shares of capital stock entitled to vote for matters other than the election of directors.
Dual class capital structures are recognized and valid under applicable federal and corporate law and stock exchange regulations and are not uncommon among public companies. Various companies have had dual class capital structures for many years and companies continue to implement dual class capital structures.
The common equity of TDS has included different classes of high and low vote common stock since TDS became a public company in 1981. TDS has clearly and consistently disclosed in the Risk Factors in its Form 10-K the impact of the differences in voting rights, particularly with regard to any potential takeover attempt. Purchasers of TDS Common Shares, including the proponent of the shareholder proposal, therefore bought shares of TDS with full knowledge of the differences in the voting rights of the shares. Holders of TDS Common Shares also have no basis for anticipating the possibility of any action that would reduce the voting power of the TDS Series A Common Shares. As stated in the Risk Factors set forth in TDS' Form 10-K, the TDS Voting Trust has advised TDS that it intends to maintain the ability to keep or dispose of voting control of TDS.
The TDS Voting Trust also has advised the TDS board of directors that it (i) opposes and will vote against the shareholder proposal and (ii) will not vote in favor of or support any action to implement the shareholder proposal or any other action that would dilute its voting control of TDS. Considering all of the foregoing factors, the TDS board of directors has determined that action in furtherance of the proposal would serve no useful purpose and accordingly opposes the proposal and recommends that shareholders vote against it.
Finally, it should be noted that under SEC rules, in addition to the above shareholder proposal, TDS is required to include the shareholder's supporting statement in the TDS proxy statement. This has been included above verbatim as supplied by the shareholder. TDS is not the author of the shareholder's supporting statement and declines to comment on any of the statements therein.
THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 5.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2023 ANNUAL MEETING
Pursuant to SEC Rule 14a-8, proposals by shareholders intended to be included in TDS' proxy statement and form of proxy relating to the 2023 Annual Meeting must be received by TDS at its principal executive offices not later than December 7, 2022.
In addition, pursuant to TDS' Bylaws, proposals by shareholders intended to be presented at the 2023 Annual Meeting (other than proposals submitted pursuant to SEC Rule 14a-8), must be received by TDS at its principal executive offices not earlier than December 7, 2022 and not later than the close of business on January 6, 2023 for consideration at the 2023 Annual Meeting and must otherwise comply with the procedures set forth in TDS' Bylaws.
To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than TDS’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2023.

OTHER MATTERS

The Board of Directors has no knowledge of any other proposals that may be properly presented at the Annual Meeting and no other proposals were received by TDS by the date specified by the advance notice provision in TDS' Bylaws. The proxy solicited by the Board of Directors for the 2022 Annual Meeting confers discretionary authority to the proxies named therein to vote on matters that may properly come before such meeting or any postponement, adjournment or recess thereof, in addition to the foregoing proposals, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. If the meeting is adjourned or postponed, the proxies can vote such shares at the adjournment or postponement.

SOLICITATION OF PROXIES

Proxies are being solicited by your Board of Directors and its agents, and the cost of solicitation will be paid by TDS. Officers, directors and regular employees of TDS, acting on behalf of the TDS Board of Directors, may also solicit proxies by mail, email, advertisement, telephone, telecopy, press release, employee communication, postings on TDS' Internet website and Intranet website or in person. We will not pay such persons additional compensation for their proxy solicitation efforts. TDS will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. TDS has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The standard fee charged by MacKenzie Partners, Inc. for proxy solicitation in connection with an uncontested annual meeting is $12,500 plus reimbursement of out-of-pocket expenses.

FINANCIAL AND OTHER INFORMATION

We will furnish you or any shareholder as of the record date without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the financial statements and the schedules thereto, upon written or oral request, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee which shall not exceed our reasonable expenses incurred to do so. Requests for such materials should be directed to Investor Relations, Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602, telephone (312) 630-1900.
In addition, to the extent that, as permitted by SEC rules, TDS delivers only one copy of an annual report to shareholders, a proxy statement or a notice of internet availability of proxy materials to an address that is shared by separate persons who are shareholders (addressed to such shareholders as a group), TDS shall deliver promptly additional copies of any of such documents without charge to any shareholder located at such shared address upon written or oral request by such shareholder. Requests should be directed as indicated in the preceding paragraph.

OTHER BUSINESS
It is not anticipated that any action will be asked of the shareholders other than those set forth above, but if other matters are properly brought before the 2022 Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the Board of Directors

JANE W. MCCAHON Senior Vice President—Corporate Relations and Corporate Secretary
All shareholders are urged to sign, date and mail their proxy card(s) promptly or vote on the Internet in accordance with the instructions set forth on the proxy cards(s).

EXHIBIT A

TELEPHONE AND DATA SYSTEMS, INC.
2022 LONG-TERM INCENTIVE PLAN

TELEPHONE AND DATA SYSTEMS, INC.
2022 LONG-TERM INCENTIVE PLAN
ARTICLE I
PURPOSE
The purposes of this Telephone and Data Systems, Inc. 2022 Long-Term Incentive Plan (the “Plan”) are (i) to align the interests of the stockholders of the Company and recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers and other employees of the Company and certain of its Affiliates, and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.
ARTICLE II
DEFINITIONS
For purposes of the Plan, the following capitalized terms shall have the meanings set forth in this Article.
2.1 “Affiliate” shall mean (i) a Person owning, directly or indirectly, the combined voting power of all classes of capital stock of the Company that is sufficient to elect at least a majority of the members of the Board, or (ii) a Person of which the Company, directly or indirectly, owns or controls shares or securities or other interests having combined voting power sufficient to permit the Company to elect at least a majority of the members of the board of directors or other governing body of such Person.
2.2 “Agreement” shall mean a written or electronic agreement between the Company and an award recipient evidencing an award granted hereunder.
2.3 “Board” shall mean the board of directors of the Company.
2.4 “Bonus Stock” shall mean shares of Common Stock awarded hereunder that are not subject to a Restriction Period or Performance Measures.
2.5 “Bonus Stock Award” shall mean an award of Bonus Stock.
2.6 “Change in Control” shall have the meaning set forth in Section 7.9(b).
2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.8 “Committee” shall mean a committee designated by the Board, consisting of two or more members of the Board, each of whom is intended to be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.
2.9 “Common Stock” shall mean the class of shares of the Company designated as “Common Shares” in its Restated Certificate of Incorporation.
2.10 “Company” shall mean Telephone and Data Systems, Inc., a Delaware corporation, or any successor thereto.
2.11 “Employer” shall mean the Company or any Affiliate designated by the Committee and approved by the Board.
2.12 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.13 “Fair Market Value” of a share of Common Stock shall mean its closing sale price on the principal stock exchange on which the Common Stock is traded on the date as of which such value is being determined, or, if there shall be no reported sale for such date, on the next preceding date for which a sale was reported; provided, however, that if the Common Stock is not listed on a stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with section 409A of the Code.
2.14 “Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, a Stock Option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock, cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.
2.15 “Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of section 422 of the Code (or any successor provision) and that is designated as intended to constitute an incentive stock option.

2.16 “Non-Qualified Stock Option” shall mean an option to purchase shares of Common Stock that is not an Incentive Stock Option.
2.17 “Other Stock Award” shall mean an award granted pursuant to Section 5.3 of the Plan.
2.18 “Performance Award” shall mean a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive payment in cash or in shares of Common Stock of a specified amount.
2.19 “Performance Measures” shall mean criteria and objectives established by the Committee that must be attained (i) as a condition to the grant or exercisability of certain Stock Options or SARs, (ii) as a condition to the grant of certain Stock Awards or (iii) during the applicable Restriction Period or Performance Period as a condition to (A) in the case of certain Restricted Stock Awards, the vesting of the award recipient’s interest in the Common Stock subject to such awards or (B) in the case of certain Restricted Stock Unit Awards, Performance Awards or Other Stock Awards, the award recipient’s receipt of the Common Stock subject to such awards or the cash amount payable with respect to such awards (or a combination thereof). One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company, or on an individual basis, may be used by the Committee in establishing Performance Measures under this Plan: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; earnings per share; return to stockholders (including dividends); increase in stockholder value; return on or net assets; return on equity; return on capital or invested capital; earnings or income before or after taxes and/or interest; return on investments; interest expense; cash flow, cash flow per share, cash flow margin or free cash flow; revenues; sales; costs; expenses; economic value created; operating profit or margin; gross profit or margin; net income before or after taxes; earnings before interest, depreciation and/or amortization; earnings before interest, taxes, depreciation, amortization and/or accretion; operating earnings either before or after interest expense and either before or after incentives; market share; attainment of cost or expense reduction goals; customer count; cost per gross or net customer addition; revenue per customer; customer turnover rate; return on operating costs; net cash provided by operations; price-to-earnings growth; ratios of employees to volume of business measures and population in licensed or operating markets; financing costs; ratios of capital spending and investment to volume of business measures; and strategic business criteria, consisting of one or more objectives based on meeting specified goals related to market penetration, geographic business expansion, cost targets, customer acquisition, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, acquisitions or divestitures; any combination thereof; or such other goals as the Committee may determine, whether or not listed herein. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other rules and conditions as the Committee may establish at any time.
2.20 “Performance Period” shall mean a period designated by the Committee during which (i) Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.
2.21 “Permitted Transferee” shall mean (i) the award recipient’s spouse or former spouse, (ii) any of the award recipient’s children, stepchildren, grandchildren, parents, stepparents, grandparents, nieces, nephews or siblings, including adoptive relationships, (iii) any of the award recipient’s mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, (iv) a trust of which the award recipient or one or more of the Persons described in clauses (i), (ii) or (iii) hereof are the only beneficiaries during the term the award is held by a Permitted Transferee, (v) a partnership in which no Person is a partner other than the award recipient or one or more of the Persons described in clauses (i)-(vii) hereof, (vi) a limited liability company in which no Person is a member other than the award recipient or one or more of the Persons described in clauses (i)-(vii) hereof, or (vii) any other Person who would be eligible to exercise Stock Options and SARs under Form S-8, issued under the Securities Act of 1933, as amended, and who is approved in writing by the Committee prior to any transfer of an award, provided that any Person described in clauses (i) - (vii) hereof has entered into a written agreement with the Company to withhold shares of Common Stock or cash which would otherwise be delivered or payable to such Person to satisfy any federal, state, local or other taxes that may be required to be withheld or paid in connection with the award in the event that the award recipient does not provide for an arrangement satisfactory to the Company to assure that such taxes will be paid.
2.22 “Person” shall mean any individual, group, firm, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust or other entity.

2.23 “Prior Plan” shall mean the Telephone and Data Systems, Inc. 2020 or 2011 Long-Term Incentive Plan, as amended from time to time, and any similar plan maintained by the Company for the benefit of employees or officers of the Employers under which equity compensation awards remain outstanding as of the effective date of the Plan.
2.24 “Restricted Stock” shall mean shares of Common Stock that are subject to a Restriction Period, and which may, in addition, be subject to the attainment of specified Performance Measures within a specified Performance Period.
2.25 “Restricted Stock Award” shall mean an award of Restricted Stock.
2.26 “Restricted Stock Unit” shall mean a right to receive a share of Common Stock or, in lieu thereof and to the extent set forth in the applicable Agreement, cash equal to the Fair Market Value of a share of Common Stock, which shall be contingent upon the expiration of a specified Restriction Period, and which may, in addition, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.
2.27 “Restricted Stock Unit Award” shall mean an award of Restricted Stock Units.
2.28 “Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award shall not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock Award shall remain in effect.
2.29 “SAR” shall mean a stock appreciation right, which may be a Free-Standing SAR or a Tandem SAR.
2.30 “Separation from Service” shall mean a termination of employment with the Employers and their affiliates within the meaning of Treasury Regulation §1.409A-1(h) (without regard to any permissible alternative definition thereunder). “Affiliate” for this purpose shall mean (i) a corporation that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as an Employer or (ii) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with an Employer, but in each case substituting a 50% ownership level for the 80% ownership level specified therein.
2.31 “Specified Employee” shall have the meaning set forth in the “Section 409A Specified Employee Policy of Telephone and Data Systems, Inc. and its Affiliates,” which policy hereby is incorporated herein by reference.
2.32 “Stock Award” shall mean a Bonus Stock Award, a Restricted Stock Award, a Restricted Stock Unit Award or an Other Stock Award.
2.33 “Stock Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
2.34 “Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, a Stock Option, which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such Stock Option, shares of Common Stock, cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to the Stock Option, or portion thereof, which is surrendered.
ARTICLE III
ELIGIBILITY AND ADMINISTRATION
3.1 Eligibility. Participants in the Plan shall consist of such employees of the Employers as the Committee in its sole discretion may select from time to time. The Committee’s selection of an employee to participate in the Plan at any time shall not require the Committee to select such employee to participate in the Plan at any other time. Except as otherwise provided in an Agreement, for purposes of this Plan, references to employment by an Employer shall also mean employment by an Affiliate.
3.2 Administration. (a) In General. The Plan shall be administered by the Committee in accordance with the terms of the Plan. The Committee, in its discretion, shall select employees for participation in the Plan and shall determine the form, amount and timing of each grant of an award and, as applicable, the number of shares of Common Stock subject to an award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form and terms of the Agreement evidencing the award. Any one or a combination of the following awards may be made under the Plan to eligible individuals: (i) Stock Options in the form of Incentive Stock Options or Non-Qualified Stock Options, (ii) SARs in the form of Free-Standing SARs or Tandem SARs, (iii) Stock Awards in the form of Bonus Stock, Restricted Stock, Restricted Stock Units or Other Stock Awards, and (iv) Performance Awards.

The Committee may, in its sole discretion and for any reason at any time, take action such that (A) any or all outstanding Stock Options and SARs shall become exercisable in part or in full, (B) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award shall terminate or shall be of a shorter duration, (C) all or a portion of the Performance Period applicable to any outstanding Performance Award or any other award shall terminate or shall be of a shorter duration, and (D) the Performance Measures applicable to any outstanding Performance Award or any other award shall be deemed to be satisfied at the target, maximum or any other level.
The Committee shall interpret the Plan and establish any rules and procedures the Committee deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as restricting or limiting competitive employment or other activities. All such interpretations, rules, procedures and conditions shall be final, conclusive and binding on all parties. A majority of the members of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.
(b) Delegation. To the extent legally permissible, the Committee may delegate some or all of its power and authority hereunder to the Board (or any member(s) thereof) or to the President and Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the President and the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer or other individual subject to section 16 of the Exchange Act, or decisions concerning the timing, pricing or number of shares subject to an award granted to such an officer or other individual.
(c) Indemnification. No member of the Board or Committee, and neither the President and Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan and each member of the Board and the Committee and the President and Chief Executive Officer and each other executive officer who is designated by the Committee to exercise any power or authority hereunder shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company’s certificate of incorporation and/or by-laws, and under any directors’ and officers’ liability insurance which may be in effect from time to time.
3.3 Shares Available.
(a) In each case subject to adjustment as provided in Section 7.8, 5,000,000 shares of Common Stock initially shall be available under the Plan, of which (i) no more than 5,000,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options and (ii) no more than 250,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Bonus Stock Awards. Such shares shall be reduced by the sum of the aggregate number of shares of Common Stock then subject to outstanding awards under the Plan.
(b) To the extent that shares of Common Stock subject to an outstanding award under this Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan. Notwithstanding anything in this Section 3.3 to the contrary, shares of Common Stock subject to an award under this Plan may not again be made available for issuance under this Plan if such shares are: (i) shares delivered to or withheld by the Company to pay the exercise price of a Stock Option, (ii) shares delivered to or withheld by the Company to satisfy withholding taxes related to an award or (iii) shares that were subject to a stock-settled SAR and were not issued upon the net settlement of such SAR.
(c) Shares of Common Stock to be delivered under the Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.
(d) At the time that the Plan becomes effective, none of the shares of Common Stock otherwise available for grant under the Prior Plans shall be available for future grant under such Prior Plans or this Plan, except that future grants may be made under the Prior Plans with respect to annual bonus deferrals and related Employer Match Awards (as defined in the Prior Plans) for calendar years commencing prior to January 1, 2023.

ARTICLE IV
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
4.1 Stock Options. (a) In General. The Committee may, in its discretion, grant Stock Options to such employees as may be selected by the Committee; provided, however, that an employee of an Affiliate may be granted a Stock Option only if the underlying Common Stock qualifies, with respect to the employee, as “service recipient stock” within the meaning set forth in section 409A of the Code. Each Stock Option, or portion thereof, that is not an Incentive Stock Option shall be a Non-Qualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which Stock Options designated as Incentive Stock Options are exercisable for the first time by a Stock Option holder during any calendar year (under the Plan or any other plan of the Company or any related corporation (as defined in Treasury Regulation §1.421-1(i)(2)) exceeds the amount (currently $100,000) established by the Code, such Stock Options shall constitute Non-Qualified Stock Options. Stock Options shall be subject to the applicable terms and conditions set forth in this Article IV and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.
(b) Number of Shares and Purchase Price. The number of shares of Common Stock subject to a Stock Option and the purchase price per share of Common Stock purchasable upon exercise of the Stock Option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of a Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date such Stock Option is granted; provided further, that if an Incentive Stock Option shall be granted to an employee who, at the time the option is granted, owns (or is treated as owning) capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any related corporation (as defined in Treasury Regulation §1.421-1(i)(2)) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of its Fair Market Value) required by the Code in order for the Stock Option to constitute an Incentive Stock Option.
(c) Option Period and Exercisability. The period during which a Stock Option may be exercised shall be determined by the Committee; provided, however, that no Stock Option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such Stock Option shall be exercised no later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which must be attained as a condition either to a grant of a Stock Option or to the exercisability of all or a portion of a Stock Option. The Committee shall determine whether a Stock Option shall become exercisable in cumulative or non-cumulative installments or in part or in full at any time. A Stock Option may be exercised only with respect to whole shares of Common Stock. Prior to the exercise of a Stock Option, the holder of such Stock Option shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such Stock Option.
(d) Method of Exercise. A Stock Option may be exercised (i) by giving notice in accordance with procedures established by the Company specifying the number of whole shares of Common Stock to be purchased and by arranging for the payment therefore in accordance with this Section 4.1(d) and (ii) by executing such documents and taking any other actions as the Company may reasonably request. The holder of a Stock Option may pay for the shares of Common Stock to be purchased pursuant to the exercise of such Stock Option (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) by authorizing the Company to withhold whole shares of Common Stock which otherwise would be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (D) in cash by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (E) by a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement. No shares of Common Stock shall be issued or delivered until the full purchase price therefor and the withholding taxes thereon, as described in Section 7.6, have been paid (or arrangement has been made for such payment to the Company’s satisfaction).
4.2 Stock Appreciation Rights. (a) In General. The Committee may, in its discretion, grant SARs to such employees as may be selected by the Committee; provided, however, that an employee of an Affiliate may be granted an SAR only if the underlying Common Stock qualifies, with respect to the employee, as “service recipient stock” within the meaning set forth in section 409A of the Code. The Agreement relating to an SAR shall specify whether the SAR is a Free-Standing SAR or a Tandem SAR. SARs shall be subject to the applicable terms and conditions set forth in this Article IV and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.
(b) Number and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR shall be granted on the same date that the related Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share subject to the related Stock Option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR.

(c) Exercise Period and Exercisability. The Agreement relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock or cash or a combination thereof. The period during which an SAR may be exercised shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten years after its date of grant; provided, further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related Stock Option. The Committee may, in its discretion, establish Performance Measures that must be attained as a condition either to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR shall become exercisable in cumulative or non-cumulative installments or in part or in full at any time. An SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. Prior to the exercise of an SAR for shares of Common Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.
(d) Method of Exercise. An SAR may be exercised (i) by giving notice in accordance with procedures established by the Company specifying the number of whole SARs which are being exercised, (ii) in the case of a Tandem SAR, by surrendering to the Company any Stock Options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents and taking any other actions as the Company may reasonably request. No shares of Common Stock shall be issued or delivered, and no cash shall be paid, until the withholding taxes thereon, as described in Section 7.6, have been paid (or arrangement has been made for such payment to the Company’s satisfaction).
4.3 Termination of Employment. Subject to the requirements of the Code, all of the terms relating to the exercise, cancellation or other disposition of a Stock Option or SAR upon an employee’s termination of employment with an Employer, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in an Agreement. Notwithstanding the foregoing, if an award recipient ceases to be employed by an Employer or an Affiliate on account of such award recipient’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then the Stock Option or SAR shall terminate immediately upon such termination of employment.
4.4 No Repricing. Notwithstanding any provision in the Plan to the contrary, the Committee shall not, without the approval of the stockholders of the Company (i) reduce the purchase price or base price of any previously granted Stock Option or SAR; (ii) cancel any previously granted Stock Option or SAR in exchange for another Stock Option or SAR with a lower purchase price or base price; or (iii) cancel any previously granted Stock Option or SAR in exchange for cash or another award if the purchase price of such Stock Option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 7.8.
4.5 No Dividend Equivalents. The holder of a Stock Option or SAR shall not be entitled to receive dividend equivalents with respect to the shares of Common Stock subject to such Stock Option or SAR.
ARTICLE V
STOCK AWARDS
5.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such employees as may be selected by the Committee. The Agreement relating to a Stock Award shall specify the number of shares of Common Stock or Restricted Stock Units subject to the award, the Restriction Period or Performance Period (if any) applicable to the award, the Performance Measures (if any) applicable to the award and whether the Stock Award is a Bonus Stock Award, Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award. A grant of a Stock Award may be made to an employee upon the attainment of Performance Measures or for any other reason. Stock Awards shall be subject to the applicable terms and conditions set forth in this Article V and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.
5.2 Terms of Stock Awards. (a) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award or a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, (i) for the vesting of the shares of Common Stock subject to such Restricted Stock Award or the vesting of such Restricted Stock Unit Award upon (w) the attainment of specified Performance Measures (if any) during the specified Performance Period and/or (x) the award recipient’s continuous period of employment with an Employer during the specified Restriction Period, and (ii) for the forfeiture of the shares of Common Stock subject to such Restricted Stock Award or the forfeiture of such Restricted Stock Unit Award (y) if specified Performance Measures (if any) are not attained during the specified Performance Period or (z) if the award recipient terminates such employment during the specified Restriction Period.
(b) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the award recipient shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends or other distributions and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a dividend or distribution with respect to shares of Common Stock subject to a Restricted Stock Award, including a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the Common Stock with respect to which such dividend or distribution was made.

(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award (i) shall specify whether such award may be settled in Common Stock or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units shall be subject to the same vesting conditions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award in Common Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such award.
(d) Custody and Delivery of Common Stock. During the Restriction Period, at the Company’s sole discretion, the shares of Restricted Stock either (i) shall be held by a custodian in book entry form, with the restrictions on the shares duly noted, or (ii) shall be represented by a certificate or certificates registered in the award recipient’s name, which may bear a legend, in addition to any legend which may be required pursuant to Section 7.7, indicating that the ownership of the shares represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the Agreement relating to the Restricted Stock Award. Any such certificates shall be deposited with the Company or its agent, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, that would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any Restriction Period and the satisfaction of any Performance Measures applicable to a Restricted Stock Award, subject to the employee’s timely payment of any taxes in accordance with Section 7.6, the restrictions shall be removed from the requisite number of shares of Common Stock that are held in book entry form or, alternatively, certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award. Upon settlement of a Restricted Stock Unit Award in Common Stock or upon the grant of a Bonus Stock Award, in each case subject to the employee’s timely payment of any taxes in accordance with Section 7.6, the Common Stock subject to such Restricted Stock Unit Award or Bonus Stock Award shall be issued in book entry form or, alternatively, in a certificate or certificates registered in the award recipient’s name.
5.3 Other Stock Awards. Subject to the limitations set forth in the Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distribution, dividend or dividend equivalents with respect to Other Stock Awards shall be subject to the same vesting conditions as the underlying awards. Prior to the settlement of an Other Stock Award in Common Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such award.
5.4 Termination of Employment. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award, or any forfeiture and cancellation of such award upon an employee’s termination of employment with an Employer, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in an Agreement. Notwithstanding the foregoing, if an award recipient ceases to be employed by an Employer or an Affiliate on account of such award recipient’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then the Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award shall terminate immediately upon such termination of employment.
ARTICLE VI
PERFORMANCE AWARDS
6.1 Performance Awards. The Committee may, in its discretion, grant Performance Awards to such employees as may be selected by the Committee. Performance Awards shall be subject to the terms and conditions set forth in this Article VI and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.
(a) Amount of Performance Award, Performance Measures and Performance Period. The amount of a Performance Award and the Performance Measures and Performance Period applicable to such award shall be determined by the Committee.
(b) Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, for the vesting of such award upon the attainment of specified Performance Measures during the specified Performance Period, and for the forfeiture of such award if specified Performance Measures are not attained during the specified Performance Period.

(c) Settlement of Vested Performance Awards. The Agreement relating to a Performance Award (i) shall specify whether such award may be settled in Common Stock (including shares of Restricted Stock) or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the Common Stock subject to such award. Any dividend equivalents with respect to Performance Awards shall be subject to the same restrictions as such Performance Awards. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be held by a custodian in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 5.2(d), and the holder of such shares of Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 5.2(b). Prior to the settlement of a Performance Award in Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to any Common Stock subject to such award.
6.2 Termination of Employment. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award, upon an employee’s termination of employment with an Employer, whether by reason of disability, retirement, death, or any other reason, shall be determined by the Committee and set forth in an Agreement. Notwithstanding the foregoing, if an award recipient ceases to be employed by an Employer or Affiliate on account of such award recipient’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then the Performance Award shall terminate immediately upon such termination of employment.
ARTICLE VII
GENERAL
7.1 Effective Date and Term of Plan. The Plan shall be submitted to the stockholders of the Company for approval at the Company’s 2022 annual meeting of stockholders. If the Plan is approved, the Plan shall become effective as of the date on which the Plan was approved by stockholders. If the Plan is not approved, then the Plan and any awards hereunder shall be void and of no effect. The Plan shall terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.
Awards hereunder may be made at any time prior to the termination of the Plan, provided that no Incentive Stock Option may be granted later than ten years after the date on which the Plan was approved by the Board.
7.2 Amendment. The Board may amend the Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the principal stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the prohibition on repricing set forth in Section 4.4; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.
7.3 Agreement. Each award granted under the Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, unless otherwise specified by the Company, accepted by the recipient by electronic or such other means approved by the Company. Upon such execution by the Company and acceptance by the recipient, such award shall be effective as of the effective date set forth in the Agreement.
7.4 Designation of Beneficiaries. Each employee may designate a beneficiary or beneficiaries (both primary and contingent) in the event of the employee’s death with respect to his or her awards by executing and filing with the Company during his or her lifetime a beneficiary designation in such form as prescribed by the Company. The employee may change or revoke any such designation by executing and filing with the Company during his or her lifetime a new beneficiary designation in such form as prescribed by the Company. To the extent that an outstanding Stock Option or SAR is exercisable, upon the employee’s death such beneficiary or beneficiaries shall be entitled to exercise such Stock Option or SAR pursuant to procedures established by the Company. If all designated beneficiaries predecease the employee, and if each corporation, partnership, trust or other entity which is a designated beneficiary is terminated, dissolved, becomes insolvent, or is adjudicated bankrupt prior to the date of the employee’s death, or if the employee fails to designate a beneficiary, then the following Persons in the order set forth below shall be the designated beneficiary or designated beneficiaries of such employee:
i) the employee’s spouse, if living; or if none,
ii) the employee’s then living descendants, per stirpes; or if none,
iii) the employee’s estate.

7.5 Transferability. No Incentive Stock Option shall be transferable other than to a beneficiary determined pursuant to Section 7.4 and effective on the recipient’s death. No Restricted Stock Unit Award, Performance Award, or Other Stock Award shall be transferable other than (a) to a beneficiary determined pursuant to Section 7.4 and effective on the recipient’s death or (b) pursuant to a court order entered in connection with a dissolution of marriage or child support. No other award under the Plan shall be transferable other than (a) to a beneficiary determined pursuant to Section 7.4 and effective on the recipient’s death, (b) pursuant to a court order entered in connection with a dissolution of marriage or child support, or (c) to the extent permitted under (i) securities laws relating to the registration of securities subject to employee benefit plans and (ii) the Agreement evidencing the grant of such award, by gift to a Permitted Transferee. Except as permitted by the preceding provisions of this Section 7.5, no award under the Plan may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any such attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.
7.6 Tax Withholding. Prior to (i) the issuance or delivery of any shares of Common Stock pursuant to an award made hereunder or (ii) the payment of any cash pursuant to an award made hereunder, the Company shall have the right to require payment by the holder of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to the holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to the holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously-owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable, in either case equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of a Stock Option, a cash payment by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules). No share of Common Stock shall be delivered until the withholding taxes thereon have been paid (or arrangement has been made for such payment to the Company’s satisfaction).
7.7 Restrictions on Shares. Each award granted hereunder shall be subject to the requirement that if at any time the Company determines that it is necessary or desirable as a condition of or in connection with the delivery of shares pursuant to such award (i) to list, register or qualify the shares of Common Stock subject to such award upon any securities exchange or under any law, (ii) to obtain the consent or approval of any governmental body, or (iii) to take any other action, such shares shall not be delivered unless the listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.
7.8 Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the Plan, the maximum aggregate number of securities that may be issued under the Plan in connection with Incentive Stock Options, the maximum aggregate number of securities that may be issued under the Plan in connection with Bonus Stock Awards, the terms of each outstanding Stock Option and SAR (including the number and class of securities subject thereto and the purchase price or base price per share), and the terms of each outstanding Stock Award or Performance Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Stock Options and SARs in accordance with section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
7.9 Change in Control. (a) Notwithstanding any other section of the Plan or any provision of any Agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may in its discretion, but shall not be required to, make such adjustments to outstanding awards hereunder as it deems appropriate, including, without limitation:

(1) (i) causing some or all outstanding Stock Options and SARs to become exercisable in full, either immediately or upon a subsequent termination of employment; (ii) causing some or all outstanding Restricted Stock Awards to become nonforfeitable and the Restriction Periods applicable to some or all outstanding Restricted Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iii) causing some or all outstanding Restricted Stock Unit Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Restriction Periods applicable to some or all outstanding Restricted Stock Unit Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iv) causing some or all outstanding Other Stock Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Restriction Periods applicable to some or all outstanding Other Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (v) causing some or all outstanding Performance Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Performance Periods applicable to some or all outstanding Performance Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; and (vi) causing the Performance Measures applicable to some or all outstanding Performance Awards, Restricted Stock Awards, Restricted Stock Unit Awards or Other Stock Awards (if any) to be deemed to be satisfied at the target, maximum or any other level, as determined by the Board (as constituted prior to such Change in Control), either immediately or upon a subsequent termination of employment; and/or
(2) substituting for some or all of the Common Stock available under the Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of such Common Stock shall be converted pursuant to such Change in Control, with an appropriate and equitable adjustment to such award as determined by the Board (as constituted prior to such Change in Control) in accordance with the methodology set forth in Section 7.8; and/or
(3) requiring that outstanding awards, in whole or in part, be surrendered to the Company by the holder, and be immediately cancelled by the Company, and providing for the holder to receive, in accordance with the requirements of section 409A of the Code, to the extent applicable: (i) a cash payment in an amount equal to (A) in the case of a Stock Option or an SAR, the number of shares of Common Stock then subject to the portion of such Stock Option or SAR surrendered, to the extent such Stock Option or SAR is then exercisable or becomes exercisable pursuant to this Section 7.9(a), multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such Stock Option or SAR, (B) in the case of a Stock Award, the number of shares of Common Stock or Restricted Stock Units, as the case may be, then subject to the portion of such award surrendered, to the extent the Restriction Period and Performance Period, if any, applicable to such Stock Award has lapsed or will lapse pursuant to this Section 7.9(a) and to the extent that the Performance Measures, if any, have been satisfied or are deemed satisfied pursuant to this Section 7.9(a), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (C) in the case of a Performance Award, the amount payable with respect to the portion of such award surrendered, to the extent the Performance Period applicable to such award has lapsed or will lapse pursuant to this Section 7.9(a) and to the extent that the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to this Section 7.9(a); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.

(b) For purposes of the Plan, “Change in Control” shall mean:
(1) the acquisition by any Person, including any “person” within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of the then outstanding securities of the Company (the “Outstanding Voting Securities”) (x) having sufficient voting power of all classes of capital stock of the Company to elect at least 50% or more of the members of the Board or (y) having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), excluding, however, the following: (i) any acquisition directly from the Company or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate), (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 7.9(b), or (v) any acquisition by the following Persons: (A) any child of LeRoy T. Carlson or the spouse of any such child, (B) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (C) the estate of any of the Persons described in clauses (A)-(B), (D) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar Persons) provided that all of the current beneficiaries of such trust or similar arrangement are Persons described in clauses (A)-(B) or their lineal descendants, or (E) the voting trust established by the Amended and Restated Voting Trust Agreement dated as of June 30, 1989, which expires on June 30, 2035 (the “Voting Trust”), or any successor to such Voting Trust, including the trustees of such Voting Trust on behalf of such Voting Trust (all such Persons, collectively, the “Exempted Persons”);
(2) individuals who, as of March 17, 2022, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company after March 17, 2022 whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board;
(3) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the Persons who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, (x) sufficient voting power to elect at least a majority of the members of the board of directors of the corporation resulting from the Corporate Transaction and (y) more than 50% of the combined voting power of the outstanding securities which are entitled to vote generally on matters (without regard to the election of directors) of the corporation resulting from such Corporate Transaction (including in each of clauses (x) and (y), without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company’s assets), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction, (ii) no Person (other than the following Persons: (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (x) the corporation resulting from such Corporate Transaction, (y) the Exempted Persons, and (z) any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors) and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(4) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.
7.10 Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of section 409A of the Code.
7.11 No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no Person shall have any right to participate in the Plan. Neither the Plan nor any award granted hereunder shall confer upon any individual any right to continued employment by or service with the Company or any of its subsidiaries or affiliates or affect in any manner the right of the Company or any of its subsidiaries or affiliates to terminate the employment or service of any individual at any time without liability hereunder.

7.12 Rights as Stockholder. No Person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity securities of the Company that are subject to an award granted hereunder unless and until such Person becomes a stockholder of record with respect to such shares of Common Stock or equity securities.
7.13 Governing Law. The Plan, each award granted hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
7.14 Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.
7.15 Awards Subject to Clawback. The awards granted under the Plan and any cash payment or shares of Common Stock delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
7.16 Compliance with Section 409A of the Code. It is intended that the Plan be exempt from the requirements of section 409A of the Code to the maximum extent possible. To the extent the Plan is subject to the requirements of section 409A of the Code, it is intended that the Plan comply with such requirements to the maximum extent possible. The Plan shall be administered and interpreted in a manner consistent with this intent. Notwithstanding the foregoing, no particular tax result for an employee with respect to any income recognized by the employee in connection with the Plan is guaranteed under the Plan, and the employee solely shall be responsible for any taxes, interest, penalties or other amounts imposed on the employee in connection with the Plan. A termination of employment for purposes of any provision of the Plan or an Agreement providing for the payment of any amounts upon or following termination of employment with respect to any award subject to section 409A of the Code shall be deemed to mean a Separation from Service to the extent required by section 409A.

TDS®

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Internet voting for shares underlying units held in your 401(k) must be received by 1:00 A.M. central time on May 17, 2022.

Online
Go to **www.investorvote.com/TDS** or scan the QR code — login details are located in the shaded bar below.

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/TDS

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card - Common

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote FOR its nominees in Proposal 1 and FOR Proposals 2-4:

1. Election of Directors:

Nominee	For	Withhold
01 - C. A. Davis	☐	☐
02 - G. W. Off	☐	☐
03 - W. Oosterman	☐	☐
04 - D. S. Woessner	☐	☐

Proposal	For	Against	Abstain
2. Ratify Accountants for 2022	☐	☐	☐
3. TDS 2022 Long-Term Incentive Plan	☐	☐	☐
4. Advisory vote to approve executive compensation	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 5:

Proposal	For	Against	Abstain
5. Shareholder proposal to recapitalize TDS' outstanding stock to have an equal vote per share.	☐	☐	☐

6. In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any postponement, adjournment or recess thereof, including matters incidental to the Conduct of the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03MASD

The 2022 Annual Meeting of Shareholders of Telephone and Data Systems, Inc. will be held on May 19, 2022 at 9:00 A.M. CT, at Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois.

The proxy statement and annual report are available at investors.tdsinc.com/proxy/

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/TDS

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — TELEPHONE AND DATA SYSTEMS, INC.

Annual Meeting of Shareholders
May 19, 2022 9:00 A.M.
This proxy for Common Shares is solicited by the Board of Directors

The undersigned hereby appoints Walter C. D. Carlson and LeRoy T. Carlson, Jr., or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2022 Annual Meeting of the Shareholders of Telephone and Data Systems, Inc., to be held on Thursday, May 19, 2022, or at any postponement, adjournment or recess thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby revokes any and all other proxies heretofore given by the undersigned to vote at such 2022 Annual Meeting of Shareholders and any postponement, adjournment or recess thereof.

The Board of Directors unanimously recommends a vote "FOR" its nominees in Proposal 1, "FOR" Proposals 2, 3 and 4, and "AGAINST" Proposal 5.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" the nominees in Proposal 1, "FOR" Proposals 2, 3 and 4, and "AGAINST" Proposal 5 (which has been proposed by a shareholder). Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that the shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope.

If "401K" is indicated next to the share amount on the reverse side, this is a ballot for instructing The Northern Trust Company, the trustee of the 401(k) Plan ("Trustee") how to vote the shares of Telephone and Data Systems, Inc. stock underlying units allocated to your Tax-Deferred Savings Plan ("401(k) Plan") account. Indicate your voting instructions for the proposal on the ballot, sign and date it, and return it in the envelope provided. Your ballot must be received on or before May 16, 2022 in order to be counted. Internet voting for shares underlying units held in your 401(k) Plan will be available until 1:00 A.M. central time on May 17, 2022. Your voting instructions will be kept confidential. If you properly sign and return your ballot, The Northern Trust Company, as Trustee of the 401(k) Plan, will vote your shares according to your instructions, except as otherwise provided in accordance with applicable law or the 401(k) Plan's governing documents. If this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares underlying units allocated to your account for the 401(k) Plan will be voted as directed by the Investment Management Committee for the 401(k) Plan, which shall act in the best interests of the Plan participants.

(Continued and to be signed on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.

TDS®

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card - Series A Common

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote FOR its nominees in Proposal 1 and FOR Proposals 2-4:

1. Election of Directors:

Nominee	For	Withhold
01 - J. W. Butman	☐	☐
02 - L. T. Carlson, Jr.	☐	☐
03 - L. G. Carlson	☐	☐
04 - P. E. Carlson	☐	☐
05 - W. C. D. Carlson	☐	☐
06 - K. D. Dixon	☐	☐
07 - C. D. O'Leary	☐	☐
08 - L. C. Therivel	☐	☐

Proposal	For	Against	Abstain
2. Ratify Accountants for 2022	☐	☐	☐
3. TDS 2022 Long-Term Incentive Plan	☐	☐	☐
4. Advisory vote to approve executive compensation	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 5:

Proposal	For	Against	Abstain
5. Shareholder proposal to recapitalize TDS' outstanding stock to have an equal vote per share	☐	☐	☐

6. In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any postponement, adjournment or recess thereof, including matters incidental to the Conduct of the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

1 U P X

03MAVD

The 2022 Annual Meeting of Shareholders of Telephone and Data Systems, Inc. will be held on May 19, 2022 at 9:00 A.M. CT, at Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois.

The proxy statement and annual report are available at investors.tdsinc.com/proxy/

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — TELEPHONE AND DATA SYSTEMS, INC.

Proxy for Series A Common Shares Solicited on Behalf of the Board of Directors for the Annual Meeting of the Shareholders of TELEPHONE AND DATA SYSTEMS, INC. To Be Held May 19, 2022

The undersigned hereby appoints Walter C. D. Carlson and LeRoy T. Carlson, Jr., or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Series A Common Shares that the undersigned would be entitled to vote if then personally present at the 2022 Annual Meeting of the Shareholders of Telephone and Data Systems, Inc., to be held on Thursday, May 19, 2022, or at any postponement, adjournment or recess thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby revokes any and all other proxies heretofore given by the undersigned to vote at such 2022 Annual Meeting of Shareholders and any postponement, adjournment or recess thereof.

The Board of Directors unanimously recommends a vote "FOR" its nominees in Proposal 1, "FOR" Proposals 2, 3 and 4, and "AGAINST" Proposal 5.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" the nominees in Proposal 1, "FOR" Proposals 2, 3 and 4, and "AGAINST" Proposal 5 (which has been proposed by a shareholder).

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to Telephone and Data Systems, Inc., c/o Computershare Trust Company, N.A.

(Continued and to be signed on Reverse Side)

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C Non-Voting Items

Change of Address — Please print new address below.